               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under 14a-12

                           LYONDELL CHEMICAL COMPANY
               (Name of Registrant as Specified in its Charter)


  --------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Series B Common Stock, par value $1.00 per share, of Lyondell Chemical Company and Common Stock, par value $1.00 per share, of Lyondell Chemical Company.

     (2) Aggregate number of securities to which transaction applies: Between 30 million and 34 million shares of Series B Common Stock of Lyondell Chemical Company, to be determined at the closing of the transaction by reference to the stock price of the Registrant's Common Stock, a warrant to purchase 5 million shares of Common Stock of Lyondell Chemical Company, subject to adjustment, and additional shares of Common Stock of Lyondell Chemical Company equivalent in value to up to $35 million that may be issued as a contingent payment.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $440,000,000, representing the cash to be received at the closing by the Registrant.

     (4) Proposed maximum aggregate value of transaction:  $440,000,000.

     (5) Total fee paid:  $40,480.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount previously paid:

       (2) Form, Schedule or Registration Statement No:

       (3) Filing Party:

       (4) Date Filed:

[LYONDELL LOGO]

LYONDELL
CHEMICAL
COMPANY


Notice of
Special Meeting
of Shareholders
to be held
on August 21, 2002
and Proxy Statement

                          YOUR VOTE IS VERY IMPORTANT!

                                 PLEASE RETURN
                              YOUR PROXY PROMPTLY

                           Lyondell Chemical Company
                        1221 McKinney Street, Suite 700
                             Houston, Texas 77010

July 11, 2002

Dear Shareholder:

   On July 8, 2002, Lyondell entered into a securities purchase agreement with a subsidiary of Occidental Petroleum Corporation under which Lyondell agreed to sell to the Occidental subsidiary between 30 and 34 million shares of a new series of common stock, plus warrants and the right to receive a contingent payment. Lyondell will use the cash proceeds from the sale to purchase from other subsidiaries of Occidental a 29.5% interest in Equistar Chemicals, LP, increasing Lyondell's interest in Equistar to 70.5%. A Special Meeting of Shareholders will be held on Wednesday, August 21, 2002, beginning at 9:00 a.m. in Lyondell's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas, to consider and approve the proposals described in the attached Proxy Statement, both of which are made in connection with Lyondell's sale of securities to the Occidental subsidiary.

   This booklet includes the Notice of Special Meeting of Shareholders and the Proxy Statement, which contains detailed information about the Special Meeting and the formal business to be acted upon by the shareholders. In addition, you may obtain information about Lyondell from documents that Lyondell has filed with the Securities and Exchange Commission. We encourage you to read all of this information carefully.

   Your vote is important. Shareholder approval of the proposals described in the Proxy Statement is a condition to the sale of securities to the Occidental subsidiary. Lyondell's Board of Directors unanimously recommends that you vote FOR each proposal contained in the Proxy Statement. An abstention from voting on either or both of the proposals will have the same effect as a vote against that proposal.

   Whether or not you plan to attend the Special Meeting in person, please vote as soon as possible. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Special Meeting if you do not attend in person. Instructions on how to vote your shares over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement.

   On behalf of the Board of Directors, thank you for your continued support of, and interest in, Lyondell Chemical Company.

Sincerely yours,

/s/ Dan F. Smith
Dan F. Smith
President and Chief Executive Officer

                           Lyondell Chemical Company

                   Notice of Special Meeting of Shareholders

                                August 21, 2002

To the Shareholders:

   A Special Meeting of Shareholders of Lyondell Chemical Company will be held in Lyondell's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas, at 9:00 a.m. on Wednesday, August 21, 2002, for the following purposes, as more fully described in the attached Proxy
Statement:

  (1) To consider and approve a proposal to amend and restate Lyondell's Certificate of Incorporation to: (a) create a new series of common stock, designated as "Series B Common Stock," par value $1.00 per share; (b) increase Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of common stock, par value $1.00 per share, referred to as "Original Common Stock," and (2) 80 million shares of Series B Common Stock; (c) establish the relative powers, preferences, rights, qualifications, limitations and restrictions of Original Common Stock and Series B Common Stock; and (d) delete Article VIII (Relations with Substantial Stockholder) in its entirety. The proposed amendments will not change the number of authorized shares of preferred stock, which is 80 million.

     Note: Lyondell cannot proceed with proposal 2 below if proposal 1 is not approved.

  (2) To consider and approve a proposal for the issuance and sale to a subsidiary of Occidental Petroleum Corporation for $440 million in cash, of: (a) between 30 and 34 million shares of Series B Common Stock, depending on the market price of Original Common Stock at the time of issuance; (b) five million five-year warrants, each exercisable for the purchase of one share of Original Common Stock at a price of $25 per share (with the number of warrants and price subject to adjustment); and (c) the right to receive a contingent payment having a value of up to $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of the cash distributions by Equistar Chemicals, LP on its existing ownership units for 2002 and 2003. Approval of the issuance and sale of the foregoing also constitutes approval of the issuance of additional securities in the future as contemplated by the terms of those securities and the right to receive the contingent payment. The shares being sold to the Occidental subsidiary may represent in the aggregate more than 20% of the issued and outstanding shares of Lyondell common stock.

  (3) To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

   Shareholders of record at the close of business on July 1, 2002 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

   Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ KERRY A. GALVIN

Kerry A. Galvin                                          Houston, Texas
Secretary                                                July 11, 2002

                           Lyondell Chemical Company
                             1221 McKinney Street
                                   Suite 700
                             Houston, Texas 77010

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS

                                 July 11, 2002

   The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company from holders of Lyondell common stock for use at the Special Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. This Proxy Statement is first being mailed to shareholders on or about July 11, 2002.

   At the Special Meeting, shareholders will be asked to consider and vote upon proposals to (1) amend and restate Lyondell's Certificate of Incorporation and (2) issue and sell to Occidental Chemical Holding Corporation, referred to as "OCHC," shares of a new series of common stock, five-year warrants exercisable for the purchase of common stock, and the right to receive a contingent payment having a value of up to $35 million, payable in cash or shares of any series of Lyondell common stock, as determined by Lyondell. OCHC is a subsidiary of Occidental Petroleum Corporation, referred to as "Occidental." The shares being sold to OCHC may represent in the aggregate more than 20% of the outstanding shares of Lyondell common stock.

   Lyondell's Board of Directors has fixed the close of business on July 1, 2002 as the record date for the Special Meeting. Only holders of record on that date are entitled to vote at the Special Meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote approximately 125,844,920 shares of Lyondell common stock.

   As described on the enclosed proxy card, you may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on August 20, 2002. Internet and telephone voting are available 24 hours a day. If you vote over the Internet or by telephone, you do not need to return a written proxy card.

   When a proxy is returned properly dated and signed (or is submitted over the Internet or by telephone) and includes voting instructions, the shares represented by that proxy will be voted by the persons named as proxies as directed by the shareholder submitting the proxy. If a proxy is dated, signed and returned (or submitted over the Internet or by telephone) but does not include voting instructions, the shares will be voted as recommended by the directors of Lyondell. As to other items of business that may properly come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment.

   Your proxy may be revoked at any time before it is voted at the Special Meeting by (1) written notice to the Secretary of Lyondell at the address shown above, (2) submitting another proxy over the Internet, by phone or by mail, or (3) voting in person at the Special Meeting.

   Lyondell's Board of Directors, after careful consideration, has unanimously determined that the proposed Amended and Restated Certificate of Incorporation and the proposed sale of Lyondell securities to OCHC are in the best interests of Lyondell and has unanimously approved and declared advisable both proposals. Lyondell's Board of Directors unanimously recommends that the shareholders vote FOR adoption of both proposals at the Special Meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET FOR THE PROPOSALS......................................   1
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS.................................   4
THE SPECIAL MEETING.......................................................   8
  Date, Time and Place of Special Meeting.................................   8
  Proposals to be Considered at the Special Meeting.......................   8
  Record Date.............................................................   8
  Voting Procedures.......................................................   9
  Votes Required for Adoption.............................................   9
BUSINESS OF LYONDELL AND EQUISTAR.........................................  10
  Lyondell................................................................  10
  Equistar................................................................  10
BACKGROUND AND RECOMMENDATION.............................................  11
  Background..............................................................  11
  Reasons for the Proposals...............................................  12
  Opinion of Credit Suisse First Boston Corporation.......................  13
  Recommendation..........................................................  21
PROPOSAL TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 OF LYONDELL..............................................................  22
  Description of Proposed Amendments......................................  22
  Purposes and Effects of the Proposed Amended and Restated Certificate of
   Incorporation..........................................................  22
  Anticipated Issuance of Series B Common Stock in Connection with the
   Sale of Securities to OCHC.............................................  24
  Effects of Increase in Number of Authorized Shares......................  24
  Description of Series B Common Stock....................................  25
  Summary Comparison of Original Common Stock and Series B Common Stock...  27
  Required Vote and Board of Directors' Recommendation....................  28
PROPOSAL TO APPROVE THE SALE OF SECURITIES TO OCHC........................  29
  Overview................................................................  29
  Purchase Price under the Securities Purchase Agreement..................  29
  Determining the Number of Shares of Series B Common Stock to be Issued
   at Closing of the Securities Purchase Agreement........................  30
  Potential Issuance of Additional Shares as a Contingent Payment.........  30
  Description of Warrants to be Issued at Closing of the Securities
   Purchase Agreement.....................................................  30
  Effects of Issuance of Additional Common Stock..........................  31
  Description of Stockholders Agreement...................................  32
  Restrictions on Conversion of Shares of Series B Common Stock into
   Shares of Original Common Stock........................................  32
  Restrictions on Transfer of Securities..................................  33
  Standstill Agreement....................................................  33
  Governance Matters......................................................  34
  Registration Rights.....................................................  35
  Delaware Section 203....................................................  35
  Closing Conditions under the Securities Purchase Agreement..............  36
  Use of Proceeds from Sale of Securities.................................  36
  Description of Occidental Partner Sub Purchase Agreement................  36
  Regulatory Filings Required.............................................  37
  Requirement for Shareholder Approval....................................  37
  Required Vote and Board of Directors' Recommendation....................  38

                                                                           Page
                                                                           ----
SELECTED FINANCIAL DATA...................................................  39
  Selected Historical Financial Data of Lyondell..........................  39
  Selected Historical Financial Data of Equistar..........................  40
UNAUDITED PRO FORMA FINANCIAL DATA OF LYONDELL............................  41
PRINCIPAL SHAREHOLDERS....................................................  47
SECURITY OWNERSHIP OF MANAGEMENT..........................................  48
OTHER BUSINESS............................................................  49
PROXY SOLICITATION........................................................  49
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING AND DIRECTOR NOMINATIONS....  49
FORWARD-LOOKING STATEMENTS................................................  50
WHERE YOU CAN FIND MORE INFORMATION.......................................  50

ANNEXES:
Annex A  Amended and Restated Certificate of Incorporation of Lyondell
 Chemical Company
Annex B  Opinion of Credit Suisse First Boston Corporation

                      SUMMARY TERM SHEET FOR THE PROPOSALS

   This summary term sheet for the proposals highlights selected information from this Proxy Statement regarding the proposals and may not contain all of the information that is important to you as a Lyondell shareholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you. You may obtain a copy of the documents to which we have referred you without charge by following the instructions in the section entitled "Where You Can Find More Information."

The Proposals

   You are being asked to consider and vote upon proposals (a) to amend and restate Lyondell's Certificate of Incorporation and (b) for Lyondell to issue and sell to OCHC, for $440 million in cash, securities and the right to receive a contingent payment. The amended and restated Certificate of Incorporation will establish a new series of common stock, designated as "Series B Common Stock," shares of which will be issued and sold to OCHC pursuant to a Securities Purchase Agreement dated July 8, 2002 between Lyondell and OCHC. The proceeds from the sale of those shares plus warrants and the right to receive a contingent payment will be used to finance Lyondell's purchase of an additional 29.5% interest in Equistar Chemicals, LP from other wholly owned subsidiaries of Occidental, referred to as the "Oxy Equistar Interest," increasing Lyondell's interest in Equistar to 70.5%.

Amendment and Restatement of Lyondell's Certificate of Incorporation (Pages 22 through 28 and Annex A)

   In connection with the sale of securities to OCHC, Lyondell seeks to amend and restate its Certificate of Incorporation in order to:

  . create a new series of common stock, Series B Common Stock, par value
    $1.00 per share;

  . increase Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of common stock, par value $1.00 per share, referred to as "Original Common Stock," and (2) 80 million shares of Series B Common Stock;

  . establish the relative powers, preferences, rights, qualifications, limitations and restrictions of Original Common Stock and Series B Common Stock; and

  . delete Article VIII (Relations with Substantial Stockholder) in its entirety.

   Key Terms of the Series B Common Stock (Pages 25 through 28). The principal difference between Series B Common Stock and Original Common Stock is that Lyondell will have the right to pay dividends on Series B Common Stock in the form of additional shares of Series B Common Stock, rather than in cash. This right to pay dividends in kind will continue until shares of Series B Common Stock are converted into shares of Original Common Stock, which, in the case of the shares of Series B Common Stock issued to OCHC, could occur two years after issuance. Otherwise, the terms of Series B Common Stock are substantially the same as those of Original Common Stock.

Sale of Securities to OCHC (Pages 29 through 38)

   Principal Terms. In the Securities Purchase Agreement, Lyondell has agreed to sell to OCHC for $440 million in cash:

  . between 30 and 34 million shares of Series B Common Stock, depending on the market price of Original Common Stock at the time of closing;

  . five million five-year warrants, each exercisable for the purchase of one share of Original Common Stock at a price of $25 per share (with the number of warrants and price subject to adjustment), referred to as the "Warrants;" and

  . the right to receive a contingent payment having a value of up to $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of cash distributions by Equistar on its existing ownership units for 2002 and 2003.

   The shares of Series B Common Stock, the Warrants and the right to receive a contingent payment are referred to collectively as the "Securities." The proceeds from the sale of the Securities to OCHC will be used to finance Lyondell's purchase of the Oxy Equistar Interest.

   Conditions to Closing. The Securities Purchase Agreement contains several conditions to closing, including the following:

  . approval by Lyondell's shareholders of (1) the amendment to Lyondell's
    Certificate of Incorporation and (2) the issuance of the Securities to OCHC;

  . expiration or termination of the waiting period for closing the transaction required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the "HSR Act;"

  . the absence of any material injunction or legal proceeding; and

  . the absence of any material adverse change in the business or financial condition of Lyondell between the date Lyondell executed the Securities Purchase Agreement and the closing date.

The Stockholders Agreement (Pages 32 through 34)

   In connection with the Securities Purchase Agreement, Lyondell will enter into a Stockholders Agreement with OCHC and Occidental. The principal terms of the Stockholders Agreement include the following:

  . restrictions on the conversion of Series B Common Stock into Original
    Common Stock;

  . restrictions on transfer of the Warrants and the shares of Original
    Common Stock and Series B Common Stock issued in connection with the Securities Purchase Agreement;

  . standstill provisions restricting Occidental's ability to engage or participate in specified change of control activities;

  . Lyondell's obligation to appoint two executive officers of Occidental, Dr. Ray R. Irani and Stephen I. Chazen, to Lyondell's Board of Directors; and

  . Occidental's agreement to vote for the nominees to Lyondell's Board of Directors that are proposed by the Board of Directors.

Purchase of Additional Interest in Equistar (Pages 36 through 37)

   To consummate Lyondell's acquisition of the Oxy Equistar Interest, Lyondell and subsidiaries of Occidental have entered into the Occidental Partner Sub Purchase Agreement dated July 8, 2002.

   Purchase Price. Lyondell will pay an aggregate amount of $440.01 million to subsidiaries of Occidental to purchase the Oxy Equistar Interest.

   Conditions to Closing. The Occidental Partner Sub Purchase Agreement contains several conditions to closing, including,

  . the closing of the Securities Purchase Agreement and Lyondell's receipt of the purchase price thereunder from OCHC;

  . expiration or termination of the waiting period under the HSR Act for the transaction;

  . the absence of any material injunction or legal proceeding; and

  . the absence of any material adverse change in the business or financial condition of Equistar or the Occidental subsidiaries that are being acquired.

Opinion of Credit Suisse First Boston Corporation (Pages 13 through 21 and Annex B)

   In connection with the proposed transactions, Lyondell's financial advisor, Credit Suisse First Boston Corporation, delivered a written opinion to Lyondell's Board of Directors as to the fairness to Lyondell, from a financial point of view, of the "Consideration" to be paid by Lyondell for the Oxy Equistar Interest, treating the transactions for purposes of the opinion as if they were a single integrated transaction in which the Consideration was to be exchanged for the Oxy Equistar Interest. The opinion uses the term "Consideration" to refer collectively to the shares of Series B Common Stock, the Warrants and the right to receive a contingent payment to be paid by Lyondell for the Oxy Equistar Interest. The full text of Credit Suisse First Boston's written opinion, dated May 2, 2002, is attached to this Proxy Statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is addressed to Lyondell's Board of Directors and does not constitute a recommendation to any shareholder as to any matter relating to the transactions.

Vote Required to Approve the Proposals (Pages 9, 28 and 38)

   Approval of both of the proposals will require the vote of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote on these matters.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

   This question-and-answer section highlights important information in this Proxy Statement but does not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the other documents we refer you to for a more complete understanding of the matters being considered at the Special Meeting. In addition, we incorporate by reference important business and financial information about Lyondell and Equistar into this Proxy Statement. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in the section entitled "Where You Can Find More Information."
Q: When and where is the Special Meeting?

A: The Special Meeting is scheduled to be held as follows:

  Date: August 21, 2002

  Time: 9:00 a.m. Houston time

  Place: Lyondell's General Assembly Room, 42nd Floor, One Houston Center,
         1221 McKinney, Houston, Texas 77010

Q: Who can vote at the Special Meeting?

A: You can vote at the Special Meeting or any postponement or adjournment thereof if you own shares of Lyondell common stock at the close of business on the record date, which is July 1, 2002. As of the close of business on that day, approximately 125,844,920 shares of Lyondell common stock were outstanding and entitled to vote.

Q: What am I being asked to vote on?

A: You are being asked to vote to:

  1) Approve an Amended and Restated Certificate of Incorporation of Lyondell, which will contain the following amendments:

    .  creation of Series B Common Stock;

    . an increase in Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of Original Common Stock and (2) 80 million shares of Series B Common Stock

    . deletion of Article VIII (Relations with Substantial Stockholder) in its entirety.

    The amendments will not change the number of authorized shares of preferred stock, which is 80 million.

    A copy of the proposed form of Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Annex A.

  2) Approve the issuance and sale to OCHC of the Securities, which consist of (a) shares of Series B Common Stock, (b) Warrants and (c) the right to receive a contingent payment having a value, depending on the amount of Equistar distributions, of up to $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell. The shares being sold to OCHC may represent in the aggregate more than 20% of the issued and outstanding shares of Lyondell common stock. See "Proposal to Approve the Sale of Securities to OCHC."

Q: What is Original Common Stock?

A: We use the term "Original Common Stock" to refer to the common stock of Lyondell, $1.00 par value per share, that is currently authorized. Your Lyondell common stock will not change, and you will not receive new stock certificates, as a result of the proposed amendments to Lyondell's Certificate of Incorporation.

Q: What is Series B Common Stock?

A: Series B Common Stock is a new series of common stock of Lyondell that will be created by the proposed Amended and Restated Certificate of Incorporation. The terms of the Series B Common Stock are set forth in
   Article IV of Annex A and are described under "Proposal to Approve the Amended and Restated Certificate of Incorporation of Lyondell--Description of Series B Common Stock."

Q: What are the differences between Original Common Stock and Series B Common
   Stock?

A: The principal difference between Series B Common Stock and Original Common
   Stock is that Lyondell will have the right to pay dividends on Series B Common Stock in the form of additional shares of Series B Common Stock, rather than in cash. This right to pay dividends in kind will continue until shares of Series B Common Stock are converted into shares of Original Common Stock, which, in the case of the shares of Series B Common Stock issued to OCHC, could occur two years after issuance. Otherwise, the terms of the Series B Common Stock are substantially the same as those of Original Common Stock. These terms are compared under "Proposal to Approve the Amended and Restated Certificate of Incorporation of Lyondell--Summary Comparison of Original Common Stock and Series B Common Stock."

Q: Why should Article VIII of Lyondell's Certificate of Incorporation be deleted?

A: Article VIII of Lyondell's Certificate of Incorporation contains provisions addressing, among other things, potential conflicts of interest between Lyondell and Atlantic Richfield Company and the mechanics for Lyondell's directors to manage business opportunities that both Lyondell and Atlantic Richfield Company might have been interested in pursuing. These provisions were important when Atlantic Richfield Company was a substantial shareholder of Lyondell and had designees on Lyondell's Board of Directors. Atlantic Richfield Company is no longer a substantial shareholder of Lyondell and no longer has designees on Lyondell's Board of Directors, and therefore Article VIII of Lyondell's Certificate of Incorporation is obsolete.

Q: How will Lyondell use the proceeds from the sale of securities to OCHC?

A: Lyondell will use the cash proceeds from the sale of securities to OCHC to purchase the Oxy Equistar Interest from wholly owned subsidiaries of Occidental. See "Proposal to Approve the Sale of Securities to OCHC--Use of Proceeds from Sale of Securities."

Q: What is Equistar Chemicals, LP?

A: Equistar is a joint venture currently owned by subsidiaries of Lyondell
   (41%), Millennium Chemicals Inc. (29.5%) and Occidental (29.5%) that operates petrochemicals and polymers businesses. You can learn more about Equistar by reading the documents Lyondell and Equistar have filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Q: Why does Lyondell want to increase its ownership interest in Equistar?

A: Lyondell's Board of Directors believes the purchase of the Oxy Equistar
   Interest is advantageous for Lyondell and in the best interest of Lyondell because the increased ownership is expected to provide substantial earnings and cash flow to Lyondell as a result of the expected cyclical recovery of Equistar's olefins and polyolefins businesses over the next few years. The anticipated increase in Lyondell's earnings and cash flow, if realized, would permit more rapid de-leveraging through repayment of Lyondell's existing debt.

Q: When do you expect to complete the sale of securities and use the proceeds to purchase the Oxy Equistar Interest?

A: Lyondell is working toward completing the sale of securities and the purchase of the Oxy Equistar Interest as quickly as possible. In addition to shareholder approval, Lyondell must satisfy other conditions. See "Proposal to Approve the Sale of Securities to OCHC--Closing Conditions Under the Securities Purchase Agreement" and "--Description of Occidental Partner Sub Purchase Agreement--Closing Conditions." Lyondell hopes to complete the sale of securities and the purchase of the Oxy Equistar Interest by September 1, 2002.

Q: Why is shareholder approval necessary for the sale of securities?

A: OCHC will own approximately 19.2% to 21.3% of Lyondell's issued and outstanding common stock, after giving effect to the sale of 30 to 34 million shares of Series B Common Stock and assuming the Warrants are not exercised. Lyondell may issue additional shares of Original Common Stock and Series B Common Stock to OCHC, thereby increasing the percentage of Lyondell's outstanding common stock that OCHC will own, (1) upon exercise of the Warrants to be issued to OCHC at the closing of the Securities Purchase Agreement, (2) as a paid-in-kind dividend on the Series B Common Stock or (3) as satisfaction of Lyondell's obligation to make a contingent payment to OCHC of up to $35 million. Lyondell's listing agreement with the New York Stock Exchange requires shareholder approval for sales of shares in a single transaction or series of related transactions equal to 20% or more of Lyondell's issued and outstanding common stock.

Q: Do I get to vote on the purchase of the Oxy Equistar Interest?

A: No. Lyondell is not seeking approval for its purchase of the Oxy Equistar
   Interest because such approval is not required by applicable law, rule or regulation. Lyondell has, however, included in this Proxy Statement (1) a description of the Occidental Partner Sub Purchase Agreement and (2) unaudited pro forma financial data, which assume that both the sale of securities to OCHC and the purchase of the Oxy Equistar Interest have occurred, so that you are fully informed about the use of proceeds to be received by Lyondell from the sale of securities and the effect of the two transactions on Lyondell. See "Proposal to Approve the Sale of Securities to OCHC--Description of Occidental Partner Sub Purchase Agreement" and "Unaudited Pro Forma Financial Data of Lyondell."

Q: What are the tax consequences to shareholders of the sale of securities to OCHC and the acquisition of the Oxy Equistar Interest?

A: The transactions will have no tax consequences to the holders of Lyondell common stock.

Q: What vote will be required to approve the proposals?

A: Approval of the proposed Amended and Restated Certificate of Incorporation and the proposed sale of securities to OCHC will require the vote of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote on these proposals.

Q: What happens if I do not vote?

A: Your vote is important. Lyondell cannot amend and restate its Certificate of Incorporation or complete the sale of securities to OCHC and its subsequent purchase of the Oxy Equistar Interest unless the holders of a majority of the outstanding shares of Lyondell common stock vote FOR the approval and adoption of both proposals.

Q: Do I have any appraisal rights if I oppose the proposals?

A: No. Under Delaware law, shareholders do not have the right to an appraisal of the value of their shares in connection with either proposal.

Q: If my shares are held in my broker's name, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: What do I need to do now?

A: You should thoroughly read this Proxy Statement and indicate on your proxy card or by telephone or over the Internet how you want to vote your shares of Lyondell common stock. You should sign and mail your proxy card in the enclosed envelope, or submit your proxy by telephone or over the Internet as soon as possible so that your shares of Lyondell common stock may be represented at the Special Meeting on August 21, 2002. If you sign and send in your proxy card (or submit a proxy over the Internet or by telephone) and do not indicate how you want to vote, your proxy will be counted as a vote FOR both proposals. If you abstain, your failure to vote will have the effect of a vote against the proposals.

Q: What if I change my mind after submitting a proxy?

A: Your proxy may be revoked at any time before it is voted at the Special
   Meeting by (1) written notice to the Secretary of Lyondell, (2) submitting another valid proxy by mail, by telephone or over the Internet that is later dated and, if mailed, properly signed or (3) voting in person at the Special Meeting.

   Lyondell's Board of Directors unanimously recommends that you vote FOR the
                                  Amended and
 Restated Certificate of Incorporation and FOR the sale of securities to OCHC.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

   If you have more questions about the proposals, you should contact:

                           Lyondell Chemical Company
                            1221 McKinney, Suite 700
                              Houston, Texas 77010
                            Attn: Investor Relations
                          Phone number: (713) 652-4590

   If you would like additional copies of this Proxy Statement, or if you have questions on how to vote your shares, you should contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call collect: (212) 754-8000
             Banks and Brokerage Firms, please call: (800) 654-2468
                   Shareholders, please call: (800) 607-0088

                              THE SPECIAL MEETING

Date, Time and Place of Special Meeting

   The Special Meeting is scheduled to be held as follows:

    Date: August 21, 2002

    Time: 9:00 a.m. Houston time

    Place: Lyondell's General Assembly Room, 42nd Floor, One Houston
           Center, 1221 McKinney, Houston, Texas 77010

Proposals to be Considered at the Special Meeting

   The Special Meeting will be held for the following purposes:

  (1) To consider and approve a proposal to amend and restate Lyondell's Certificate of Incorporation in order to:

    .  create a new series of common stock, designated as "Series B Common
       Stock,"

    . increase Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of Original Common Stock and (2) 80 million shares of Series B Common Stock;

    . establish the relative powers, preferences, rights, qualifications, limitations and restrictions of Original Common Stock and Series B Common Stock; and

    . delete Article VIII (Relations with Substantial Stockholder) in its entirety.

    These proposed amendments will not change the number of authorized shares of preferred stock, which is 80 million.

    Note: Lyondell cannot proceed with proposal number 2 if proposal number 1 is not approved.

  (2) To consider and approve a proposal for the issuance and sale to OCHC, for $440 million in cash, of: (a) between 30 and 34 million shares of Series B Common Stock, depending on the market price of Original Common Stock at the time of issuance; (b) the Warrants; and (c) the right to receive a contingent payment having a value of up to $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of cash distributions by Equistar on its existing ownership units for 2002 and 2003. The shares being sold to OCHC may represent in the aggregate more than 20% of the issued and outstanding shares of Lyondell common stock.

  (3) To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

   A copy of the form of Amended and Restated Certificate of Incorporation of Lyondell that Lyondell proposes to file with the Secretary of State of the State of Delaware is attached to this Proxy Statement as Annex A. A copy of the Securities Purchase Agreement dated July 8, 2002 between Lyondell and OCHC and the form of Warrant have been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002. As of the date of this Proxy Statement, Lyondell's Board of Directors is not aware of any other business to be presented for consideration at the Special Meeting.

Record Date

   Lyondell's Board of Directors has fixed the close of business on July 1, 2002 as the record date for the Special Meeting. Only holders of record of Lyondell common stock on the record date are entitled to vote at the Special Meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote approximately 125,844,920 shares of Lyondell common stock and no shares of preferred stock.

Voting Procedures

   Holders of record of Lyondell common stock at the close of business on July 1, 2002 will be entitled to one vote per share. Fractional shares will not be voted. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are considered "shares present" with respect to the determination of whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

   Abstentions from voting will be included in the voting tally and will have the same effect as a vote against the approval of the amendment and restatement of Lyondell's Certificate of Incorporation or against the sale of the Securities to OCHC, as the case may be. Broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of the holders of a majority of shares present in person or by proxy at the meeting. Accordingly, broker non-votes will not affect the outcome with respect to the approval of the amendment and restatement of Lyondell's Certificate of Incorporation or the sale of the Securities to OCHC, as the case may be.

   Lyondell's 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the common stock allocated to their accounts. The trustee will vote all shares of Lyondell common stock for which no participant directions are received as directed by such plan's Benefits Administrative Committee, which is made up of certain officers of Lyondell. Similarly, the trustee will vote all shares of Lyondell common stock held in benefits plans of Lyondell's subsidiaries for which no participant directions are received as directed by each plan's Benefits Administrative Committee, which may be made up of certain officers of Lyondell.

   After carefully reading and considering the information contained in this Proxy Statement, you should submit your proxy. As described on the enclosed proxy card, you may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on August 20, 2002. Internet and telephone voting are available 24 hours a day. If you vote over the Internet or by telephone, you do not need to return a written proxy card. You can also vote in person at the Special Meeting, but we encourage you to submit your proxy even if you plan to attend the Special Meeting.

   When a proxy is returned properly dated and signed (or is submitted over the Internet or by telephone), and includes voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the shareholder's directions. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted FOR each of the proposals. As to other items of business that may properly come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment.

   A proxy may be revoked by a shareholder at any time before it is voted at the Special Meeting by (1) giving notice of such revocation in writing to the Secretary of Lyondell at the address shown on the cover page of this Proxy Statement, (2) submitting another valid proxy by mail, by telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the Special Meeting.

Votes Required for Adoption

   Approval of the proposed Amended and Restated Certificate of Incorporation and the proposed sale of the Securities to OCHC will require the vote of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote on these proposals. Abstentions will have the same effect as a vote against the proposal to adopt the Amended and Restated Certificate of Incorporation and the proposed sale of the Securities to OCHC. Broker non-votes will not affect the outcome of either proposal.

                       BUSINESS OF LYONDELL AND EQUISTAR

Lyondell

   Lyondell is a global chemical company with low cost operations and leading producer positions in all of its major products. Lyondell manufactures and markets a variety of intermediate and performance chemicals, including propylene oxide, propylene glycol, propylene glycol ethers, butanediol, toluene diisocyanate, styrene monomer, and tertiary butyl alcohol and its derivative, methyl tertiary butyl ether.

   Lyondell currently owns 41% of Equistar, which operates petrochemicals and polymers businesses as described below. Lyondell also owns 58.75% of LYONDELL-CITGO Refining LP, a Delaware limited partnership, referred to as "LCR," which produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR sells its principal refined products primarily to CITGO Petroleum Corporation.

   Lyondell is a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010. The telephone number of Lyondell's principal executive offices is (713) 652-7200.

Equistar

   Equistar is one of the largest chemical producers in the world with total 2001 revenues of $5.9 billion and assets of $5.0 billion as of March 31, 2002. It is currently the world's third largest and North America's second largest producer of ethylene, the world's most widely used petrochemical. Equistar is also currently the third largest producer of polyethylene in North America.

   Equistar's petrochemicals segment manufactures and markets olefins, oxygenated products, aromatics and specialty products. Equistar's olefins products are primarily ethylene, propylene and butadiene. Olefins and their co-products are basic building blocks used to create a wide variety of products. Equistar's oxygenated products include ethylene oxide and its derivatives, ethylene glycol, ethanol and methyl tertiary butyl ether. Oxygenated products have uses ranging from paint to cleaners to polyester fibers to gasoline additives. Equistar's aromatics are benzene and toluene.

   Equistar's polymers segment manufactures and markets polyolefins, including high-density polyethylene, low-density polyethylene, linear low-density polyethylene, polypropylene and performance polymers. Polyethylene is used to produce packaging film, trash bags and lightweight high-strength plastic bottles for milk, juices, shampoos and detergents. Polypropylene is used in a variety of products including plastic caps and other closures, rigid packaging, automotive components, and carpet facing and backing. Equistar's performance polymers include enhanced grades of polyethylene such as wire and cable insulating resins and polymeric powders.

   Equistar is a Delaware limited partnership with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010. The telephone number of Equistar's principal executive offices is (713) 652-7200.

                         BACKGROUND AND RECOMMENDATION

Background

   Equistar was formed in November 1997 by Lyondell and Millennium Chemicals Inc., referred to as "Millennium." Each contributed most of its petrochemicals business to the joint venture. Initially, Lyondell's subsidiaries owned 57% of Equistar and Millennium's subsidiaries owned 43%. Occidental joined the venture in May 1998, contributing its petrochemicals business. Since giving effect to Occidental's contribution, Lyondell's subsidiaries have owned 41% of Equistar, Millennium's subsidiaries have owned 29.5% and Occidental's subsidiaries have owned 29.5%.

   The Equistar governing documents provide that, if any of the three parent entities wishes to sell its interest in Equistar or the stock of its "partner subsidiaries" that own its interest, it is required to give notice to the other parent entities, stating the price at which it wishes to sell and the other proposed terms. The other parent entities then have a 45-day period in which to exercise a right of first option to purchase the interest or shares at that price and on those other proposed terms. If both of the other parent entities wish to exercise the right, the governing documents provide that they are to do so pro rata in accordance with their existing ownership interests in Equistar. The documents also provide that any sale must be for cash and that certain other requirements be satisfied, unless otherwise approved by the parent entities not participating in the transaction.

   In January 2000, Millennium advised Lyondell and Occidental that it wished to sell the stock of its subsidiary Millennium Petrochemicals Inc., which owns Millennium's partner subsidiaries in Equistar. Millennium Petrochemicals also owns other operating assets, and has other liabilities, in addition to its interest in Equistar. Lyondell and Occidental advised Millennium that they believed that the proposed transaction failed to comply with certain requirements of the Equistar governing documents, but that they would not object to the sale, provided other requirements of the governing documents were satisfied. In September 2000, Millennium publicly announced that it had terminated the announced active marketing of its Equistar interest. The owners of Equistar have from time to time, both before and after Millennium's notice, informally discussed other transactions that, if consummated, could have resulted in a transfer or modification, either directly or indirectly, of their interests in Equistar.

   In late 2001, Lyondell and Occidental began discussing an acquisition by Lyondell of Occidental's partner subsidiaries in Equistar in exchange for Lyondell securities. In the course of these discussions, Lyondell and Occidental asked Millennium to consent to the transaction, since it did not satisfy the requirement of the governing documents that the consideration be cash. Based on their understanding of prior discussions between them and Millennium, they expected Millennium to give its consent, but in January 2002, Millennium declined to do so.

   Thereafter, Occidental and Lyondell discussed potential transactions in which Lyondell would issue securities to Occidental for cash and use the cash proceeds to purchase Occidental's partner subsidiaries in Equistar. On January 22, 2002, Occidental confirmed to Lyondell and Millennium in writing that it was interested in selling the stock of its partner subsidiaries for cash of $440 million and asked each of them to contact Occidental if they were interested in purchasing all or a pro rata portion of the stock. Occidental's letter stated that it was not a formal notice under the right of first option provisions described above. Occidental also advised Millennium that Occidental expected Lyondell to accept the offer and that Occidental expected to negotiate an equity investment in Lyondell by Occidental for $440 million in cash, which Lyondell would use to fund the purchase of Occidental's partner subsidiaries. On January 23, 2002, Lyondell confirmed to Occidental and Millennium its interest in making the purchase. By letter dated January 30, 2002, Millennium advised Occidental and Lyondell that it believed that, under the Equistar governing documents, the proposed transaction between Lyondell and Occidental would require Millennium's consent and that Millennium was not in a position to consent at that time. Millennium's letter also stated that it believed it would be in the best interests of all three Equistar owners to work to achieve a mutually acceptable restructuring of Equistar's ownership. Millennium orally advised Lyondell and Occidental that it believed that the proposed sale by Occidental of its partner subsidiaries to Lyondell did not comply with the requirements of the Equistar governing documents because, in Millennium's view, it was not a sale for cash and/or it failed to meet what Millennium believed to be other applicable requirements. Occidental and Lyondell advised Millennium that they believed the proposed sale satisfied all applicable requirements and did not require Millennium's consent under the governing documents.

   On January 31, 2002, Lyondell announced that it had agreed in principle to sell Lyondell securities to Occidental for $440 million in cash and to purchase Occidental's partner subsidiaries in Equistar for $440 million in cash, in each case in a transaction having terms and conditions generally the same as those described in this Proxy Statement. The announcement stated that Millennium could purchase a pro rata portion of the stock of Occidental's partner subsidiaries if it wished to do so. The announcement also stated that the transactions would be subject to completion and execution of definitive documentation, Lyondell shareholder approval and customary closing conditions.

   On April 19, 2002, Occidental delivered to both Lyondell and Millennium a notice under the Equistar right of first option provisions, stating that either of them could purchase Occidental's partner subsidiaries in Equistar for cash of $440 million pursuant to a form of agreement that was substantially the same as the Occidental Partner Sub Purchase Agreement described in this Proxy Statement. The notice stated that if both Lyondell and Millennium wished to exercise their rights to purchase, they could do so pro rata. Occidental also advised Millennium that it expected to enter into a securities purchase agreement with Lyondell in a form that was substantially the same as the Securities Purchase Agreement described in this Proxy Statement, and that Lyondell would use the cash received from selling securities thereunder to purchase Occidental's partner subsidiaries in Equistar.

   From time to time during 2002, Lyondell and Occidental engaged in discussions with Millennium concerning the possibility of Lyondell's acquiring Millennium's interest in Equistar, directly or indirectly.

   On May 31, 2002, Lyondell, in a formal response to Occidental's April 19, 2002 notice, advised Occidental that it wished to purchase all the stock of Occidental's partner subsidiaries or, if Millennium also elected to participate, its pro rata share. Also on May 31, 2002, Lyondell, Occidental, Millennium and Equistar entered into a Settlement Agreement. In that agreement, among other things, (1) Millennium agreed not to exercise its right of first option to participate in the purchase of Occidental's partner subsidiaries in Equistar, (2) Millennium agreed to waive and release any and all claims it might have that the transactions between Lyondell and Occidental did not comply with the requirements of the Equistar governing documents and the parties represented and agreed that the transactions do comply with those requirements, (3) Lyondell, Occidental and Millennium agreed that Millennium and Occidental and their affiliates would be released from indemnity agreements they had made regarding indebtedness of Equistar following the closing of the Occidental Partner Sub Purchase Agreement and (4) Millennium and Lyondell agreed to make certain changes to the Equistar governing documents. Many of the foregoing provisions also apply to subsidiaries of the parties, which also signed the Settlement Agreement.

   Lyondell and Occidental expect to make filings under the HSR Act related to the Securities Purchase Agreement and the Occidental Partner Sub Purchase Agreement on or about the date of this Proxy Statement.

   On July 8, 2002, Lyondell and Occidental executed the Securities Purchase Agreement and the Occidental Partner Sub Purchase Agreement.

Reasons for the Proposals

   Lyondell's Board of Directors is proposing to amend Lyondell's charter to create Series B Common Stock for the purpose of issuing and selling shares of Series B Common Stock to OCHC under the Securities Purchase Agreement and related transactions, and possibly for use in unrelated transactions as well. Lyondell proposes to issue the Securities to OCHC in order to obtain the funds to purchase Occidental's partner subsidiaries in Equistar. Lyondell believes that increasing its ownership interest in Equistar will benefit Lyondell. Lyondell expects that there will be a cyclical recovery of Equistar's olefins and polyolefins businesses over the next few years and that upon such a recovery Lyondell's increased ownership in Equistar should provide substantial earnings and cash flow to Lyondell. This cash flow, if realized, would permit more rapid de-leveraging of Lyondell's balance sheet through repayment of Lyondell's existing debt. By raising the funds for the purchase through the issuance of common stock that permits payment of in-kind dividends for a period up to three years, Lyondell will be able to conserve cash resources in the near term. Issuance of the additional shares of common stock will also have the effect of spreading both the risks and rewards of owning equity interests in Lyondell across a broader number of shares.

Opinion of Credit Suisse First Boston Corporation

   Credit Suisse First Boston was engaged by Lyondell to provide an opinion in connection with the proposed transactions. Lyondell selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Lyondell and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, Lyondell requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the "Consideration" to be paid by Lyondell for the Oxy Equistar Interest, treating the transactions for purposes of the opinion as if they were a single integrated transaction in which the Consideration was to be exchanged for the Oxy Equistar Interest. The opinion uses the term "Consideration" to refer collectively to the shares of Series B Common Stock, the Warrants and the right to receive a contingent payment to be paid by Lyondell for the Oxy Equistar Interest. On May 2, 2002, at a meeting of the Lyondell Board of Directors held to evaluate the proposed transactions, Credit Suisse First Boston delivered to the Lyondell Board of Directors a written opinion dated May 2, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Consideration was fair to Lyondell from a financial point of view, treating the transactions for purposes of the opinion as if they were a single integrated transaction in which the Consideration was to be exchanged for the Oxy Equistar Interest.

   The full text of Credit Suisse First Boston's written opinion, dated May 2, 2002, to the Lyondell Board of Directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this Proxy Statement by reference. Lyondell shareholders are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to Lyondell's Board of Directors and relates only to the fairness, from a financial point of view, of the Consideration, treating the transactions for purposes of the opinion as if they were a single integrated transaction in which the Consideration was to be exchanged for the Oxy Equistar Interest, and does not address any other aspect of the proposed transactions or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the transactions. The summary of Credit Suisse First Boston's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed drafts dated April 19, 2002 of the Occidental Partner Sub Purchase Agreement, the Securities Purchase Agreement and certain related documents, as well as publicly available business and financial information relating to Lyondell and Equistar. Credit Suisse First Boston also reviewed other information relating to Lyondell and Equistar, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Lyondell and Equistar, and met with the managements of Lyondell and Equistar to discuss the businesses and prospects of Lyondell and Equistar. Credit Suisse First Boston considered financial and stock market data of Lyondell and financial data of Equistar, and compared those data with similar data for publicly held companies in businesses similar to those of Lyondell and Equistar, and considered, to the extent publicly available, the financial terms of other business combinations and other transactions announced or effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and it assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Lyondell and Equistar as to the future financial performance of Lyondell and Equistar, respectively. Credit Suisse First Boston further assumed, with Lyondell's consent, that the Occidental Partner Sub Purchase Agreement, the Securities Purchase Agreement and related documents when executed would conform to the drafts reviewed by it in all respects material to its analysis. In addition, Credit Suisse First Boston assumed, with Lyondell's consent, that the transactions would be consummated as set forth above in accordance with the terms of the Occidental Partner Sub Purchase Agreement, the Securities Purchase Agreement and related documents without amendment, modification or waiver of any material terms thereof, and in the course of obtaining the necessary regulatory and third party approvals, consents, waivers and agreements relating to the transactions, no modification, condition, restriction, limitation or delay would be imposed that would have a material adverse effect on Lyondell or Equistar or the contemplated benefits of the proposed transactions. Credit Suisse First Boston further assumed, with Lyondell's consent, that neither Occidental Petrochem Partner 1, Inc., Occidental Petrochem Partner 2, Inc. nor Occidental Petrochem Partner GP, Inc. had any assets or liabilities other than their partnership interests in Equistar. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Lyondell or Equistar, and Credit Suisse First Boston was not furnished with any evaluations or appraisals, with the exception of a third-party appraisal of a petrochemical plant in Lake Charles, Louisiana that is referenced in the Occidental Partner Sub Purchase Agreement, which appraisal was provided to Credit Suisse First Boston by Lyondell's management. Credit Suisse First Boston's opinion did not address the provisions of the Occidental Partner Sub Purchase Agreement in the event of a Lease Termination Event, a No Rebuilding Termination or the exercise of the Put Right (each as defined in the Occidental Partner Sub Purchase Agreement) with respect to the petrochemical plant in Lake Charles, Louisiana.

   Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Credit Suisse First Boston did not express any opinion as to what the value of Original Common Stock, Series B Common Stock or the Warrants actually would be when issued pursuant to the transactions or the contingent payment or the prices at which Original Common Stock, Series B Common Stock or the Warrants would trade or otherwise be transferrable at any time. Although Credit Suisse First Boston evaluated the Consideration from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific Consideration payable in the transactions, which Consideration was determined between Lyondell and OCHC. Credit Suisse First Boston's opinion did not address the relative merits of the transactions as compared to other business strategies that might have been available to Lyondell, and also did not address the underlying business decision of Lyondell to proceed with the transactions. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, participate in the negotiations or structuring of the transactions. Except as described above, Lyondell imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

   In preparing its opinion to Lyondell's Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lyondell and Equistar. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Lyondell or its businesses, Equistar or the proposed transactions, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by Lyondell's Board of Directors in its evaluation of the proposed transactions and should not be viewed as determinative of the views of Lyondell's Board of Directors or management with respect to the transactions or the Consideration.

   The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated May 2, 2002 delivered to Lyondell's Board of Directors in connection with the transactions. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

 Introduction

   Credit Suisse First Boston compared the implied equity reference ranges for Lyondell, including Lyondell's 58.75% interest in LCR, 41% interest in Equistar and net corporate adjustments for Lyondell, including cash, net operating losses, LCR's note receivable and debt, and for the Oxy Equistar Interest derived from the "--Discounted Cash Flow Analysis," "--Selected Companies Analysis" and "--Selected Acquisitions Analysis" for Lyondell and Equistar described below. After adjustment for the implied estimated value of the Warrants and contingent payment of approximately $11 million to be paid to OCHC in the transactions, Credit Suisse First Boston then calculated the following implied reference ranges of OCHC's percentage ownership of Lyondell common stock, based on the three scenarios described below, as compared to the implied ownership of OCHC of Lyondell common stock pro forma for the transactions of approximately 20-22%, depending on the number of shares of Series B Common Stock of between 30 million and 34 million actually issued to OCHC pursuant to the Securities Purchase Agreement:

         Implied                     Implied
        Reference                   Reference                          Implied Reference
         Range of                Range of OCHC's                        Range of OCHC's
         OCHC's %                % Ownership of                          % Ownership of
       Ownership of                 Lyondell                                Lyondell
         Lyondell                  Alternative                         Alternative Case--
        Base Case                     Case                               Equistar Only
       ------------              ---------------                       ------------------
      17.4% to 28.0%             15.4% to 30.2%                          12.2% to 24.0%

   The base case was based on internal estimates of the managements of Lyondell or Equistar, or both, as the case may be, and the alternative case was based on adjustments to the base case to reflect, among other things, the potential for decreased revenue and profitability, in each case adjusted based on discussions with the managements of Lyondell or Equistar, or both, as the case may be. The case referred to as the "Alternative Case-- Equistar Only" is based on the alternative case for Equistar and the base case for Lyondell's intermediate and derivatives and methanol businesses, referred to as "LCC," and LCR.

 Discounted Cash Flow Analysis

   Equistar. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Equistar could generate for the fiscal years 2002 to 2006 based on the base case and the alternative case. Credit Suisse First Boston calculated a range of estimated terminal values for Equistar by applying a range of selected earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, terminal value multiples of 5.0x to 6.0x to Equistar's calendar year normalized EBITDA. References to calendar year normalized EBITDA reflect the base case and alternative case calendar year EBITDA expected to be achieved in a typical petrochemical cycle based on discussions with the managements of Lyondell or Equistar, or both, as the case may be. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 9.0% to 11.0%. This analysis indicated the following implied equity reference ranges for Lyondell's 41% interest in Equistar and the Oxy Equistar Interest:

                               Implied Equity Reference Range
                                 of Lyondell's 41% Equistar    Implied Reference Range of
                                          Interest             the Oxy Equistar Interest
                               ------------------------------ ----------------------------
      Base Case............... $832 million to $1,201 million $599 million to $864 million
      Alternative Case........ $463 million to $791 million   $333 million to $569 million

   LCC. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that LCC could generate for the fiscal years 2002 to 2006 based on the base case and the alternative case. Credit Suisse First Boston calculated a range of estimated terminal values for LCC by applying a range of selected EBITDA terminal value multiples of 6.0x to 7.0x to LCC's calendar year normalized EBITDA. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 9.0% to 11.0%. This analysis indicated the following implied enterprise reference ranges for LCC:

        Implied Enterprise Reference            Implied Enterprise Reference
              Range Base Case                      Range Alternative Case
        ----------------------------          --------------------------------
      $3,400 million to $4,100 million        $3,050 million to $3,650 million

   LCR. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that LCR could generate for the fiscal years 2002 to 2006 based on the base case and the alternative case. Credit Suisse First Boston calculated a range of estimated terminal values for LCR by applying a range of selected EBITDA terminal value multiples of 4.0x to 5.0x to LCR's calendar year 2006 estimated EBITDA. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 9.0% to 11.0%. This analysis indicated the following implied equity reference ranges for Lyondell's 58.75% interest in
LCR:

        Implied Equity Reference                    Implied Equity Reference
      Range for Lyondell's 58.75%                 Range for Lyondell's 58.75%
              LCR Interest                                LCR Interest
               Base Case                                Alternative Case
      ---------------------------                 ----------------------------
      $629 million to $922 million                $335 million to $570 million

   Relative Implied OCHC Ownership of Lyondell. Based on the implied reference ranges for Lyondell and the Oxy Equistar Interest derived from the "Discounted Cash Flow Analysis" for Lyondell and Equistar described above and the same factors utilized in the analysis described above under "--Introduction," Credit Suisse First Boston then calculated the following implied reference ranges of OCHC's percentage ownership of Lyondell common stock, as compared to the implied OCHC ownership of Lyondell common stock pro forma for the transactions of approximately 20-22%:

                                                 Implied
                                  Implied       Reference
                                 Reference       Range of    Implied Reference
                                  Range of       OCHC's %    Range of OCHC's %
                                  OCHC's %     Ownership of     Ownership of
                                Ownership of     Lyondell         Lyondell
                                  Lyondell     Alternative   Alternative Case--
                                 Base Case        Case         Equistar Only
                               -------------- -------------- ------------------
      Discounted Cash Flow
       Analysis............... 18.1% to 29.5% 17.8% to 36.2%   12.3% to 25.5%

 Selected Companies Analysis

   Equistar. Credit Suisse First Boston compared financial and operating data of Equistar to financial, operating and stock market data for the following 9 publicly traded companies, including Lyondell, in the chemicals industry:

  .  The Dow Chemical Company

  .  E. I. DuPont de Nemours and Company

  .  Eastman Chemical Company

  .  Georgia Gulf Corporation

  .  Millennium Chemicals Inc.

  .  NL Industries, Inc.

  .  NOVA Chemicals Corporation

  .  Wellman, Inc.

  .  Lyondell

   Credit Suisse First Boston reviewed enterprise values, calculated as equity value plus net debt, as multiples of average EBITDA for calendar years 1995 to 2001, to the extent available, and calendar years 2002 and 2003 estimated EBITDA. Credit Suisse First Boston also reviewed equity values as multiples of average net income for calendar years 1995 to 2001, to the extent available, calendar years 2002 and 2003 estimated net income and book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of average EBITDA for calendar years 1995 to 2001, to the extent available, and calendar years 2002 and 2003 estimated EBITDA to Equistar's average EBITDA for calendar years 1997 to 2001 and calendar years 2002 and 2003 estimated EBITDA. Equistar's historical EBITDA is pro forma per Lyondell's and Equistar's managements. All multiples were based on closing stock prices on April 30, 2002. Estimated financial data for Equistar were based on the base case and the alternative case and estimated financial data for the selected companies, including Lyondell, were based on publicly available research estimates. This analysis indicated the following implied equity reference ranges for Lyondell's 41% interest in Equistar and the Oxy Equistar Interest:

                                                                     Implied Equity Reference
                                 Implied Equity Reference Range     Range of the Oxy Equistar
                               of Lyondell's 41% Equistar Interest           Interest
                               ----------------------------------- ----------------------------
      Base Case...............    $545 million to $832 million     $392 million to $599 million
      Alternative Case........    $463 million to $709 million     $333 million to $510 million

   LCC. Credit Suisse First Boston compared financial and operating data of LCC to financial, operating and stock market data for the 9 publicly traded companies, including Lyondell, described above under "--Selected Companies Analysis--Equistar." Credit Suisse First Boston reviewed enterprise values as multiples of average EBITDA for calendar years 1995 to 2001, to the extent available, and calendar years 2002 and 2003 estimated EBITDA. Credit Suisse First Boston also reviewed equity values as multiples of average net income for calendar years 1995 to 2001, to the extent available, and calendar years 2002 and 2003 estimated net income and book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of average EBITDA for calendar years 1995 to 2001, to the extent available, and calendar years 2002 and 2003 estimated EBITDA to LCC's average EBITDA for calendar years 1998 to 2001 and calendar years 2002 and 2003 estimated EBITDA. All multiples were based on closing stock prices on April 30, 2002. Historical financial data for LCC were based on historical averages from 1998 to 2001 and were pro forma per Lyondell's management for the sale of LCC's polyols business to Bayer AG on March 31, 2000. Estimated financial data for LCC were based on the base case and the alternative case and estimated financial data for the selected companies, including Lyondell, were based on publicly available research estimates. This analysis indicated the following implied enterprise reference ranges for LCC:

        Implied Enterprise Reference            Implied Enterprise Reference
              Range Base Case                      Range Alternative Case
        ----------------------------          --------------------------------
      $3,700 million to $4,300 million        $3,400 million to $3,900 million

   LCR. Credit Suisse First Boston compared financial and operating data of LCR to financial, operating and stock market data for the following 6 publicly traded companies in the refining industry:

  .  Ashland Inc.

  .  Frontier Oil Corporation

  .  Premcor Inc.

  .  Sunoco, Inc.

  .  Tesoro Petroleum Corporation

  .  Valero Energy Corporation

   Credit Suisse First Boston reviewed enterprise values as multiples of calendar years 2002 and 2003 estimated EBITDA. Credit Suisse First Boston also reviewed equity values as multiples of calendar years 2002 and 2003 estimated net income and book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies calendar years 2002 and 2003 estimated EBITDA to corresponding financial data of LCR. All multiples were based on closing stock prices on April 30, 2002. Estimated financial data for LCR were based on the base case and the alternative case and estimated financial data for the selected companies were based on publicly available research estimates. This analysis indicated the following implied equity reference ranges for Lyondell's 58.75% interest in LCR:

      Implied Equity Reference Range for    Implied Equity Reference Range for
        Lyondell's 58.75% LCR Interest        Lyondell's 58.75% LCR Interest
                  Base Case                          Alternative Case
      ----------------------------------    ----------------------------------
      $687 million to $864 million             $452 million to $629 million

   Relative Implied OCHC Ownership of Lyondell. Based on the implied reference ranges for Lyondell and the Oxy Equistar Interest derived from the "Selected Companies Analysis" for Lyondell and Equistar described above and the same factors utilized in the analysis described above under "--Introduction," Credit Suisse First Boston then calculated the following implied reference ranges of OCHC's percentage ownership of Lyondell common stock, as compared to the OCHC implied ownership of Lyondell common stock pro forma for the transactions of approximately 20-22%:

                                                 Implied
                                  Implied       Reference
                                 Reference       Range of    Implied Reference
                                  Range of       OCHC's %    Range of OCHC's %
                                  OCHC's %     Ownership of     Ownership of
                                Ownership of     Lyondell         Lyondell
                                  Lyondell     Alternative   Alternative Case--
                                 Base Case         Case        Equistar Only
                               -------------- -------------- ------------------
      Selected Companies
       Analysis............... 13.2% to 22.5% 15.2% to 26.7%   11.7% to 20.8%

 Selected Acquisitions Analysis

   Equistar. Credit Suisse First Boston reviewed the implied transaction multiples in the following 15 selected merger and acquisition transactions in the chemicals industry:

               Target                                   Acquiror
               ------                                   --------
..DSM NV (Petrochemicals Business)       Saudi Basic Industries Corporation
..Aristech Chemical Corporation          Sunoco, Inc.
..Lyondell Chemical Company              Bayer AG
    (Polyols Business and U.S.
    Propylene Oxide Joint Venture)
..Union Carbide Corporation              The Dow Chemical Company
..Imperial Chemical Industries           Huntsman Corporation
    (Polyurethane and Titanium
    Dioxide Businesses)
..Huntsman Corporation (Styrenics
 Business)                              NOVA Corporation
..ARCO Chemical Company                  Lyondell Petrochemical Company
..Borealis A/S                           OMV AG/ Abu Dhabi
..Rexene Corporation                     Huntsman Corporation
..Texaco Inc. (Tertiary Butyl Ether
 Business)                              Huntsman Corporation
..Sterling Chemical, Inc.                The Sterling Group, Inc. / Unicorn Group
..Occidental Chemical Corporation
 (Polyethylene Business)                Lyondell Petrochemical Company
..DuPont Canada Inc. (Polyethylene
 Business)                              Novacor Chemicals Ltd.
..Texaco Inc. (Texaco Chemical Company)  Huntsman Financial Corporation
..Quantum Chemical Corporation           Hanson Industries

   Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of the latest 12-month EBITDA and average EBITDA for the preceding five calendar years, to the extent available, before announcement of the respective transactions. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions average EBITDA for the preceding five calendar years, to the extent available, to Equistar's calendar year normalized EBITDA. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied equity reference ranges for Lyondell's 41% interest in Equistar and the Oxy Equistar Interest:

                               Implied Equity Reference Range   Implied Equity Reference
                                 of Lyondell's 41% Equistar    Range of the Oxy Equistar
                                          Interest                      Interest
                               ------------------------------ ----------------------------
      Base Case............... $811 million to $1,160 million $584 million to $835 million
      Alternative Case........ $504 million to $791 million   $363 million to $569 million

   LCC. Credit Suisse First Boston reviewed the implied transaction multiples in the 15 selected merger and acquisition transactions described above under "--Selected Acquisitions Analysis--Equistar." Credit Suisse First Boston compared, to the extent available, enterprise values in the selected transactions as multiples of the latest 12-month EBITDA and average EBITDA for the preceding five calendar years, to the extent available, before announcement of the respective transactions. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of the latest 12-month EBITDA and average EBITDA for the preceding five calendar years, to the extent available, before announcement of the respective transactions to LCC's latest 12-month EBITDA and calendar year normalized EBITDA. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied enterprise reference ranges for
LCC:

        Implied Enterprise Reference            Implied Enterprise Reference
              Range Base Case                      Range Alternative Case
        ----------------------------          --------------------------------
      $3,800 million to $4,400 million        $3,400 million to $4,000 million

   LCR. Credit Suisse First Boston reviewed the implied transaction multiples in the following 18 selected merger and acquisition transactions in the refining industry:

         Target                                      Acquiror
         ------                                      --------
..Valero Energy
 Corporation*             Tesoro Petroleum Corporation
..Texaco Inc.              Shell Oil Company/Saudi Refining, Inc.
..BP p.l.c. (Mandan and
 Salt Lake City
 Refineries)*             Tesoro Petroleum Corporation
..El Paso Corporation
 (Corpus Christi
 Refinery)*               Valero Energy Corporation
..Ultramar Diamond
 Shamrock Corporation     Valero Energy Corporation
..Tosco Corporation        Phillips Petroleum Company
..BP Amoco p.l.c.
 (Alliance Refinery)*     Tosco Corporation
..Tosco Corporation (Avon
 Refinery)*               Ultramar Diamond Shamrock Corporation
..Equilon Enterprises LLC
 (Wood River Refinery)*   Tosco Corporation
..Exxon Mobil
 Corporation*             Frontier Oil Corporation
..Equilon Enterprises LLC
 (El Dorado Refinery)*    Frontier Oil Corporation
..BP p.l.c. (Lima
 Refinery)*               Clark USA, Inc.
..Mobil Oil Corporation
 (Paulsboro Refinery)*    Valero Energy Corporation
..Shell Oil Corporation
 (Anacortes Refinery)*    Tesoro Petroleum Corporation
..Clark USA, Inc.          The Blackstone Capital Partners III Merchant Banking Fund L.P.
.. Total Petroleum (North  Ultramar Diamond Shamrock Corporation
  America) Ltd.
..Unocal Corporation       Tosco Corporation
    (Refinery and
    Marketing Businesses)
..Diamond Shamrock, Inc.   Ultramar Corporation

--------
* Denotes asset rather than corporate transaction.

   Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of (i) capacity, as measured by the number of barrels of crude oil that a refinery can process in a single day, (ii) capacity times the Nelson Complexity of the refinery, which is an industry measure of a refinery's ability to produce high value-added products and is commonly referred to as Nelson Capacity and (iii) the latest 12-month or then current-year EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of capacity, Nelson Capacity and the latest 12-month or then current-year EBITDA to corresponding financial and operating data of LCR. All multiples for the selected transactions were based on publicly available information. This analysis indicated the following implied equity reference ranges for Lyondell's 58.75% interest in LCR:

                     Implied Equity Reference
                   Range for Lyondell's 58.75%
                           LCR Interest
                    Base Case and Alternative
                               Case
                   ---------------------------
                   $364 million to $599 million

   Relative Implied OCHC Ownership of Lyondell. Based on the implied reference ranges for Lyondell and the Oxy Equistar Interest derived from the "--Selected Acquisitions Analysis" for Lyondell and Equistar described above and the same factors utilized in the analysis described above under "--Introduction," Credit Suisse First Boston then calculated the following implied reference ranges of OCHC's percentage ownership of Lyondell common stock, as compared to the OCHC implied ownership of Lyondell common stock pro forma for the transactions of approximately 20-22%:

                                                 Implied
                                  Implied       Reference
                                 Reference       Range of    Implied Reference
                                  Range of       OCHC's %    Range of OCHC's %
                                  OCHC's %     Ownership of     Ownership of
                                Ownership of     Lyondell         Lyondell
                                  Lyondell     Alternative   Alternative Case--
                                 Base Case         Case        Equistar Only
                               -------------- -------------- ------------------
      Selected Acquisitions
       Analysis............... 17.9% to 27.9% 15.5% to 29.0%   13.2% to 24.0%

 Pro Forma Transaction Consequences

   Credit Suisse First Boston analyzed the potential pro forma effect of the transactions on Lyondell's calendar years 2003 to 2005 estimated earnings per share, commonly referred to as EPS, giving effect to, among other things, accounting adjustments provided by Lyondell's managements. Estimated financial data were based on internal estimates of Equistar's and Lyondell's managements. This analysis suggested that the transactions would be dilutive to Lyondell's calendar year 2003 estimated EPS and accretive to Lyondell's calendar year 2004 and 2005 estimated EPS.

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

 Other Factors

   In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  . historical price performance and trading characteristics of Lyondell common stock and the relationship between movements in Lyondell common stock and selected chemicals companies since announcement of the transactions, as well as the five-year price performance and trading characteristics of Lyondell common stock;

  .  publicly available research reports addressing the transaction; and

  . the three-year stock performance of selected companies in the refining industry.

 Miscellaneous

   Lyondell has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services. Lyondell also has agreed to reimburse Credit Suisse First Boston for all of its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Lyondell, Equistar and Occidental and certain of their affiliates unrelated to the proposed transactions, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In addition, a senior advisor of Credit Suisse First Boston and a member of the Board of Directors of Credit Suisse Group are each members of the board of directors of Occidental. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Lyondell and Occidental and certain of their affiliates, including the debt securities of Equistar, for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Recommendation

   Lyondell's Board of Directors has unanimously determined that the proposed sale of the Securities to OCHC and the proposed purchase of the Oxy Equistar Interest are in the best interests of Lyondell. Lyondell's Board of Directors unanimously recommends a vote FOR approval of the proposed Amended and Restated Certificate of Incorporation of Lyondell and FOR approval of the proposed sale of the Securities to OCHC.

                            PROPOSAL TO APPROVE THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                  OF LYONDELL

                             Item 1 on Proxy Card

Description of Proposed Amendments

   Lyondell's Board of Directors unanimously recommends to the shareholders for approval at the Special Meeting an Amended and Restated Certificate of Incorporation of Lyondell that (1) amends Article IV of Lyondell's Certificate of Incorporation, which sets forth the terms of Lyondell's authorized capital stock and (2) deletes in its entirety Article VIII (Relations with Substantial Stockholder) of Lyondell's Certificate of Incorporation, which currently sets forth governance provisions relating to Atlantic Richfield Company, a former substantial shareholder of Lyondell. The proposed amendment and restatement was approved by Lyondell's Board of Directors at a meeting on July 11, 2002.
Article IV of Lyondell's Certificate of Incorporation currently authorizes 330 million shares of capital stock, consisting of (1) 250 million shares of Original Common Stock, and (2) 80 million shares of preferred stock, par value $.01 per share. On July 1, 2002, 125,844,920 shares of Original Common Stock and no shares of preferred stock were issued and outstanding.

   The proposed Amended and Restated Certificate of Incorporation would:

  .  create Series B Common Stock;

  . increase Lyondell's authorized common stock from 250 million shares to 420 million shares, which will consist of (1) 340 million shares of Original Common Stock and (2) 80 million shares of Series B Common Stock;

  . establish the relative powers, preferences, rights, qualifications, limitations and restrictions of Original Common Stock and Series B Common Stock; and

  . delete Article VIII (Relations with Substantial Stockholder), which is obsolete.

   The proposed amendments will not change the number of authorized shares of preferred stock, which is 80 million, or the provisions of Lyondell's Certificate of Incorporation relating to Lyondell's preferred stock. The existing, issued and outstanding shares of Lyondell common stock will not change as a result of the proposed Amended and Restated Certificate of Incorporation and holders of Lyondell common stock will not receive new stock certificates.

   If the proposed Amended and Restated Certificate of Incorporation is approved by the shareholders, Lyondell's Certificate of Incorporation will be amended as described in this Proxy Statement and as set forth in the form of Amended and Restated Certificate of Incorporation attached hereto as Annex A. The Amended and Restated Certificate of Incorporation will become effective when it is filed with the Secretary of State of the State of Delaware. Prior to its filing with the Secretary of State of the State of Delaware, the proposed Amended and Restated Certificate of Incorporation may be abandoned by Lyondell's Board of Directors, without further action by the shareholders, at any time before or after the Special Meeting if for any reason the Board of Directors deems it advisable.

Purposes and Effects of the Proposed Amended and Restated Certificate of Incorporation

   The principal purpose of amending and restating Lyondell's Certificate of Incorporation to establish Series B Common Stock is to provide for a series of common stock with particular characteristics, shares of which will be issued and sold to OCHC pursuant to the Securities Purchase Agreement. The terms of the Securities Purchase Agreement are more fully described in this Proxy Statement under "Proposal to Approve the Sale of Securities to OCHC." The proceeds of the sale of the Securities to OCHC will be used to finance Lyondell's purchase of the Oxy Equistar Interest from wholly owned subsidiaries of Occidental, increasing Lyondell's interest in Equistar to 70.5%. In addition, Series B Common Stock would be available for:

  . issuance of Series B Common Stock to the extent issued upon exercise of the Warrants to be issued to OCHC under the Securities Purchase Agreement;

  . issuance of Series B Common Stock to the extent it is used to satisfy Lyondell's obligation under the Securities Purchase Agreement to make a contingent payment having a value, depending on the amount of Equistar distributions, of up to $35 million; this payment may be satisfied with Series B Common Stock in lieu of cash or Original Common Stock, at Lyondell's option;

  .  issuance of payment-in-kind dividends on shares of Series B Common
     Stock; and

  . issuance in other future financing and acquisition transactions that Lyondell may determine to pursue from time to time, stock dividends or splits and other corporate purposes.

Once authorized, the shares of Series B Common Stock may be issued with approval of Lyondell's Board of Directors and without further approval of the shareholders unless shareholder approval is required by applicable law, rule or regulation. The terms of Series B Common Stock are set forth in Article IV of the proposed Amended and Restated Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Annex A, and the terms of Series B Common Stock are described below under "--Description of Series B Common Stock." The differences between Original Common Stock and Series B Common Stock are summarized below under "--Summary Comparison of Original Common Stock and Series B Common Stock."

   The principal purpose of amending and restating Lyondell's Certificate of Incorporation to increase the number of authorized shares of Original Common Stock is to provide Lyondell with additional authorized shares for:

  . issuance of Original Common Stock upon conversion of Series B Common Stock in accordance with the terms thereof;

  . issuance of Original Common Stock to the extent issued upon exercise of the Warrants to be issued to OCHC under the Securities Purchase Agreement;

  . issuance of Original Common Stock to the extent it is used to satisfy Lyondell's obligation under the Securities Purchase Agreement to make a contingent payment having a value, depending on the amount of Equistar distributions, of up to $35 million; this payment may be satisfied with Original Common Stock in lieu of cash or Series B Common Stock, at Lyondell's option; and

  . issuance in other future financing and acquisition transactions that Lyondell may determine to pursue from time to time, stock dividends or splits, employee benefit plans and other corporate purposes.

Once authorized, the additional shares of Original Common Stock may be issued with approval of the Board of Directors and without further approval of the shareholders unless shareholder approval is required by applicable law, rule or regulation.

   The principal purpose of deleting Article VIII (Relations with Substantial Stockholder) of Lyondell's Certificate of Incorporation is to remove an obsolete provision. Article VIII contains provisions addressing, among other things, potential conflicts of interest between Lyondell and Atlantic Richfield Company and mechanics for Lyondell's directors to manage business opportunities that both Lyondell and Atlantic Richfield Company might have been interested in pursuing. These provisions were important when Atlantic Richfield Company was a substantial shareholder of Lyondell and had designees on Lyondell's Board of Directors. Atlantic Richfield Company is no longer a substantial shareholder of Lyondell and no longer has designees on Lyondell's Board of Directors, and therefore these provisions are no longer necessary for the governance of Lyondell. In connection with Occidental's purchase of the Securities, Lyondell's Board of Directors adopted resolutions addressing issues arising out of Occidental becoming a substantial shareholder of Lyondell. See "Proposal to Approve the Sales of Securities to OCHC--Governance Matters."

Anticipated Issuance of Series B Common Stock in Connection with the Sale of Securities to OCHC

   The following table illustrates the number of shares of Series B Common Stock that could be needed in connection with the Securities Purchase Agreement for a three-year period after the closing under the agreement. The stock prices in the table below are based on the per-share stock prices used to calculate the number of shares to be issued to OCHC at the closing of the Securities Purchase Agreement. See "Proposal to Approve the Sale of Securities to OCHC."

                                                              Number of
                                                         shares of Series B
                                                            Common Stock,
                                                         assuming a constant
                                                           stock price of
                                                         ---------------------
                                                          $13.10      $17.10
                                                            per         per
Reason for Issuance (millions of shares)                 share(a)    share(b)
----------------------------------------                 --------    ---------
Initial number to be issued at closing..................        34.0        30.0
In-kind dividends(c)....................................         7.7         5.1
Contingent payment shares(d)............................         2.7         2.0
                                                           ---------   ---------
  Total(e)..............................................        44.4        37.1
                                                           =========   =========

--------
(a) This column assumes that for the three-year period beginning at the closing of the Securities Purchase Agreement, Lyondell's per-share stock price is always $13.10 (the lower end of the range that will be used to determine the number of shares of Series B Common Stock to be issued at the closing).
(b) This column assumes that for the three-year period beginning at the closing of the Securities Purchase Agreement, Lyondell's per-share stock price is always $17.10 (the upper end of the range that will be used to determine the number of shares of Series B Common Stock to be issued at the closing).
(c) The number of shares to be issued as in-kind dividends set forth in this table is also based on the assumption that Lyondell continues to pay dividends on Lyondell common stock at its current annual rate of $.90 per share and that it pays in-kind dividends on shares of Series B Common Stock for three years.
(d) The number of shares to be issued to satisfy Lyondell's obligation to make a contingent payment of up to $35 million under the Securities Purchase Agreement is also based on the assumption that Lyondell would be obligated to pay the maximum of $35 million and would elect to satisfy this obligation entirely with shares of Series B Common Stock. Lyondell will be obligated to make a contingent payment only if Equistar makes distributions to its owners that (1) relate to the period from January 1, 2002 to December 31, 2003 and (2) are made by Equistar after the closing date of the Securities Purchase Agreement and before May 1, 2004. See "Proposal to Approve the Sale of Securities to OCHC--Potential Issuance of Additional Shares as a Contingent Payment."
(e) In addition to the total number of shares of Series B Common Stock reflected in this table, Lyondell may issue shares of Series B Common Stock upon exercise of Warrants to be issued to OCHC at the closing of the Securities Purchase Agreement in lieu of issuing shares of Original Common Stock. If Lyondell were to use only Series B Common Stock to satisfy its obligation under all the Warrants, the total number of shares of Series B Common Stock to be issued would have a value equal to the excess, if any, between the stock price per share of Original Common Stock on the date of exercise and the exercise price of the Warrants, multiplied by five million. See "Proposal to Approve the Sale of Securities to OCHC-- Description of Warrants to be Issued at Closing of the Securities Purchase Agreement--Exercise Price; Net Payment Option."

Effects of Increase in Number of Authorized Shares

   An increase in the number of authorized shares of Lyondell common stock could have a potential anti-takeover effect. Lyondell has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional shares for anti-takeover purposes, although Lyondell may use the additional shares in a manner that would discourage an attempt to acquire control of Lyondell or to make any such attempt more difficult. Lyondell is not aware of any pending or threatened efforts to acquire control of Lyondell.

Description of Series B Common Stock

   The following summary of the terms of Series B Common Stock is qualified in its entirety by reference to Article IV of the proposed Amended and Restated Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Annex A, and the Amended and Restated By-Laws of Lyondell, a copy of which has been filed with the SEC as an exhibit to Lyondell's Annual Report on Form 10-K. You should read the proposed Amended and Restated Certificate of Incorporation and Lyondell's By-Laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you.

   The following summary describes the powers, preferences, rights, qualifications, limitations and restrictions of Series B Common Stock that are in addition to, or different from, those generally applicable to Original Common Stock. Except as otherwise set forth in the proposed Amended and Restated Certificate of Incorporation, the relative powers, preferences, rights, qualifications, limitations and restrictions of Series B Common Stock will be identical in all respects to those of Original Common Stock. A description of Original Common Stock has been filed with the SEC in Lyondell's Registration Statement on Form S-3 dated May 15, 2002. The differences between Original Common Stock and Series B Common Stock are summarized below under "-- Summary Comparison of Original Common Stock and Series B Common Stock."

 Number of Authorized Shares in Series B Common Stock

   If the proposed Amended and Restated Certificate of Incorporation is approved by the shareholders, 80,000,000 shares of Series B Common Stock will be authorized.

 Dividends

   Holders of record of Series B Common Stock, referred to as "Series B Holders," will be entitled to receive such dividends as may be declared from time to time by Lyondell's Board of Directors. Lyondell's Board of Directors will not declare any dividend on shares of Original Common Stock without also declaring a dividend on shares of Series B Common Stock in the same amount and form per share. However, if a cash dividend is declared on shares of Original Common Stock, Lyondell may in its sole discretion declare and pay the corresponding dividend on shares of Series B Common Stock in kind by issuing additional shares of fully-paid and nonassessable Series B Common Stock instead of cash. The number of payment-in-kind shares to be issued in lieu of cash will be calculated by reference to the average of the high and low stock prices for Original Common Stock, as reported on the New York Stock Exchange, for a 10 business-day period beginning four business days before the corresponding cash-dividend-payment date for Original Common Stock and ending five business days thereafter. No fractional shares will be issued for dividends paid in kind and any paid-in-kind dividends will be rounded to the nearest whole number.

 Conversion of Shares of Series B Common Stock into Shares of Original Common Stock

   Each Series B Holder will have the right to convert any or all of its shares of Series B Common Stock into shares of fully-paid and nonassessable Original Common Stock, without payment of additional consideration by the Series B Holder, at any time on or after the date of issuance of the shares or such later date as may be fixed by Lyondell's Board of Directors in resolutions authorizing the issuance of such shares, unless conversion is restricted by agreement between the shareholder and Lyondell. Lyondell may in its sole discretion at any time convert any or all shares of Series B Common Stock into shares of Original Common Stock. Shares of Series B Common Stock may not be converted during the period between a dividend declaration date and the related record date.

   The Stockholders Agreement to be entered into among Lyondell, Occidental and OCHC at the closing of the Securities Purchase Agreement will restrict conversion of the shares of Series B Common Stock issued to OCHC or its wholly owned affiliates in connection with the transactions contemplated by the Securities Purchase Agreement. The Stockholders Agreement will prohibit Occidental, OCHC and each wholly owned affiliate of Occidental who is a holder of Series B Common Stock from converting shares of Series B Common Stock into shares of Original Common Stock, until a date that is:

  .  after the third anniversary of the first issuance of Series B Common
     Stock;

  . after the second anniversary of the first issuance of Series B Common Stock, if Lyondell will not be restricted by its debt agreements from paying cash dividends on the converted shares without a dividend reduction on its then outstanding shares of Original Common Stock; or

  . following the acquisition of a majority of the outstanding shares of voting stock of Lyondell by any person in a transaction not approved by Lyondell's Board of Directors.

Series B Common Stock may be converted on an earlier date with the prior written consent of Lyondell's Board of Directors. Lyondell's current debt agreements would not restrict the payment of cash dividends on shares of Original Common Stock issued upon conversion of Series B Common Stock.

 Voting

   Series B Holders will be entitled to one vote, in person or by proxy, for each share of Series B Common Stock registered in his, her or its name on the books of Lyondell, at all shareholder meetings and on each matter submitted to a vote by the shareholders, except where otherwise provided by law or in the proposed Amended and Restated Certificate of Incorporation.

   Series B Holders will vote together with the holders of Original Common Stock as a single class, except as otherwise provided by law or in the proposed Amended and Restated Certificate of Incorporation. For example, Series B Holders will vote as a separate class to (1) approve any amendments to Lyondell's Certificate of Incorporation that would adversely affect the powers, preferences or special rights of Series B Common Stock and (2) approve any reorganization, consolidation or merger in which holders of Original Common Stock and Series B Holders will not receive identical consideration upon such reorganization, consolidation or merger, except as described below under "--Reorganization, Consolidation or Merger." Any proposal to alter the powers, preferences or rights of Series B Common Stock in an adverse manner will require the affirmative vote of the holders of at least 80% of the outstanding shares of Series B Common Stock present, or represented by proxy, at the vote. Neither an increase in the number of authorized shares of Lyondell's capital stock nor the creation, authorization or issuance of convertible securities, warrants or other similar purchase rights is deemed to adversely affect Series B Common Stock.

   Series B Common Stock does not have cumulative voting rights. Holders of a majority of the shares of Original Common Stock and Series B Common Stock, acting as one class of Lyondell common stock, represented at a shareholder meeting can elect all of the directors of Lyondell.

 Liquidation

   Series B Holders will be entitled to share ratably with holders of Original Common Stock in all assets of Lyondell available for distribution to Lyondell's shareholders in the event of the liquidation, dissolution or winding-up of Lyondell.

 Reorganization, Consolidation or Merger

   Upon a reorganization, consolidation, or merger of Lyondell, holders of Original Common Stock and Series B Common Stock will be entitled to receive for each share the same kind and amount of shares of stock and other securities and properties (including cash) as will be received by a holder of a share of the other Series, except as otherwise approved by the Series B Holders and holders of Original Common Stock, each voting as a separate class. However, the foregoing does not apply to a merger in which Lyondell:

  . is the surviving corporation and that does not result in the distribution of shares of stock or other securities or property (including cash) or any reclassification or change in the outstanding shares of Lyondell common stock, in which case holders of Original Common Stock and Series B holders will continue to hold their respective shares, or

  . merges with a wholly owned subsidiary for the purpose of forming a holding company, in which case each outstanding share of Original Common Stock and Series B Common Stock will be converted into one share of common stock of the resulting holding company with the same respective rights, powers, preferences, qualifications, limitations and restrictions as Original Common Stock or Series B Common Stock, as the case may be, being converted in the merger.

Summary Comparison of Original Common Stock and Series B Common Stock

   The following summary of the differences between Original Common Stock and Series B Common Stock is qualified in its entirety by reference to (1) Article IV of Lyondell's Certificate of Incorporation, a copy of which has been filed with the SEC as an exhibit to Lyondell's Annual Report on Form 10-K, and (2)
Article IV of the proposed Amended and Restated Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Annex A. This summary assumes approval of the proposed Amended and Restated Certificate of Incorporation and that no shares of Lyondell preferred stock have been issued. You should read Lyondell's Certificate of Incorporation as currently in effect and the proposed Amended and Restated Certificate of Incorporation for more details regarding the provisions described below and for other provisions that may be important to you.

          Term               Original Common Stock        Series B Common Stock
          ----               ---------------------        ---------------------
Number of Authorized      340 million                  80 million
 Shares

Par Value per Share       $1.00                        Same as Original Common
                                                       Stock

Dividends:

--Non-cash                As declared by the Board of  Same as Original Common
                          Directors                    Stock

--Cash                    Cash                         Cash or additional shares
                                                       of Series B Common Stock

Conversion Rights         Not applicable               May be converted into
                                                       shares of Original Common
                                                       Stock at any time at option
                                                       of holder or Lyondell
                                                       (subject to any applicable
                                                       contractual restrictions)


Voting Rights:

--Number of Votes per     One                          Same as Original Common
 Share                                                 Stock

--Cumulative Voting       None                         Same as Original Common
                                                       Stock

--General Rule            Vote with other series of    Same as Original Common
                          common stock as single       Stock
                          class, unless specified by
                          Lyondell's Certificate of
                          Incorporation or applicable
                          law or regulation

--Exception for           Majority approval of         80% approval of Series B
 Amendments to            Original Common Stock        Common Stock required for
 Certificate of           required for adverse         adverse changes to Series B
 Incorporation            changes to Original Common   Common Stock
                          Stock

--Exception for           Vote as separate class if    Same as Original Common
 Reorganization,          holders will not receive     Stock
 Consolidation or Merger  same kind and amount of
                          consideration as other
                          holders of common stock

Liquidation, Dissolution  Share ratably in all assets  Same as Original Common
 or Winding Up            available for distribution   Stock

Reorganization,
 Consolidation or
 Merger:

--General Rule            Receive same kind and        Same as Original Common
                          amount of consideration as   Stock
                          other holders of common
                          stock

          Term              Original Common Stock        Series B Common Stock
          ----              ---------------------        ---------------------
--Exceptions:

  --Merger where         No change to issued shares   Same as Original Common
   Lyondell is the       of common stock              Stock
   survivor and there is
   no distribution of
   securities or
   property or
   reclassification or
   change to common
   stock

  --Formation of holding Receive shares of common     Receive shares of common
   company               stock of holding company     stock of holding company
                         with same terms as Original  with same terms as Series B
                         Common Stock                 Common Stock

Required Vote and Board of Directors' Recommendation

   Approval of the proposed Amended and Restated Certificate of Incorporation will require the vote of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote on this proposal. Abstentions will have the same effect as a vote against the proposal to adopt the Amended and Restated Certificate of Incorporation. Broker non-votes will not affect the outcome of this proposal.

   Lyondell's Board of Directors unanimously recommends a vote FOR approval of the proposed Amended and Restated Certificate of Incorporation of Lyondell. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

                            PROPOSAL TO APPROVE THE
                          SALE OF SECURITIES TO OCHC

                             Item 2 on Proxy Card

Overview

   On July 8, 2002, Lyondell and OCHC, a wholly owned subsidiary of Occidental, entered into the Securities Purchase Agreement for the issuance and sale by Lyondell to OCHC, for an aggregate purchase price of $440 million in cash, of:

  . between 30 and 34 million shares of Series B Common Stock depending on the market price of Original Common Stock at the time of closing with OCHC;

  .  the Warrants; and

  . the right to receive a contingent payment having a value of up to a total of $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of cash distributions by Equistar on its existing ownership units for 2002 and 2003.

The Securities being sold to OCHC may represent in the aggregate more than 20% of the issued and outstanding shares of Lyondell common stock. A copy of the Securities Purchase Agreement and the form of Warrant have been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002.

   In connection with the closing of the Securities Purchase Agreement, Lyondell will enter into the Stockholders Agreement with OCHC and Occidental and the Registration Rights Agreement with OCHC. A copy of the form of Stockholders Agreement and the form of Registration Rights Agreement have been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002.

   Lyondell will use the cash proceeds received from the sale of Securities to OCHC to purchase for $440.01 million the Oxy Equistar Interest, pursuant to the Occidental Partner Sub Purchase Agreement. A copy of the Occidental Partner Sub Purchase Agreement has been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002.

   The following summary of the terms and provisions of the Securities Purchase Agreement, Warrant, Stockholders Agreement, Registration Rights Agreement and Occidental Partner Sub Purchase Agreement is qualified in its entirety by reference to each of those documents, a copy of which has been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002. You should read these agreements carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Purchase Price under the Securities Purchase Agreement

   OCHC will pay an aggregate amount of $440 million in cash to Lyondell for
(1) the number of shares of Series B Common Stock issued to OCHC at the closing of the Securities Purchase Agreement, (2) the Warrants and (3) the right to receive a contingent payment having a value of up to a total of $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of cash distributions by Equistar on its existing ownership units for 2002 and 2003.

Determining the Number of Shares of Series B Common Stock to be Issued at Closing of the Securities Purchase Agreement

   The powers, preferences, rights, qualifications, limitations and restrictions of Series B Common Stock are described above under "Proposal to Approve the Amended and Restated Certificate of Incorporation of Lyondell-- Description of Series B Common Stock." The number of shares of Series B Common Stock to be issued at the closing of the Securities Purchase Agreement will be determined by reference to the average of the high and low per-share stock prices for Original Common Stock, as reported on the New York Stock Exchange, for the 20 business-day period ending two business days prior to the closing date, as follows:

   20 Business-Day Average Price at
   Closing                                          Number of Shares
   --------------------------------      -------------------------------------
   $17.10 or Above                       30 million

   Between $17.10 and $15.10             Between 30 million and 32 million,
                                         determined by subtracting from 32
                                         million the number of shares computed
                                         by multiplying (a) the 20-day average
                                         stock price, minus $15.10, divided by
                                         $2.00, by (b) 2 million

   Equal to or between $15.10 and $14.10 32 million

   Between $14.10 and $13.10             Between 32 million and 34 million,
                                         determined by subtracting from 34
                                         million the number of shares computed
                                         by multiplying (a) the 20-day average
                                         stock price, minus $13.10, by (b) 2
                                         million

   $13.10 or Below                       34 million

Potential Issuance of Additional Shares as a Contingent Payment

   In addition to the Securities to be issued at the closing of the Securities Purchase Agreement, Lyondell will be obligated to pay to OCHC a contingent payment equivalent in value to 7.38% of cash distributions made by Equistar on its existing ownership units that (1) relate to the period from January 1, 2002 to December 31, 2003 and (2) are made by Equistar after the closing date of the Securities Purchase Agreement and before May 1, 2004. This contingent payment will be capped at $35 million. Lyondell will have the option, in its sole discretion, to satisfy this contingent payment obligation in cash or in shares of Original Common Stock or Series B Common Stock. If Lyondell elects to satisfy this contingent payment obligation in shares of Original Common Stock or Series B Common Stock, the number of shares to be issued and delivered to OCHC will be based on the average of the high and low per-share sale prices of Original Common Stock, as reported on the New York Stock Exchange, for the 20 business-day period beginning 10 business days before the date Equistar makes a distribution and ending 9 business days after the distribution date.

Description of Warrants to be Issued at Closing of the Securities Purchase Agreement

 Warrants to be Issued at Closing

   Lyondell will issue five million Warrants to OCHC at the closing of the Securities Purchase Agreement that will be in the form of Warrant that Lyondell filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002. Each Warrant will be exercisable for one share of Original Common Stock, subject to Lyondell's ability to make a "Net Payment" in lieu of issuing one share of Original Common Stock upon exercise, as described below under "--Exercise Price; Net Payment Option."

 Exercise Period

   Each Warrant will be exercisable at any time between the date of issuance and the fifth anniversary of the date of issuance.

 Exercise Price; Net Payment Option

   Each Warrant may be exercised for one share of Original Common Stock at an exercise price of $25.00 per share. However, Lyondell will have the right, in its sole discretion, to instead make a "Net Payment" by electing to pay the excess, if any, between the stock price per share of Original Common Stock on the date of exercise and the exercise price. The Net Payment may be in the form of (1) cash, (2) shares of Original Common Stock, (3) subject to specified limitations, Series B Common Stock or (4) a combination of (1), (2) and (3), at Lyondell's option. If Lyondell elects to make all or a portion of a Net Payment in the form of shares of Original Common Stock or Series B Common Stock, each share shall be valued by the average of the high and low per-share sale prices of Original Common Stock, as reported on the New York Stock Exchange, on the date a Warrant is exercised.

 Adjustments to Exercise Price and Number of Warrants

   The number of Warrants and the exercise price may be adjusted on December 31, 2002 based upon the average of the high and low per-share sale prices of Original Common Stock, as reported on the New York Stock Exchange, for the 15 business-day period ending December 31, 2002. If the 15 business-day average price on December 31, 2002 is $11.00 or above, the Warrant will not be adjusted. If the 15 business-day average price on that day is between $7.00 and $11.00: (1) the number of Warrants will be determined by adding to five million the number computed by multiplying (a) $11.00 minus the 15 business-day average stock price, by (b) 250,000; and (2) the exercise price will be determined by subtracting from $25.00 the number computed by multiplying (x) $11.00 minus the 15 business-day average stock price, by (y) $0.675. If the 15 business-day average price on that day is $7.00 or below: (1) the number of Warrants will be increased to six million; and (2) the exercise price will be reduced to $22.30 per share. The number of Warrants and the exercise price will also be adjusted for any stock splits, dividends and combinations that occur during the five-year exercise period.

   Upon a consolidation or merger (other than a consolidation or merger in which Lyondell is the surviving entity or continuing entity and that does not result in any change in Original Common Stock), or sale of substantially all assets of Lyondell, each Warrant will be exercisable for the number of shares of stock, other Lyondell securities or property, or successor entity's securities or property, as the case may be, that the holder of the Warrant would have received had the holder exercised the Warrant immediately before the merger, consolidation or sale of substantially all assets. In addition, Lyondell may not effect a consolidation, merger or sale of substantially all assets unless Lyondell's successor following any of those events agrees in writing to fulfill Lyondell's obligations under the Warrants.

 Restrictions on Transfer of the Warrants and Shares Received Upon Exercise of the Warrants

   Transfer of the Warrants and shares of Original Common Stock or Series B Common Stock received upon exercise of a Warrant will be restricted by the Stockholders Agreement as described below under "--Restrictions on Transfer of Securities."

Effects of Issuance of Additional Common Stock

   The issuance of additional common stock will dilute the voting power of the currently outstanding shares of Lyondell common stock. In addition, the issuance of Series B Common Stock may dilute Lyondell's earnings per share and lower the trading price of the outstanding Lyondell common stock. The likelihood or magnitude of these effects is difficult to predict since they are dependent in part on circumstances beyond Lyondell's control.

Description of Stockholders Agreement

   In connection with the Securities Purchase Agreement, Lyondell will enter into the Stockholders Agreement with OCHC and Occidental that sets forth, among other things:

  (1) restrictions on the conversion of Series B Common Stock into Original Common Stock, as more fully described below under "--Restrictions on Conversion of Shares of Series B Common Stock into Shares of Original Common Stock;"

  (2) restrictions on transfer of the Warrants and the shares of Original Common Stock and Series B Common Stock issued in connection with the Securities Purchase Agreement, as more fully described below under "-- Restrictions on Transfer of Securities;"

  (3) standstill provisions restricting Occidental's ability to engage or participate in specified change of control activities, as more fully described below under "--Standstill Agreement;"

  (4) Lyondell's obligation to appoint two executive officers of Occidental, Dr. Ray R. Irani and Stephen I. Chazen, to Lyondell's Board of Directors, as more fully described below under "--Governance Matters-- Appointments to Lyondell's Board of Directors;" and

  (5) Occidental's agreement to vote for the nominees to Lyondell's Board of Directors that are proposed by the Board of Directors, as more fully described below under "--Governance Matters--Voting Agreement."

   A copy of the form of Stockholders Agreement has been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002.

   Occidental's obligations to Lyondell under the Stockholders Agreement, and Lyondell's obligations to Occidental and its wholly owned affiliates under the Stockholders Agreement, will terminate when Occidental beneficially owns in the aggregate, directly or indirectly, a number of shares of Original Common Stock or Series B Common Stock that is less than 50% of the initial number of shares of Series B Common Stock issued to OCHC at the closing of the Securities Purchase Agreement. Lyondell's obligation to appoint Dr. Ray R. Irani and Stephen I. Chazen to its Board of Directors will be reduced to an obligation to appoint one of them once Occidental beneficially owns, directly or indirectly, less than the initial number of shares of Series B Common Stock issued to OCHC at the closing of the Securities Purchase Agreement. The obligations to Lyondell of each shareholder who will be required to become a party to the Stockholders Agreement and who is not an Occidental affiliate, and Lyondell's obligations to each of those shareholders under the Stockholders Agreement, will terminate when that shareholder beneficially owns in the aggregate, directly or indirectly, fewer than five million shares of Original Common Stock.

Restrictions on Conversion of Shares of Series B Common Stock into Shares of Original Common Stock

   Notwithstanding the conversion provisions set forth in Article IV of the proposed Amended and Restated Certificate of Incorporation, the Stockholders Agreement will prohibit Occidental, OCHC and each wholly owned affiliate of Occidental who is a holder of Series B Common Stock from converting shares of Series B Common Stock into shares of fully-paid and nonassessable Original Common Stock, until a date that is:

  .  after the third anniversary of the first issuance of Series B Common
     Stock;

  . after the second anniversary of the first issuance of Series B Common Stock, if Lyondell will not be restricted by its debt agreements from paying cash dividends on the converted shares without a dividend reduction on its then existing shares of Original Common Stock; or

  . following the acquisition of a majority of the outstanding shares of voting stock of Lyondell by any person in a transaction not approved by Lyondell's Board of Directors.

Series B Common Stock may be converted on an earlier date with the prior written consent of Lyondell's Board of Directors. Lyondell's current debt agreements would not restrict the payment of cash dividends on shares of Original Common Stock issued upon conversion of Series B Common Stock. Lyondell's right to convert any or all shares of Series B Common Stock into shares of Original Common Stock at any time in its sole discretion will not be restricted by the Stockholders Agreement.

Restrictions on Transfer of Securities

   The Stockholders Agreement will restrict the transfer of shares of Original Common Stock, Series B Common Stock and Warrants issued in connection with the transactions contemplated by the Securities Purchase Agreement.

   Under the Stockholders Agreement, Warrants and shares of Series B Common Stock received (1) at the closing of the Securities Purchase Agreement, (2) as satisfaction of Lyondell's obligation to make a contingent payment to OCHC,
(3) upon exercise of a Warrant and (4) as a dividend, may be transferred only to a wholly owned affiliate of Occidental.

   Under the Stockholders Agreement, shares of Original Common Stock received
(1) upon conversion of Series B Common Stock, (2) as satisfaction of Lyondell's obligation to make a contingent payment to OCHC, (3) upon exercise of a Warrant and (4) as a dividend, may be transferred only:

  .  to a wholly owned affiliate of Occidental;

  . through a registered public offering conducted in accordance with the terms and conditions of the Registration Rights Agreement;

  . pursuant to Rule 144 of the Securities Act of 1933, in an unsolicited "broker's transaction" (as defined in Rule 144) on a securities exchange in compliance with the volume limitations of the Securities Act, regardless of whether the volume limitations are applicable by law to the transferor; and

  . in connection with a sale of not more than 15 million shares in a single transaction or series of related transactions.

Any transferee that receives five million or more shares of Original Common Stock that is not a wholly owned affiliate of Occidental, and that transferee's ultimate parent entity, will be required to execute the Stockholders Agreement.

   Shares of Original Common Stock, Series B Common Stock and Warrants issued in connection with the Securities Purchase Agreement may be pledged to any bank, insurance company, investment bank or other financial institution that is regularly engaged in the business of making loans. Upon foreclosure, the lender will be obligated to execute the Stockholders Agreement.

Standstill Agreement

   The Stockholders Agreement will contain a provision prohibiting Occidental and each of its wholly owned affiliates, and any transferee of shares of Series B Common Stock, Original Common Stock or Warrants who is required to execute the Stockholders Agreement from engaging in activities that could potentially result in a change of control of Lyondell, including:

  .  acquiring additional Lyondell securities;

  .  initiating a proxy contest or change of control transaction;

  . seeking additional seats on, or control of, Lyondell's Board of Directors or control of Lyondell's policies, alone or in concert with others; and

  . granting any proxy or other voting power to any person other than Lyondell or its designees.

   An exception to these restrictions will be granted to Occidental and each of its wholly owned affiliates so that these restrictions will be suspended following commencement of any exchange or tender offer for Lyondell common stock by a third party without Lyondell's consent. In addition, (1) any wholly owned affiliate of Occidental may purchase up to 320,000 shares of Original Common Stock in the open market in each calendar quarter without being in violation of the standstill provisions (but only so long as after a purchase of additional shares, Occidental will beneficially own less than 40% of Lyondell's outstanding common stock) and (2) the issuance of any shares of Series B Common Stock or Original Common Stock in connection with the transactions contemplated by the Securities Purchase Agreement or as a dividend will not be a violation of the standstill provisions.

Governance Matters

 Appointments to Lyondell's Board of Directors

   In the Stockholders Agreement, Lyondell will agree, effective at the closing of the Securities Purchase Agreement, to appoint Dr. Ray R. Irani, Chairman of the Board of Directors and Chief Executive Officer of Occidental, and Stephen I. Chazen, Chief Financial Officer and Executive Vice President-- Corporate Development of Occidental, to Lyondell's Board of Directors. If Occidental beneficially owns, directly or indirectly, fewer than the initial number of shares of Series B Common Stock issued to OCHC at the closing of the Securities Purchase Agreement but at least 50% of the initial number of shares, then only one of Dr. Irani and Mr. Chazen, to be selected by Lyondell, will be entitled to a seat on Lyondell's Board of Directors. If Occidental beneficially owns, directly or indirectly, fewer than 50% of the number of shares issued to OCHC at the closing of the Securities Purchase Agreement, then neither Dr. Irani nor Mr. Chazen will be entitled to a seat on Lyondell's Board of Directors. Occidental will not have the right to (1) substitute any other individuals for Dr. Irani or Mr. Chazen on Lyondell's Board of Directors or (2) require that any other individual be appointed to Lyondell's Board of Directors. Subject to the limitations described above, Lyondell's Board of Directors will include Dr. Irani and Mr. Chazen, as appropriate, in any slate of directors presented to the shareholders of Lyondell for election for so long as they are able and qualified to serve.

   Dr. Ray R. Irani has served since 1990 as Chairman and Chief Executive Officer of Occidental, one of the world's largest independent oil and gas exploration and production companies and a leading marketer and manufacturer of basic and niche performance chemicals. Dr. Irani served as President of Occidental from 1984 until 1996 and as Chief Operating Officer from 1984 to 1990. He was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd. (now Nexen Inc.) from 1987 to 1999, and was honorary Chairman of the Board from 1999 to 2000. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani is also a director of Cedars Bank, Health Net and KB Home. On the date of this Proxy Statement, Dr. Irani was 67 years old.

   Stephen I. Chazen is Executive Vice President of Corporate Development and Chief Financial Officer for Occidental, one of the world's largest independent oil and gas exploration and production companies and a leading marketer and manufacturer of basic and niche performance chemicals. Mr. Chazen joined Occidental as Executive Vice President--Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 until 1994 in the investment banking division of Merrill Lynch where he was a Managing Director. Mr. Chazen is a director of Premcor, Inc. On the date of this Proxy Statement, Mr. Chazen was 55 years old.

 Voting Agreement

   In the Stockholders Agreement, Occidental will agree to cause each share of Lyondell securities it beneficially owns, directly or indirectly, that are entitled to vote on any matter to be "present" for the taking of any Lyondell shareholder action and voted "for" the nominees to Lyondell's Board of Directors that are proposed by the directors sitting on Lyondell's Board of Directors at the time of nomination.

 Relations with Occidental

   Lyondell's Board of Directors has passed resolutions addressing, among other things, potential conflicts of interest between Lyondell and Occidental and mechanics for Lyondell's directors to manage business opportunities that both Lyondell and Occidental might have an interest in pursuing.

Registration Rights

   As a condition of the sale of the Securities to OCHC, Lyondell will enter into the Registration Rights Agreement at the closing of the Securities Purchase Agreement to provide for registration rights with respect to shares of Original Common Stock issued to OCHC (1) as a dividend, (2) upon conversion of Series B Common Stock, (3) upon exercise of a Warrant or (4) in satisfaction of Lyondell's obligation to make a contingent payment to OCHC. Neither Series B Common Stock nor the Warrants will have registration rights. A copy of the form of Registration Rights Agreement has been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002.

   Lyondell will bear all costs, fees and expenses of each registration, except underwriting discounts and commissions, fees of counsel, experts and/or advisors retained by a holder, underwriter, underwriter's counsel and out-of-pocket roadshow expenses.

 Demand Registration Rights

   Holders of Original Common Stock with registration rights will have the right to demand registration of their shares in an underwritten offering once in any 12-month period if the offering is for at least 8 million shares and has an estimated public offering price of $100 million. Holders will have the right to demand registration in an offering that is not underwritten up to three times (or two, if holders have registered an underwritten offering during such period) in any 12-month period if the offering is for at least three million shares. Lyondell will have the right to delay registration under specified circumstances.

 Piggy-Back Registration Rights

   Lyondell will be required to notify holders of Original Common Stock with registration rights if it plans to conduct an underwritten public offering of shares of Original Common Stock solely for cash and include a holder's shares in the registered offering if the holder so requests. However, Lyondell may reduce the number of qualified shares of Original Common Stock so registered on the recommendation of the lead managing underwriter, and Lyondell may also in its sole discretion withdraw any registration statement and abandon any proposed offering.

 Transfer of Registration Rights

   Registration rights may be transferred together with shares of Original Common Stock if the transfer of the shares is permitted by the Stockholders Agreement and (1) the transfer is to a wholly owned affiliate of Occidental or
(2) the transfer is for a minimum of five million shares.

Delaware Section 203

   Lyondell is a Delaware corporation and is subject to Section 203 of the General Corporation Law of Delaware. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of Lyondell's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with Lyondell for three years after the time that person becomes an interested stockholder. The limitations of Section 203 do not apply to an interested stockholder if Lyondell's Board of Directors approves in advance the transaction that will result in the creation of an interested stockholder.

   Upon the closing of the sale of the Securities to OCHC, OCHC will be an interested stockholder for purposes of Section 203 of the General Corporation Law of Delaware. However, because Lyondell's Board of Directors approved the sale of the Securities to OCHC before executing the Securities Purchase Agreement and the issuance of the Securities to OCHC, OCHC will not be restricted from engaging in a "business combination" with Lyondell by Section 203.

Closing Conditions under the Securities Purchase Agreement

   The Securities Purchase Agreement contains several conditions to closing, including (1) approval by Lyondell's shareholders of the Amended and Restated Certificate of Incorporation of Lyondell and the issuance of the Securities to OCHC, (2) expiration or termination of the HSR waiting period for the transaction, (3) the absence of any material injunction or legal proceeding and (4) the absence of any material adverse change in the business or financial condition of Lyondell between the date Lyondell executed the Securities Purchase Agreement and the closing date.

Use of Proceeds from Sale of Securities

   The Securities Purchase Agreement provides that Lyondell will use the net proceeds received from the sale of the Securities to OCHC to finance Lyondell's purchase of the Oxy Equistar Interest on the terms set forth in the Occidental Partner Sub Purchase Agreement. Equistar is a joint venture currently owned by wholly owned subsidiaries of Lyondell (41%), Occidental (29.5%) and Millennium (29.5%) that operates petrochemicals and polymers businesses. Lyondell's Chief Executive Officer, Dan F. Smith, is also the Chief Executive Officer of Equistar. After the purchase of the Oxy Equistar Interest, Lyondell will own 70.5% of Equistar. A copy of the Occidental Partner Sub Purchase Agreement has been filed with the SEC as an exhibit to Lyondell's Current Report on Form 8-K dated July 9, 2002. The Occidental Partner Sub Purchase Agreement is described below under "--Description of Occidental Partner Sub Purchase Agreement."

Description of Occidental Partner Sub Purchase Agreement

 Oxy Equistar Interest

   Occidental indirectly holds, in the aggregate, a 29.5% partnership interest in Equistar. Three indirect wholly owned subsidiaries of Occidental hold the Oxy Equistar Interest. These subsidiaries are Occidental Petrochem Partner 1, Inc., referred to as "Occidental LP1," Occidental Petrochem Partner 2, Inc., referred to as "Occidental LP2," and Occidental Petrochem Partner GP, Inc., referred to as "Occidental GP." Occidental Chemical Corporation owns all of the outstanding capital stock of Occidental LP1. Oxy CH Corporation owns all of the outstanding capital stock of Occidental LP2 and Occidental GP. Occidental Chemical Corporation and Oxy CH Corporation are also subsidiaries of Occidental.

 Purchase Price

   Lyondell will pay an aggregate amount of $440.01 million to Oxy CH Corporation and Occidental Chemical Corporation for all of the outstanding capital stock of Occidental LP1, Occidental LP2 and Occidental GP.

 Indemnification for Potential Loss of Partnership Units

   Occidental LP1 holds 6,623 of the aggregate of 29,500 Equistar partnership units that are held by the Occidental subsidiaries that Lyondell is purchasing. Section 14 of the Equistar Partnership Agreement provides that, upon termination of a specified petrochemical-plant lease from Occidental to Equistar, Occidental LP1 could lose its 6,623 partnership units and no longer be an owner of Equistar. If that occurs, the Occidental Partner Sub Purchase Agreement and the Securities Purchase Agreement provide that Occidental will
(1) allow Lyondell or Equistar to acquire, operate or receive the benefit of operating the previously leased petrochemical plant, (2) pay Lyondell $75 million in cash or (3) if the value is greater than $75 million, transfer or pay to Lyondell 5.4 million shares of Lyondell common stock or the sale proceeds from 5.4 million shares of Lyondell common stock or a combination of both. A copy of the Amended and Restated Limited Partnership Agreement of Equistar, dated August 24, 2001, has been filed with the SEC as an exhibit to Lyondell's Annual Report on Form 10-K.

 Closing Conditions

   The Occidental Partner Sub Purchase Agreement contains several conditions to closing, including (1) the closing of the Securities Purchase Agreement and Lyondell's receipt of the purchase price thereunder from OCHC, (2) expiration or termination of the waiting period for closing the transaction required under the HSR Act, (3) the absence of any material injunction or legal proceeding and (4) the absence of any material adverse change in the business or financial condition of Equistar, Occidental LP1, Occidental LP2 or Occidental GP.

Regulatory Filings Required

   The transaction comprising the acquisition of Securities by OCHC and the purchase of the Oxy Equistar Interest is subject to the filing by Occidental and Lyondell of a notification and report to the Federal Trade Commission and the U.S. Department of Justice, Antitrust Division, under the HSR Act. Pursuant to HSR rules and regulations, the acquisition cannot close until termination or expiration of a waiting period, which waiting period will begin with the filing by Occidental and Lyondell of the complete HSR notification and report form. Termination or expiration of the HSR waiting period without the imposition of any condition or restriction is a condition to the closing of the Securities Purchase Agreement and the Occidental Partner Sub Purchase Agreement. Lyondell and Occidental expect to file the required notification and report on or about the date of the filing of this Proxy Statement.

Requirement for Shareholder Approval

 Issuance of Securities

   Lyondell's listing agreement with the New York Stock Exchange requires shareholder approval for the issuance of Lyondell common stock that represents in the aggregate more than 20% of the issued and outstanding shares of Lyondell common stock. In addition, the listing agreement requires shareholder approval for the issuance of securities to a "substantial stockholder" of Lyondell. As of July 1, 2002, 125,844,920 shares of Lyondell common stock were issued and outstanding. At the closing of the Securities Purchase Agreement, Lyondell will sell to OCHC securities, which may represent more than 20% of the issued and outstanding shares of Lyondell common stock on a fully diluted basis, and OCHC will become a substantial stockholder of Lyondell. In addition to the Securities issued to OCHC at the closing of the Securities Purchase Agreement, Lyondell may issue additional shares of Original Common Stock or Series B Common Stock to OCHC or to other wholly owned affiliates of
Occidental:

  . to satisfy Lyondell's obligation to make a contingent payment having a value of up to $35 million to OCHC as described above under "--Potential Issuance of Additional Shares as a Contingent Payment;"

  .  upon conversion of Series B Common Stock into Original Common Stock;

  .  upon exercise of a Warrant; and

  .  as a stock dividend or upon a stock split.

   Approval of the issuance and sale of the Securities also constitutes approval of the issuance of additional securities in the future as contemplated by the terms of the Securities. After giving effect to the sale of 30 to 34 million shares of Series B Common Stock at the closing of the Securities Purchase Agreement, assuming no exercise of the Warrants, OCHC will beneficially own approximately 19.2% to 21.3% of Lyondell's issued and outstanding common stock. After giving effect to the exercise of the Warrants, assuming each Warrant is exercised for one share of Original Common Stock for a total issuance of five million shares of Original Common Stock, OCHC would beneficially own approximately 21.8% to 23.7% of Lyondell's issued and outstanding shares of common stock. In connection with the sale of the Securities to OCHC, Lyondell's Board of Directors adopted resolutions exempting OCHC and its affiliates from the definition of "Acquiring Person" under the Rights Agreement dated December 8, 1995, as it may be supplemented or amended from time to time, between Lyondell and The Bank of New York, as Rights Agent. These resolutions authorize OCHC and its affiliates to acquire, without triggering operation of the Rights Agreement, beneficial ownership of additional securities as contemplated by the Securities Purchase Agreement and its related agreements so long as their beneficial ownership in the aggregate, directly or indirectly, does not exceed 40% of the issued and outstanding common stock of Lyondell.

 Purchase of the Oxy Equistar Interest

   Although Lyondell needs to issue the Securities to OCHC in order to have sufficient funds to purchase the Oxy Equistar Interest, Lyondell is not seeking shareholder approval for the purchase of the Oxy Equistar Interest because shareholder approval of this purchase is not required under Delaware law, Lyondell's Certificate of Incorporation or Lyondell's listing agreement with the New York Stock Exchange.

Required Vote and Board of Directors' Recommendation

   Approval of the sale of the Securities to OCHC will require the vote of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote on this matter. Abstentions will have the same effect as a vote against the proposal to approve the sale of the Securities to OCHC. Broker non-votes will not affect the outcome of this proposal.

   Lyondell's Board of Directors unanimously recommends a vote FOR approval of the proposed sale of the Securities to OCHC. Properly dated and signed proxies, and proxies properly submitted over the Internet or by telephone, will be so voted unless shareholders specify otherwise.

                            SELECTED FINANCIAL DATA

Selected Historical Financial Data of Lyondell

   The selected historical financial data set forth below for the five years ended December 31, 2001 are from the audited financial statements of Lyondell. The selected financial data for the three-month periods ended March 31, 2002 and 2001 are from the unaudited financial statements of Lyondell.

                         For the three
                         months ended
                           March 31,       For the year ended December 31,
                         --------------  --------------------------------------
                          2002    2001    2001    2000   1999   1998(a) 1997(b)
                         ------  ------  ------  ------ ------  ------- -------
Millions of dollars,
except per-share data
---------------------
Results of Operations
 Data:
  Sales and other
   operating revenues
   (c).................. $  674  $  849  $3,193  $4,003 $3,660  $1,433  $2,878
  Income (loss) from
   equity investments--
   Equistar.............    (45)    (22)    (77)    101     52     119       6
  Income from equity
   investments--other...     24      24     117      98     24     116     102
  Net income (loss)
   (d)(e)...............    (55)    (34)   (150)    437   (115)     52     286
  Basic earnings (loss)
   per share (d)(e).....   (.47)   (.29)  (1.28)   3.72  (1.10)    .67    3.58
  Diluted earnings
   (loss) per share
   (d)(e)...............   (.47)   (.29)  (1.28)   3.71  (1.10)    .67    3.58
  Dividends per share...   .225    .225     .90     .90    .90     .90     .90
Balance Sheet Data:
  Total assets..........  6,375   6,913   6,703   7,047  9,498   9,156   1,559
  Long-term debt........  3,833   3,841   3,846   3,844  6,046   5,391     345

--------
(a) The financial information for 1998 included five months of operating results for ARCO Chemical Company, acquired as of July 28, 1998 and accounted for using the purchase method of accounting. It also included twelve months of Equistar, LCR and Lyondell Methanol Company, L.P., referred to as "LMC"; each accounted for as an equity investment.
(b) The financial information for 1997 included twelve months of consolidated operating results of Lyondell and LMC, and Lyondell's equity income from LCR for twelve months and from Equistar for one month.
(c) Amortization of intangible assets for all periods has been reclassified to conform to the March 31, 2002 presentation.
(d) The net loss for 2001, net income for 2000 and the net loss for 1999 included extraordinary losses on early extinguishment of debt, net of income taxes, of $5 million, $33 million and $35 million, or $.04, $.28 and $.33 per basic and diluted share, respectively. In addition, net income for 2000 included an after-tax gain on asset sales of $400 million, or $3.40 per share.
(e) As a result of implementing Statement of Financial Accounting Standards, referred to as "SFAS," No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, pre-tax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of goodwill amortization. The following table adjusts Lyondell's reported net income (loss) for all periods presented for the effects of goodwill amortization expense.

                               For the
                            three months
                                ended
                              March 31,       For the year ended December 31,
                            --------------  -------------------------------------
                             2002    2001    2001   2000   1999   1998(a) 1997(b)
                            ------  ------  ------  ----- ------  ------- -------
   Millions of dollars
   -------------------
   Reported net income
    (loss)................. $  (55) $  (34) $ (150) $ 437 $ (115)  $ 52    $ 286
   Add back: goodwill
    amortization, net of
    tax....................     --       5      22     23     27     11       --
                            ------  ------  ------  ----- ------   ----    -----
   Adjusted net income
    (loss)................. $  (55) $  (29) $ (128) $ 460 $  (88)  $ 63    $ 286
                            ======  ======  ======  ===== ======   ====    =====

   Diluted earnings per
    share
   Reported net income
    (loss)................. $ (.47) $ (.29) $(1.28) $3.71 $(1.10)  $.67    $3.58
   Add back: goodwill
    amortization, net of
    tax....................     --     .04     .19    .20    .26    .14       --
                            ------  ------  ------  ----- ------   ----    -----
   Adjusted net income
    (loss)................. $ (.47) $ (.25) $(1.09) $3.91 $ (.84)  $.81    $3.58
                            ======  ======  ======  ===== ======   ====    =====

Selected Historical Financial Data of Equistar

   The selected historical financial data set forth below for the period from December 1, 1997 (inception) to December 31, 2001 are from the audited financial statements of Equistar. The selected financial data for the three-month periods ended March 31, 2002 and 2001 are from the unaudited financial statements of Equistar. As a partnership, Equistar is not subject to federal income taxes and does not have registered equity securities.

                                                                          For the
                                                                        period from
                                                                        December 1,
                         For the three                                      1997
                          months ended    For the year ended December   (inception)
                           March 31,                  31,                    to
                         ---------------  ----------------------------- December 31,
                          2002     2001    2001    2000   1999  1998(a)     1997
                         -------  ------  ------  ------ ------ ------- ------------
Millions of dollars
-------------------
Results of Operations
 Data:
  Sales and other
   operating revenues... $ 1,136  $1,773  $5,909  $7,495 $5,594 $4,524     $ 365
  Net income (loss)
   (b)..................  (1,179)    (77)   (283)    153     32    143         7
Balance Sheet Data:
  Total assets..........   5,048   6,585   6,308   6,582  6,736  6,665     4,600
  Obligations under
   capital leases.......      --      --      --      --     --    205        --
  Long-term debt........   2,282   2,224   2,233   2,158  2,169  1,865     1,512

--------
(a) The financial information for 1998 includes the operating results of the businesses contributed by Occidental prospectively from May 15, 1998, the date of contribution. The business contributed by Occidental was accounted for using the purchase method of accounting.
(b) The net loss of $1,179 million for the three months ended March 31, 2002 includes a $1,053 million, charge for the write off of goodwill upon adoption of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.
(c) As a result of implementing SFAS No. 142, earnings in 2002 and subsequent years will be favorably affected by $33 million annually because of the elimination of goodwill amortization. The following table adjusts Equistar's reported net income (loss) before cumulative effect of accounting change and reported net income (loss) for all periods presented for the effects of goodwill amortization expense.

                                                                      For the
                                                                    period from
                              For the                               December 1,
                            three months                                1997
                            ended March      For the year ended     (inception)
                                31,             December 31,             to
                            -------------  ------------------------ December 31,
                             2002    2001  2001   2000 1999 1998(a)     1997
                            -------  ----  -----  ---- ---- ------- ------------
   Millions of dollars
   -------------------
   Reported net income
    (loss) before
    cumulative effect of
    accounting change...... $  (126) $(77) $(283) $153 $32   $143       $ 7
   Add back: goodwill
    amortization...........      --     8     33    33  33     31         3
                            -------  ----  -----  ---- ---   ----       ---
   Adjusted net income
    (loss) before
    cumulative effect of
    accounting change...... $  (126) $(69) $(250) $186 $65   $174       $10
                            =======  ====  =====  ==== ===   ====       ===

   Reported net income
    (loss)................. $(1,179) $(77) $(283) $153 $32   $143       $ 7
   Add back: goodwill
    amortization...........      --     8     33    33  33     31         3
                            -------  ----  -----  ---- ---   ----       ---
   Adjusted net income
    (loss)................. $(1,179) $(69) $(250) $186 $65   $174       $10
                            =======  ====  =====  ==== ===   ====       ===

                UNAUDITED PRO FORMA FINANCIAL DATA OF LYONDELL

   The unaudited pro forma financial statements below give effect to: (1) the proposed sale of the Securities to OCHC under the Securities Purchase Agreement and (2) the proposed purchase of the Oxy Equistar Interest under the Occidental Partner Sub Purchase Agreement, as if both transactions had been completed as of March 31, 2002 for purposes of the pro forma balance sheet and January 1, 2001 for purposes of the pro forma income statements. These unaudited pro forma financial statements do not necessarily reflect the results of operations or financial position of Lyondell that would have resulted had such transactions actually been consummated as of such dates. Also, they are not necessarily indicative of the future results of operations or the future financial position of Lyondell.

   The unaudited pro forma financial statements have been prepared based on the estimated fair value of the securities to be issued as of March 31, 2002. As described under "Proposal to Approve the Sale of Securities to OCHC," the proposed transactions have specified values of approximately $440 million. The difference in indicated value primarily relates to changes in Lyondell's stock price during the period subsequent to January 23, 2002, the date Lyondell confirmed its interest in purchasing the Oxy Equistar Interest.

   The unaudited pro forma financial statements should be read together with the financial statements and notes of Lyondell, which are incorporated by reference to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

                 Unaudited Pro Forma Balance Sheet of Lyondell

                              As of March 31, 2002

                                               Historical Adjustments Pro Forma
                                               ---------- ----------- ---------
                                                 (Dollars in millions, except
                                                       per-share data)
                    ASSETS
Cash and cash equivalents.....................   $  228                $  228
Accounts receivable, net......................      320                   320
Inventories...................................      303                   303
Prepaid expenses and other current assets.....       45                    45
Deferred tax assets...........................       61                    61
                                                 ------                ------
  Total current assets........................      957                   957
Property, plant and equipment, net............    2,265                 2,265
Investment in Equistar Chemicals, LP..........      477      $889(a)    1,366
Other investments and long-term receivables...    1,123                 1,123
Goodwill, net.................................    1,100                 1,100
Other assets, net.............................      453                   453
                                                 ------      ----      ------
  Total assets................................   $6,375      $889      $7,264
                                                 ======      ====      ======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..............................   $  275                $  275
Current maturities of long-term debt..........        7                     7
Accrued liabilities...........................      282                   282
                                                 ------                ------
Total current liabilities.....................      564                   564
Long-term debt................................    3,833                 3,833
Other liabilities.............................      589                   589
Deferred income taxes.........................      580      $373(a)      953
Minority interest.............................      155                   155
Stockholders' equity:
  Common stock................................      120                   120
  Common stock, B Series......................       --        30(b)       30
  Additional paid-in capital..................      854       475(b)    1,340
                                                                8(c)
                                                                3(d)
  Retained earnings...........................      166                   166
  Accumulated other comprehensive loss........     (411)                 (411)
  Treasury stock, at cost.....................      (75)                  (75)
                                                 ------      ----      ------
    Total stockholders' equity................      654       516       1,170
                                                 ------      ----      ------
Total liabilities and stockholders' equity....   $6,375      $889      $7,264
                                                 ======      ====      ======
Book value per share..........................   $ 5.56                $ 7.91
                                                 ======                ======


       See notes to Unaudited Pro Forma Financial Statements of Lyondell.

                Unaudited Pro Forma Income Statement of Lyondell

                   For the Three Months Ended March 31, 2002

                                           Historical Adjustments  Pro Forma
                                           ---------- -----------  ---------
                                             (Dollars in millions, except
                                                   per-share data)
Sales and other operating revenues.......   $    674               $    674
Operating costs and expenses:
  Cost of sales..........................        589                    589
  Selling, general and administrative
   expenses..............................         40                     40
  Research and development expense.......          7                      7
                                            --------               --------
                                                 636                    636
                                            --------               --------
  Operating income.......................         38                     38
Interest expense.........................        (93)                   (93)
Interest income..........................          2                      2
Other income, net........................          1                      1
                                            --------               --------
  Loss before equity investments and
   income taxes..........................        (52)                   (52)
Income (loss) from equity investments:
  Equistar Chemicals, LP.................        (45)    $(37)(e)       (86)
                                                           (4)(f)
  Other..................................         24                     24
                                            --------     ----      --------
                                                 (21)     (41)          (62)
                                            --------     ----      --------
  Loss before income taxes...............        (73)     (41)         (114)
Benefit from income taxes................        (18)     (14)(g)       (32)
                                            --------     ----      --------
Net loss.................................   $    (55)    $(27)     $    (82)
                                            ========     ====      ========
Basic and diluted earnings per common
 share...................................   $   (.47)              $   (.55)(i)
                                            ========               ========
Cash dividends per share.................   $   .225               $   .225
                                            ========               ========
Basic and diluted weighted average shares
 outstanding (in thousands)..............    117,565                149,723 (h)
                                            ========               ========



       See notes to Unaudited Pro Forma Financial Statements of Lyondell.

                Unaudited Pro Forma Income Statement of Lyondell

                      For the Year Ended December 31, 2001

                                      Historical(j) Adjustments  Pro Forma
                                      ------------- -----------  ---------
                                       (Dollars in millions, except per-
                                                  share data)
Sales and other operating revenues...   $  3,193                 $  3,193
Operating costs and expenses:
  Cost of sales......................      2,799                    2,799
  Selling, general and administrative
   expenses..........................        157                      157
  Research and development expense...         32                       32
  Amortization of goodwill...........         30                       30
  Unusual charges....................         63                       63
                                        --------                 --------
                                           3,081                    3,081
                                        --------                 --------
Operating income.....................        112                      112
Interest expense.....................       (386)                    (386)
Interest income......................         17                       17
Other expense, net...................         (4)                      (4)
                                        --------                 --------
  Loss before equity investments,
   income taxes and extraordinary
   item..............................       (261)                    (261)
                                        --------                 --------
Income (loss) from equity
 investments:
  Equistar Chemicals, LP.............        (77)      $(74)(e)      (169)
                                                        (18)(f)
  Other..............................        117                      117
                                        --------       ----      --------
                                              40        (92)          (52)
                                        --------       ----      --------
  Loss before income taxes and
   extraordinary item................       (221)       (92)         (313)
Benefit from income taxes............        (76)       (32)(g)      (108)
                                        --------       ----      --------
Loss before extraordinary item.......   $   (145)      $(60)     $   (205)(k)
                                        ========       ====      ========
Basic and diluted loss before
 extraordinary item per common
 share...............................   $  (1.24)                $  (1.38)(i)(k)
                                        ========                 ========
Cash dividends per share.............   $    .90                 $    .90
                                        ========                 ========
Basic and diluted weighted average
 shares outstanding (in thousands)...    117,563                  148,664 (h)
                                        ========                 ========


       See notes to Unaudited Pro Forma Financial Statements of Lyondell.

         Notes to Unaudited Pro Forma Financial Statements of Lyondell

(a) To reflect the acquisition, under the Occidental Partner Sub Purchase Agreement, of an additional 29.5% interest in Equistar, including the recognition of $373 million of deferred tax liabilities. After this acquisition, Lyondell will hold 70.5% of the Equistar partnership interests. Lyondell expects to continue to account for its investment in Equistar using the equity method of accounting, reflecting the joint governance of Equistar.

(b) To reflect the issuance and sale under the Securities Purchase Agreement of 30.4 million shares of Series B Common Stock, $1.00 par value, assuming an average of the high and low per-share stock prices for Original Common Stock for the 20 business-day period ending two business days before March 31, 2002, of $16.70. The pro forma number of shares of Series B Common Stock issued is based on the following:

     20 Business-Day Average Original      Number of shares of Series B Common
       Common Stock price at closing                      Stock
     --------------------------------    --------------------------------------
   $17.10 or above                       30 million

   Between $15.10 and $17.10             Between 30 million and 32 million,
                                         determined by subtracting from 32
                                         million the number of shares computed
                                         by multiplying (a) the 20-day average
                                         price, minus $15.10, divided by $2.00,
                                         by (b) 2 million

   Equal to or between $15.10 and $14.10 32 million

   Between $14.10 and $13.10             Between 32 million and 34 million,
                                         determined by subtracting from 34
                                         million the number of shares computed
                                         by multiplying (a) the 20-day average
                                         price, minus $13.10, by (b) 2 million

   Less than $13.10                      34 million

  The pro forma issuance of the shares is valued at the March 31, 2002 closing price of $16.61 per share.

(c) To reflect the issuance and sale under the Securities Purchase Agreement of five million Warrants at an estimated fair value of $1.60 per Warrant. The fair value of the Warrants was estimated using the Black-Scholes option-pricing model. Each Warrant is exercisable for one share of Original Common Stock at $25 per share. Both the number of Warrants and the exercise price are subject to adjustment depending on the 15 business-day average price for Lyondell's stock. If the 15 business-day average price on December 31, 2002 is $11.00 or above, the Warrant will not be adjusted. If the 15 business-day average price on that day is between $7.00 and $11.00: (1) the number of Warrants will be determined by adding to five million the number computed by multiplying (a) $11.00 minus the 15 business-day average stock price, by (b) 250,000 and (2) the exercise price will be determined by subtracting from $25.00 the number computed by multiplying (x) $11.00 minus the 15 business-day average stock price, by
    (y) $0.675. If the 15 business-day average price on that day is $7.00 or below: (1) the number of Warrants will be increased to six million and (2) the exercise price will be reduced to $22.30 per share.

(d) To reflect the sale under the Securities Purchase Agreement of the right to receive a contingent payment having a value of up to $35 million, payable in cash or shares of Original Common Stock or Series B Common Stock, as determined by Lyondell, that will be equivalent in value to 7.38% of Equistar's cash distributions for 2002 and 2003. The estimated fair value of $3 million of the right is based on estimates of future cash distributions from Equistar, adjusted for the risk attributable to the significant uncertainties associated with future events.

(e) To reflect the additional 29.5% interest in Equistar's net loss for the period.

(f) To reflect the change, resulting from the acquisition of an additional 29.5% interest in Equistar, in the accretion of the difference between Lyondell's investment in Equistar and its underlying equity in Equistar's net assets.

(g) To reflect the tax effect of the pro forma adjustments using the 35% U.S. federal statutory income tax rate.

(h) Series B Common Stock will pay dividends at the same rate as Original Common Stock, which, in all historical periods presented, was at an annual rate of $.90 per share. However, dividends on shares of Series B Common Stock may be paid, at Lyondell's option, in cash, in Original Common Stock or in additional Series B Common Stock. The pro forma financial information reflects the assumption that the dividends will be paid in additional Series B Common Stock and, therefore, such dividends increase the pro forma weighted average shares outstanding by 701,000 shares and 1,758,000 shares for the periods ending December 31, 2001 and March 31, 2002, respectively. If, instead, the dividends on Series B Common Stock were paid in cash, the cumulative cash dividends on the pro forma Series B Common Stock outstanding over the 15-month period ending March 31, 2002 would have been $34 million.

(i) Basic and diluted earnings per common share are based on weighted average shares outstanding, including the pro forma issuance of 30.4 million shares of Series B Common Stock as described in (b) above and the pro forma issuance of additional Series B Common Stock in payment of dividends on the pro forma Series B Common Stock outstanding as described in (h) above. The pro forma effect of the Warrants is antidilutive in both periods presented.

(j) Amortization of intangible assets included in historical amounts for the year ended December 31, 2001 has been reclassified to conform to the March 31, 2002 presentation.

(k) Pre-tax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of goodwill amortization upon adoption of SFAS No. 142, Goodwill and Other Intangibles. The following table presents Lyondell's reported net loss and earnings per share for the year ended December 31, 2001, as adjusted for goodwill amortization expense.

   Millions of dollars                                      Historical Pro Forma
   -------------------                                      ---------- ---------
   Reported net loss before extraordinary item.............   $ (145)   $ (199)
   Add back: goodwill amortization, net of tax.............       20        20
                                                              ------    ------
   Adjusted net loss.......................................   $ (125)   $ (179)
                                                              ======    ======

   Earnings per share
   ------------------
   Reported net loss before extraordinary item.............   $(1.24)   $(1.34)
   Add back: goodwill amortization, net of tax.............      .17       .13
                                                              ------    ------
   Adjusted net loss.......................................   $(1.07)   $(1.21)
                                                              ======    ======

                            PRINCIPAL SHAREHOLDERS

   The table below sets forth certain information as of May 15, 2002, regarding the beneficial ownership of Lyondell common stock by persons known by Lyondell to beneficially own more than five percent of its outstanding shares of common stock, based on 117,564,920 shares of Lyondell common stock outstanding as of May 15, 2002. The table below does not reflect the issuance of 8,280,000 shares of Lyondell common stock on July 1, 2002 in an underwritten offering. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the SEC, except as otherwise known to Lyondell.

                                                                    Percentage
                                                         Number of   Of Shares
                     Name and Address                      Shares   Outstanding
                     ----------------                    ---------- -----------
   FMR Corp. (a)........................................ 17,576,775    14.95%
    82 Devonshire Street
    Boston, Massachusetts 02109

   AXA Financial, Inc. (b).............................. 16,977,737    14.44%
    1290 Avenue of the Americas
    New York, New York 10104

   Franklin Resources, Inc. (c)......................... 11,383,900     9.68%
    One Franklin Parkway
    San Mateo, California 94403

   Barrow, Hanley, Mewhinney & Strauss, Inc. (d)........  9,491,270     8.07%
    3232 McKinney Avenue, 15th Floor
    Dallas, Texas 75204-2429

--------
(a) FMR Corp. is the parent holding company of subsidiaries: Fidelity Management & Research Company, referred to as "Fidelity," which is the beneficial owner of 14,968,975 shares of Lyondell common stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company, referred to as "FMT," which is the beneficial owner of 2,352,200 shares of Lyondell common stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to the shares of Lyondell common stock owned by the Fidelity funds, which power resides with the funds' Board of Trustees. Each of FMR and Mr. Johnson has sole dispositive power with respect to 14,968,975 shares of Lyondell common stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive power with respect to 2,352,200 shares of Lyondell common stock and sole voting power with respect to 2,347,400 shares of Lyondell common stock and no voting power with respect to 4,800 shares of Lyondell common stock owned by the FMT institutional accounts. Fidelity International Limited, referred to as "FIL," a former majority-owned subsidiary of Fidelity, has sole dispositive and voting power with respect to 255,600 shares of Lyondell common stock. A partnership controlled by the Johnson family owns shares of FIL voting stock representing approximately 39.89% of the voting power of FIL.
(b) AXA Financial, Inc. is the parent holding company of subsidiaries:
    Alliance Capital Management L.P., which has sole voting power over 7,238,873 shares of Lyondell common stock, shared voting power over 7,676,459 shares of Lyondell common stock and sole dispositive power over 16,889,737 shares of Lyondell common stock, all of which are held on behalf of clients in discretionary investment advisory accounts; and The Equitable Life Assurance Society of the United States, which has sole dispositive power over 88,000 shares of Lyondell common stock.
(c) Franklin Resources, Inc., together with its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr., may be deemed the beneficial owner of 11,383,900 shares of Lyondell common stock held in accounts advised by direct and indirect investment advisory subsidiaries of Franklin Resources and over which those subsidiaries have sole voting and dispositive power, including 11,338,800 shares of Lyondell common stock over which FRI's subsidiary Templeton Global Advisors Limited has sole voting and dispositive power and 45,100 shares of Lyondell common stock over which FRI's subsidiary Franklin Templeton Investment Management Limited has sole voting and dispositive power.
(d) Barrow, Hanley, Mewhinney & Strauss, Inc., referred to as "Barrow," is an investment adviser with sole voting power over 6,049,420 shares of Lyondell common stock, shared voting power over 3,441,850 shares of Lyondell common stock and sole dispositive power over 9,491,270 shares of Lyondell common stock held in accounts of certain of Barrow's clients.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The second column in the table below sets forth the number of shares of Lyondell common stock owned beneficially as of May 15, 2002 by each director or nominee, each of the named executive officers, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Lyondell common stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of May 15, 2002 by these individuals under the Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors. Although the Deferred Stock Units track the market value of Lyondell common stock, they are payable in cash and do not carry voting rights.

                                           Shares of Common
                                              Stock Owned       Deferred Stock
                                          Beneficially as of   Units Held as of
                   Name                  May 15, 2002(a)(b)(c) May 15, 2002(d)
                   ----                  --------------------- ----------------
   Carol A. Anderson...................           12,362(e)         18,682
   Robert T. Blakely (f)...............          486,827                --
   William T. Butler...................           19,617             6,359
   Edward J. Dineen....................          161,075                --
   Travis Engen........................           19,332            32,376
   Morris Gelb.........................          260,706                --
   Stephen F. Hinchliffe, Jr...........           29,860(g)          4,946
   David J. Lesar......................            8,473(h)         10,888
   Dudley C. Mecum II..................            9,291             4,066
   Dan F. Smith........................        1,236,630                --
   William R. Spivey...................            6,367             5,278
   All directors and executive officers
    as a group (17)....................        2,731,011(i)         82,595

--------
(a) Includes shares held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of May 15, 2002.
(b) The amounts shown in the second column of the table for the directors and executive officers include (1) restricted shares, (2) shares acquired under Lyondell's Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include:
    5,001 for each of Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Lesar, Mr. Mecum and Dr. Spivey; 486,827 for Mr. Blakely; 122,287 for Mr. Dineen; 218,341 for Mr. Gelb; 1,058,924 for Mr. Smith; and 2,278,982 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of Lyondell common stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include Deferred Stock Units.
(c) The number of outstanding shares listed represents less than 1% of Lyondell common stock outstanding as of May 15, 2002 except for the shares of Lyondell common stock beneficially owned by Dan F. Smith, which represent approximately 1.04%, and all directors and executive officers as a group, which represent approximately 2.28%, of Lyondell common stock outstanding as of that date.

(d) Directors do not have voting or investment power with respect to Deferred Stock Units, and only have the right to make elections with respect to their deferrals as provided under the Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors.
(e) Includes 100 shares held by a trust of which Ms. Anderson is an indirect beneficiary.
(f) Mr. Blakely retired effective as of June 30, 2002.
(g) Includes 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee and 28,860 shares held by a trust of which Mr. Hinchliffe is a trustee and a beneficiary.
(h) Includes 2,000 shares held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.
(i) Includes approximately 5,100 shares owned by family members of certain directors and executive officers and family limited partnerships and trusts.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

   The expense of soliciting proxies will be paid by Lyondell. Lyondell has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $10,000 plus expenses. Some of the executive officers and other employees of Lyondell also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. Lyondell will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Lyondell common stock.

    SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING AND DIRECTOR NOMINATIONS

   Shareholder proposals intended to be presented at the 2003 Annual Meeting must be received by Lyondell, at the address set forth on the first page of this Proxy Statement, no later than November 28, 2002, in order to be included in Lyondell's proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary of Lyondell. Shareholder proposals must otherwise be eligible for inclusion. The 2003 Annual Meeting is scheduled to take place in May 2003.

   Under the By-Laws of Lyondell, a shareholder wishing to nominate a candidate for election to the Board of Directors or bring business before the 2003 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to the Secretary of Lyondell of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2003 Annual Meeting must be received by the Secretary of Lyondell, at the address set forth on the first page of this Proxy Statement, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in Lyondell's By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require Lyondell to include the proposed nominee or business in Lyondell's proxy solicitation materials.

                          FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this Proxy Statement are "forward-looking statements" within the meaning of the federal securities laws. Although Lyondell believes the expectations reflected in such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and Lyondell can give no assurance that such expectations will prove to have been correct. Lyondell's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors that are more fully described in the annual reports and quarterly reports Lyondell and Equistar have filed with the SEC that are incorporated by reference in this Proxy Statement. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. All forward-looking statements in this Proxy Statement are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this Proxy Statement and in the documents Lyondell incorporates by reference in this Proxy Statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   Lyondell and Equistar file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials they file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information Lyondell and Equistar file electronically with the SEC, which you can access over the Internet at www.sec.gov. Lyondell's electronic SEC filings are also available through its website at www.lyondell.com and Equistar's electronic SEC filings are also available through its website at www.equistarchem.com. Information contained on the Lyondell or Equistar website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement. You can also obtain information about Lyondell at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Statements contained in this Proxy Statement, or in any document incorporated by reference in this Proxy Statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

   The SEC allows us to "incorporate by reference" the information Lyondell and Equistar file with it, which means Lyondell can disclose important information to you by referring you to those documents. The information Lyondell incorporates by reference is an important part of this Proxy Statement, and later information Lyondell and Equistar file with the SEC will automatically update and supersede the information in this Proxy Statement. Lyondell incorporates by reference into this Proxy Statement the documents listed below, and any future filings it makes with the SEC (file number 1-10145) and any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement and before the date of the Special Meeting. The documents Lyondell incorporates by reference are:

  . Lyondell's annual report on Form 10-K for the year ended December 31, 2001;

  . Lyondell's quarterly report on Form 10-Q for the quarter ended March 31, 2002;

  . Lyondell's current reports on Form 8-K dated January 11, 2002, June 21, 2002, June 28, 2002 and July 9, 2002;

  . the description of Original Common Stock contained in Lyondell's registration statement on Form 8-A dated December 16, 1988, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description; and

  . the description of the rights to purchase common stock contained in Lyondell's registration statement on Form 8-A dated December 12, 1995, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description.

   Lyondell also incorporates by reference into this Proxy Statement the documents filed with the SEC by Equistar that are listed below, any future filings Equistar makes with the SEC (file number 333-76473) and any filings Equistar makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement and before the Special Meeting. The documents filed by Equistar that Lyondell incorporates by reference are:

  . Equistar's annual report on Form 10-K for the year ended December 31, 2001; and

  . Equistar's quarterly report on Form 10-Q for the quarter ended March 31, 2002.

   Lyondell will provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of any or all the documents it incorporates by reference in this Proxy Statement, other than any exhibit to any of those documents, unless Lyondell has specifically incorporated that exhibit by reference into the information this Proxy Statement incorporates. You may request copies by writing or telephoning Lyondell at the following address:

                           Lyondell Chemical Company
                           1221 McKinney, Suite 700
                             Houston, Texas 77010
                         Attention: Investor Relations
                           Telephone: (713) 652-4590

If you would like to request documents from Lyondell, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of such documents prior to the Special Meeting.

   This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information Lyondell has provided or incorporated by reference in this Proxy Statement to vote your shares at the Special Meeting. Lyondell has not authorized any person to provide information other than that provided in this Proxy Statement. Lyondell has not authorized anyone to provide you with different information. This Proxy Statement is dated July 11, 2002. You should not assume that the information in this Proxy Statement is accurate as of any date other than that date or that any information contained in any document Lyondell has incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, and the mailing of this Proxy Statement to shareholders does not create any implication to the contrary. Accordingly, Lyondell urges you to review each document it and Equistar subsequently file with the SEC and Lyondell incorporates by reference as Lyondell describes above for updated information.

                                                                        ANNEX A

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                           LYONDELL CHEMICAL COMPANY

                       Under Sections 242 and 245 of the
                       Delaware General Corporation Law

   LYONDELL CHEMICAL COMPANY (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     1. The current name of the corporation is Lyondell Chemical Company. The name under which the Company was originally incorporated was Lyondell Petrochemical Corporation. The original Certificate of Incorporation of the Company (as heretofore amended, the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on November 15, 1985.

     2. The restatement of and amendments to the Certificate of Incorporation have been duly adopted by a resolution of the Board of Directors of the Company (the "Board of Directors") proposing and declaring advisable this Amended and Restated Certificate of Incorporation, and the Company's stockholders have duly approved and adopted the Amended and Restated Certificate of Incorporation, all in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Company in its entirety. The amendments to the Certificate of Incorporation effected by this Amended and Restated Certificate of Incorporation include, but are not limited to, amendments to increase the number of authorized shares of capital stock that the Company shall have the authority to issue, to provide for a Series B of common stock, to add provisions relating to dividends, liquidation and voting with respect to the common stock and the Series B common stock of the Company and to delete former Article VIII.

     4. The capital of the Company shall not be reduced under or by reason of the foregoing amendments to the Certificate of Incorporation.

     5. The Certificate of Incorporation is hereby superseded by this Amended and Restated Certificate of Incorporation, which shall henceforth be the Certificate of Incorporation of the Company.

     6. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows (hereinafter, the Amended and Restated Certificate of Incorporation, as it may be further amended or restated from time to time, is referred to as the "Amended and Restated Certificate of Incorporation").

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                   ARTICLE I
                                     Name

             The name of the Company is LYONDELL CHEMICAL COMPANY.

                                  ARTICLE II
                         Address and Registered Agent

   The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
                            Description of Business

   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

                                  ARTICLE IV
                                 Capital Stock

   The aggregate number of shares of capital stock that the Company shall have authority to issue is 500,000,000, divided into two classes as follows:

     (1) 420,000,000 shares of common stock issued in two series with the first series consisting of 340,000,000 shares, par value $1.00 per share ("Common Stock"), and the second series consisting of 80,000,000 shares of Series B common stock, par value $1.00 per share ("Series B Common Stock"); and

     (2) 80,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     (3) Shares of any class or series of capital stock of the Company may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Except as may be provided otherwise in any certificate of designation for any series of preferred stock, the number of authorized shares of any class or series of capital stock of the Company may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of at least a majority of the then outstanding Voting Stock (as defined below), voting as a single class. The term "Voting Stock" shall mean all outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of Directors of the Company, considered as one class; and, if the Company shall have outstanding at any time shares of Voting Stock entitled to more or less than one vote for any such share, each reference in this Amended and Restated Certificate of Incorporation to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of all votes entitled to be cast by holders of all such shares generally in the election of Directors of the Company.

   The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock, the Common Stock and the Series B Common Stock.

                          SECTION I. PREFERRED STOCK

   Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to provide for the issuance of Preferred Stock in one or more series, and to establish and fix by resolution or resolutions providing for the issuance of each such series the number of shares to be included in such series and the voting and other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each such series, to the full extent now or hereafter permitted by law, subject to any other provision of this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of stock of the Company entitled to vote thereon having a majority of the votes entitled to be cast, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a separate vote of any of such holders is required pursuant to the resolution or resolutions establishing any such series of Preferred Stock.

                           SECTION II. COMMON STOCK

   (1) Common Stock and Series B Common Stock Otherwise Identical. Except as otherwise set forth in this Article IV, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock and the Series B Common Stock shall be identical in all respects. The shares of Common Stock shall constitute one series of common stock and the shares of Series B Common Stock shall constitute a second series of common stock, and together the two series shall constitute one class of common stock.

   (2) Dividends.

     (a) Subject to any requirements with respect to preferential or participating dividends as shall be provided by the express terms of any outstanding series of Preferred Stock and subject to Section II(2)(b), holders of the Common Stock and the Series B Common Stock shall be entitled to receive such dividends thereon, if any, as may be declared from time to time by the Board of Directors.

     (b) The Board of Directors shall not declare any dividend on the Common Stock without declaring a dividend in the same amount and form per share on the Series B Common Stock; provided, however, in the event a cash dividend is declared on the Common Stock, the Company may, at its option and in its sole discretion, declare and pay the corresponding dividend on shares of Series B Common Stock by issuance of additional shares of fully paid and nonassessable shares of Series B Common Stock ("PIK Dividend"). Any such PIK Dividend shall be declared at the same time and shall have the same record date as the corresponding cash dividend on Common Stock, but the payment date for any dividend on Series B Common Stock that is paid in the form of shares of Series B Common Stock shall be 10 Business Days (as defined below) after the payment date for the corresponding cash dividend on shares of Common Stock, in order that the number of shares may be calculated pursuant to the following sentence. The number of shares of Series B Common Stock to be issued in lieu of cash shall be determined by dividing the amount of the cash dividend per share declared with respect to the Common Stock by the average (calculated to the nearest thousandth) of the Daily Prices (as defined below) of the Common Stock for the ten consecutive Business Days commencing four Business Days prior to the payment date for the cash dividend on the Common Stock and ending five Business Days thereafter. For purposes of this calculation, (i) the "Daily Price" for any day shall mean the average (calculated to the nearest thousandth) of the high and low per share sales prices of the Common Stock on such day for sales conducted regular way, as such high and low per share sales prices are reported on www.nysenet.com or, if not reported thereby, another authoritative source and (ii) "Business Day" shall mean any day on which the New York Stock Exchange, Inc. is open for trading. No fractional shares of Series B Common Stock shall be issued as a dividend pursuant to the foregoing method of valuation. Instead, the aggregate number of shares of Series B Common Stock issuable to each record holder in accordance with the foregoing method of valuation shall be rounded to the nearest whole number. The payment of dividends to holders of Series B Common Stock in shares of Series B Common Stock as set forth above shall constitute full payment of such dividend.

   (3) Liquidation. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of the Common Stock and the Series B Common Stock then outstanding shall be entitled to receive such assets and properties of the Company, tangible and intangible, as are available for distribution to stockholders of the Company ratably in proportion to the number of shares of Common Stock and Series B Common Stock held by each holder (such that the Common Stock and the Class B Common Stock shall be treated identically), after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

   (4) Reorganization or Merger. In the case of any reorganization, consolidation or merger involving the Company--except as otherwise approved by the affirmative vote of a majority of the outstanding shares of the Common Stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Series B Common stock, voting as a separate class-- each holder of a share of Common Stock or Series B Common Stock shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) upon the reorganization, consolidation or merger as shall be received by a holder of a share of the other series; provided, however, that the foregoing shall not apply to (i) any merger in which the Company is the continuing corporation and which does not result in any distribution of shares of stock or other securities or property (including cash) to the holders of, or any reclassification or change in, the outstanding shares of Common Stock or Series B Common Stock or (ii) any merger in which the Company merges with or into a wholly owned subsidiary solely for the purpose of forming a holding company, whether such holding company is formed without a vote of the stockholders pursuant to Section 251(g) of the General Corporation Law of Delaware or formed with the approval of the stockholders. In the case of a merger referred to in clause (ii), each share of Common Stock and each share of Series B Common Stock outstanding immediately prior to such merger shall be converted into a share of common stock of such holding company having the same respective rights, powers and preferences, and the same respective qualifications, limitations and restrictions thereon, as the Common Stock or the Series B Common Stock, as the case may be, being converted in such merger.

   (5) Voting.

     (a) The holders of shares of Common Stock and the holders of shares of Series B Common Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Company and to vote together as a single class (subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock and/or Series B Common Stock) at all such meetings on each matter submitted to a vote of stockholders, except as otherwise provided by this Amended and Restated Certificate of Incorporation or as otherwise provided by Delaware law with respect to matters as to which the holders of one series of shares of a class of the Company's capital stock are entitled to vote separately as a class. Each holder of shares of Common Stock and Series B Common Stock shall have the right to one vote for each share of common stock held of record on the books of the Company.

     (b) Except as otherwise provided by Delaware law or Article VII hereof, the provisions of this Amended and Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of holders of at least a majority of the then outstanding shares of Voting Stock, voting together as a single class; provided, however, that, except as provided in paragraph
  (c) of this Section II(5), any proposal to modify, revise, alter or amend this Amended and Restated Certificate of Incorporation (whether by merger, consolidation or otherwise) in any manner that would alter or change the powers, preferences or special rights of the shares of either the Common Stock or the Series B Common Stock so as to affect them adversely also will require the approval of the holders of shares having a majority of the votes entitled to be cast by the holders of the shares of the series so affected by the proposed amendment (or if such series is Series B Common Stock, shares having 80% of such votes), voting as a separate class. Any increase in the authorized number of shares of any class or classes of stock of the Company, or the creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of either the Common Stock or the Series B Common Stock.

     (c) The holders of Common Stock and Series B Common Stock shall vote together as a single class, and not as two separate series, on any proposal to approve (i) any reorganization, consolidation or merger in which each holder of a share of Common Stock and each holder of a share of Series B Common Stock shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger as shall be received by a holder of a share of the other such series, (ii) any merger of a type described in clauses (i) or (ii) of
  Section II(4) or (iii) any other merger in which the shares of stock receivable by the holders of Common Stock and Series B Common Stock pursuant thereto shall have the same respective rights, powers and preferences, and the same respective qualifications, limitations or restrictions, as the shares of Common Stock and the Series B Common Stock prior thereto.

   (6) Conversion of Shares of Series B Common Stock into Common Stock.

     (a) Shares of Series B Common Stock may be converted into shares of Common Stock at the option of the holder at any time on or after the date of issuance of the shares or such later date as may be fixed by the Board of Directors in resolutions authorizing the issuance of such shares.

     (b) The Company may, at its option and in its sole discretion, at any time convert any or all shares of Series B Common Stock into shares of Common Stock.

     (c) Each share of Series B Common Stock properly submitted to the Company for conversion shall be converted into one share of fully paid and nonassessable Common Stock in accordance with the following:

       (i) such right shall be exercised by the holder by surrender of the certificate representing such share of Series B Common Stock to be converted to the Company at any time during normal business hours to the office of the Secretary of the Company at the principal executive offices of the Company or, if an agent for the registration of transfer of shares of Series B Common Stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by (x) a written notice of the election by the holder thereof to convert, (y) instruments of transfer (if so required by the Company or the Transfer Agent) in a form reasonably satisfactory to the Company or the Transfer Agent, duly executed by such holder or his duly authorized attorney and (z) transfer tax stamps or funds therefor, if required pursuant to subparagraph (iii) below;

       (ii) as promptly as practicable after the surrender for conversion of a certificate representing shares of Series B Common Stock in the manner provided in the foregoing paragraph and the payment in cash of any amount required by the provisions of subparagraph (iii) below or upon the Company's exercise of its conversion rights pursuant to
    Section II(6)(b), the Company will deliver or cause to be delivered at the office of the Company or the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Series B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that if any such surrender occurs on any date when the stock transfer books of the Company shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof and such conversion shall be deemed to have been made, immediately prior to the close of business on the next succeeding day on which such stock transfer books are open; and

       (iii) the issuance of certificates for shares of Common Stock upon conversion of shares of Series B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Series B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any applicable tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

     (d) Notwithstanding the foregoing, there shall be no conversion of shares of Series B Common Stock into shares of Common Stock pursuant to the provisions of this Section II(6) in any time period commencing with the date a dividend is declared and ending on the related record date, after which record date conversion pursuant to Sections II(6)(a),(b) and (c) above may resume.

   (7) Outstanding Common Stock. Upon this Amended and Restated Certificate of Incorporation becoming effective in accordance with Section 103 of the DGCL (the "Effective Time"), each share of common stock, par value $1.00 per share, that was issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof or any other person be reclassified as one share of Common Stock.

                                   ARTICLE V
                  Annual and Special Meetings of Stockholders

   Any action required or permitted to be taken by the holders of the stock of the Company may be effected either at a duly called annual or special meeting of such holders or by consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Company may be called only by the written consent of the stockholders owning a majority of the capital stock issued and outstanding and entitled to vote or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board.

                                  ARTICLE VI
                                   Directors

   (1) The business and affairs of the Company shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Company. The number of the directors of the Company shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Company.

   (2) Nominations for the election of directors may be made by the Board of Directors or by any record owner of stock of the Company.

   (3) Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, by a sole remaining director or by the affirmative vote of the majority of all votes entitled to be cast by the holders of stock of the Company at a duly called annual or special meeting of such holders or by consent in writing by such holders. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified or until the director's earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

   (4) Any one or more directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

   (5) The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Company.

                                  ARTICLE VII
                             Directors' Liability

   To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article VII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than 66-2/3 percent of all votes entitled to be cast by the holders of stock of the Company shall be required to amend or repeal this Article VII or to adopt any provision inconsistent herewith.

                                 ARTICLE VIII
                             Other Considerations

   The Board of Directors of the Company, when evaluating any offer of a person, other than the Company itself, to (a) make a tender or exchange offer for any equity security of the Company, (b) merge or consolidate the Company with another person or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company shall, in connection with the exercise of its business judgment in determining what is in the best interests of the Company and its stockholders, be entitled to give due consideration to all factors that the Board of Directors determines to be relevant, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located.

   IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this
     day of              , 2002

                                          LYONDELL CHEMICAL COMPANY

                                          By __________________________________
                                             Name:
                                             Title:

                                                                        Annex B


                 [Credit Suisse First Boston Corporation Logo]
May 2, 2002

Board of Directors
Lyondell Chemical Company
One Houston Center
1221 McKinney, Suite 700
Houston, Texas 77253-3646

Members of the Board:

You have asked us to advise you with respect to the fairness to Lyondell Chemical Company ("Lyondell") from a financial point of view of the Consideration to be paid for the Purchased Interests, treating the Transactions for purposes of this opinion as if they were a single integrated transaction in which the Consideration is to be exchanged for the Purchased Interests (each such capitalized term as defined below). Pursuant to the Occidental Partner Sub Purchase Agreement (the "Equistar Interests Purchase Agreement") to be entered into by Lyondell, Occidental Chemical Holding Corporation ("OCHC"), Oxy CH Corporation ("Oxy CH") and Occidental Chemical Corporation ("OCC"), Lyondell will purchase from OCC and Oxy CH all of the outstanding equity interests (the "Purchased Interests") of Occidental Petrochem Partner 1, Inc. ("Oxy LP1"), Occidental Petrochem Partner 2, Inc. ("Oxy LP2") and Occidental Petrochem Partner GP, Inc. ("Oxy GP"), which entities hold directly, in the aggregate, a 29.5% partnership interest in Equistar Chemicals, LP ("Equistar"), in exchange for $440,020,000 in cash (such transaction, the "Equistar Interests Transaction"). Pursuant to the Securities Purchase Agreement (the "Lyondell Securities Purchase Agreement" and, together with the Equistar Interests Purchase Agreement, the "Agreements") to be entered into by Lyondell and OCHC, Lyondell will, in exchange for $440,000,000 in cash, issue to OCHC (i) a number of newly authorized shares of Series B common stock, par value $1.00 per share, of Lyondell ("Lyondell Series B Common Stock") based on the 20-Day Average Price (as such term is defined in the Lyondell Securities Purchase Agreement) for shares of common stock, par value $1.00 per share, of Lyondell ("Lyondell Original Common Stock" and, together with Lyondell Series B Common Stock, "Lyondell Common Stock"); provided that the number of shares of Lyondell Series B Common Stock shall not be less than 30 million and shall not be more than 34 million (the "Shares"), as more fully described in the Lyondell Securities Purchase Agreement; (ii) warrants to purchase up to a total of five million shares of Lyondell Original Common Stock at $25.00 (the "Exercise Price") per share (the "Warrants"); provided that (a) if the 15-Day Price (as such term is defined in the Form of Warrant attached to the Lyondell Securities Purchase Agreement) of Lyondell Original Common Stock is equal to or less than $11.00 per share, then the number of shares of Lyondell Original Common Stock purchasable upon exercise of the Warrants shall be increased to a number which in no event will exceed six million shares and the Exercise Price shall be decreased to a price which in no event will be less than $22.30 per share and
(b) Lyondell may, at its option, in lieu of issuing shares of Lyondell Original Common Stock upon exercise of the Warrants, make a net payment to OCHC in the form of (w) cash, (x) shares of Lyondell Original Common Stock, (y) shares of Lyondell Series B Common Stock or (z) any combination of the foregoing, as more fully described in the Form of Warrant attached to the Lyondell Securities Purchase Agreement; and (iii) an amount in cash equal to the distributions with respect to 7,375 partnership units of Equistar for the period from January 1, 2002 to December 31, 2003 and paid by Equistar after consummation of the transactions contemplated by the Lyondell Securities Purchase Agreement but prior to May 1, 2004, which amount is subject to certain adjustments more fully described in the Lyondell Securities Purchase Agreement and shall in no event be more than $35,000,000 (the "Contingent Payment" and, together with the Warrants and the Shares, the "Consideration"); provided that Lyondell may, at its option, pay all or any

[Credit Suisse First Boston Corporation Logo]
Board of Directors
Lyondell Chemical Company
May 2, 2002
Page 2

portion of the Contingent Payment in shares of Lyondell Original Common Stock or Lyondell Series B Common Stock, as more fully described in the Lyondell Securities Purchase Agreement (such transaction, the "Lyondell Securities Transaction" and, together with the Equistar Interests Transaction, the "Transactions"). The Agreements further provide that the obligation of Lyondell to consummate the Equistar Interests Transaction is conditioned upon the consummation of the Lyondell Securities Transaction and that the obligation of Lyondell to consummate the Lyondell Securities Transaction is subject to the satisfaction or waiver of the conditions contained in the Equistar Interests Purchase Agreement.

In arriving at our opinion, we have reviewed drafts, dated April 19, 2002, of the Agreements and certain related documents, as well as certain publicly available business and financial information relating to Lyondell and Equistar. We also have reviewed certain other information relating to Lyondell and Equistar, including financial forecasts, provided to or discussed with us by Lyondell and Equistar, and have met with the managements of Lyondell and Equistar to discuss the businesses and prospects of Lyondell and Equistar. We also have considered certain financial and stock market data of Lyondell and certain financial data of Equistar, and we have compared those data with similar data for publicly held companies in businesses similar to those of Lyondell and Equistar, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Lyondell and Equistar as to the future financial performance of Lyondell and Equistar, respectively. We have assumed, with your consent, that the Agreements and related documents when executed will conform to the drafts reviewed by us in all respects material to our analysis. We also have assumed, with your consent, that the Transactions will be consummated as set forth above in accordance with the terms of the Agreements and related documents without amendment, modification or waiver of any material terms thereof and that in the course of obtaining any necessary regulatory and third party approvals, consents, waivers and agreements relating to the Transactions, no modification, condition, restriction, limitation or delay will be imposed that will have a material adverse effect on Lyondell or Equistar or the contemplated benefits of the Transactions. We further have assumed, with your consent, that neither Oxy LP1, Oxy LP2 nor Oxy GP has any assets or liabilities other than their partnership interests in Equistar. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lyondell or Equistar, nor have we been furnished with any such evaluations or appraisals, with the exception of the third party appraisal of the Lake Charles Facility (as such term is defined in the Equistar Interests Purchase Agreement) provided to us by Lyondell management. Our opinion does not address the provisions of the Equistar Interests Purchase Agreement in the event of a Lease Termination Event, a No Rebuilding Termination or the exercise of the Put Right (each as defined in the Equistar Interests Purchase Agreement) with respect to the Lake Charles Facility. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of Lyondell Common Stock or the Warrants actually will be when issued pursuant to the Transactions or the Contingent Payment or the prices at which such securities will trade or otherwise be transferable at any time.

[Credit Suisse First Boston Corporation Logo]
Board of Directors
Lyondell Chemical Company
May 2, 2002
Page 3

Our opinion does not address the relative merits of the Transactions as compared to other business strategies that might be available to Lyondell, nor does it address the underlying business decision of Lyondell to proceed with the Transactions. In connection with our engagement, we were not requested to, and we did not, participate in the negotiations or structuring of the Transactions.

We have been engaged by Lyondell to provide an opinion in connection with the proposed Transactions and will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Lyondell, Equistar and Occidental Petroleum Corporation ("Occidental") and certain of their affiliates unrelated to the proposed Transactions, for which services we have received, and expect to receive, compensation. In addition, a senior advisor of Credit Suisse First Boston Corporation and a member of the board of directors of Credit Suisse Group are each members of the board of directors of Occidental. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of Lyondell and Occidental and certain of their affiliates, including the debt securities of Equistar, for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Lyondell in connection with its evaluation of the Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, treating the Transactions for purposes of this opinion as if they were a single integrated transaction in which the Consideration is to be exchanged for the Purchased Interests, the Consideration to be paid by Lyondell for the Purchased Interests is fair to Lyondell from a financial point of view.

                               Very truly yours,

                               CREDIT SUISSE FIRST BOSTON CORPORATION

[LYONDELL LOGO]
                                                           [RECYCLED PAPER LOGO]

[LYONDELL LOGO]
Lyondell Chemical Company
C/O Proxy Services
P.O. Box 9141
Farmingdale, NY 11735
                                         INSTRUCTIONS FOR SUBMITTING PROXY:

                                         VOTE BY INTERNET - www.proxyvote.com
                                         Use the Internet to transmit your
                                         voting instructions and for electronic
                                         delivery of information. Have your
                                         proxy card in hand when you access the
                                         web site. You will be prompted to enter
                                         your 12-digit Control Number located
                                         below to obtain your records and create
                                         an electronic voting instruction form.
                                         Internet voting must be completed by
                                         11:59 p.m. (Eastern) on August 20,
                                         2002.

                                         VOTE BY PHONE - 1-800-690-6903
                                         Use any touch-tone telephone to
                                         transmit your voting instructions. Have
                                         your proxy card in hand when you call.
                                         You will be prompted to enter your 12-
                                         digit Control Number located below and
                                         then follow the simple instructions
                                         that the Vote Voice provides you.
                                         Telephone voting must be completed by
                                         11:59 p.m. (Eastern) on August 20,
                                         2002.

                                         VOTE BY MAIL
                                         Mark, sign and date your proxy card and
                                         return it in the postage-paid envelope
                                         we have provided or return to Lyondell
                                         Chemical Company c/o ADP, 51 Mercedes
                                         Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS [X]            PLEASE DETACH PROXY CARD HERE

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

1. Proposal to Approve the Amended and Restated Certificate of Incorporation of Lyondell Chemical Company in the form accompanying proxy statement as Annex A.

    FOR     [ ]    AGAINST     [ ]    ABSTAIN  [ ]

2. Proposal to Approve the sale of Lyondell Chemical Company securities to a subsidiary of Occidental Petroleum Corporation, Occidental Chemical Holding Corporation, as described in the accompanying Proxy Statement.

    FOR    [ ]    AGAINST     [ ]    ABSTAIN  [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend the meeting.  [ ]    Address Change Mark Here [ ]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

___________________  _________    ____________________________  ___________
Signature            Date         Signature (Joint Owners)      Date

                                [LYONDELL LOGO]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Lyondell Chemical Company (herein the "Company") hereby makes, constitutes and appoints T. Kevin DeNicola, Kerry A. Galvin and Charles L. Hall, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney, 42nd Floor, in Houston, Texas on Wednesday, August 21, 2002 at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED OR SUBMITTED OVER THE INTERNET OR BY TELEPHONE, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Represented Employees, and the Quantum Chemicals Retirement Savings and Investment Plan for Hourly Represented Employees, and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned's accounts.

         (Continued, and to be signed and dated, on the reverse side.)

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lyondell Chemical Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 8, 2002

                            LYONDELL CHEMICAL COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                   For the year ended December 31,
                                                   -------------------------------
Millions of dollars, except per share data           2001       2000        1999
------------------------------------------------   -------     -------     -------
Sales and other operating revenues                 $ 3,226     $ 4,036     $ 3,693

Operating costs and expenses:
  Cost of sales                                      2,771       3,371       2,891
  Selling, general and administrative expenses         149         190         240
  Research and development expense                      32          35          58
  Amortization of goodwill and other intangibles        99         101         100
  Unusual charges                                       63          --          --
                                                   -------     -------     -------
                                                     3,114       3,697       3,289
                                                   -------     -------     -------
  Operating income                                     112         339         404

Interest expense                                      (386)       (514)       (616)
Interest income                                         17          52          27
Other income (expense), net                             (4)         27           5
Gain on sale of assets                                  --         590          --
                                                   -------     -------     -------
  Income (loss) before equity investments,
    income taxes and extraordinary items              (261)        494        (180)
                                                   -------     -------     -------
Income (loss) from equity investments:
  Equistar Chemicals, LP                               (77)        101          52
  LYONDELL-CITGO Refining LP                           129          86          23
  Other                                                (12)         12           1
                                                   -------     -------     -------
                                                        40         199          76
                                                   -------     -------     -------
  Income (loss) before income
    taxes and extraordinary items                     (221)        693        (104)

Provision for (benefit from) income taxes              (76)        223         (24)
                                                   -------     -------     -------
  Income (loss) before extraordinary items            (145)        470         (80)

Extraordinary losses on extinguishment
  of debt, net of income taxes                          (5)        (33)        (35)
                                                   -------     -------     -------
Net income (loss)                                  $  (150)    $   437     $  (115)
                                                   =======     =======     =======
Basic earnings per share:
  Income (loss) before extraordinary items         $ (1.24)    $  4.00     $  (.77)
  Extraordinary losses                                (.04)       (.28)       (.33)
                                                   -------     -------     -------
  Net income (loss)                                $ (1.28)    $  3.72     $ (1.10)
                                                   =======     =======     =======
Diluted earnings per share:
  Income (loss) before extraordinary items         $ (1.24)    $  3.99     $  (.77)
  Extraordinary losses                                (.04)       (.28)       (.33)
                                                   -------     -------     -------
  Net income (loss)                                $ (1.28)    $  3.71     $ (1.10)
                                                   =======     =======     =======

                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                           CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                            ------------------

Millions, except shares and par value data                                   2001       2000
------------------------------------------                                  -------    -------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $   146    $   260
  Accounts receivable:
    Trade, net                                                                  317        465
    Related parties                                                              35         43
  Inventories                                                                   316        392
  Prepaid expenses and other current assets                                     116         49
  Deferred tax assets                                                           277        136
                                                                            -------    -------
    Total current assets                                                      1,207      1,345
Property, plant and equipment, net                                            2,293      2,429
Investments and long-term receivables:
  Investment in PO joint ventures                                               717        621
  Investment in Equistar Chemicals, LP                                          522        599
  Receivable from LYONDELL-CITGO Refining LP                                    229        229
  Investment in LYONDELL-CITGO Refining LP                                       29         20
  Other investments and long-term receivables                                   122        137
Goodwill, net                                                                 1,102      1,152
Other assets, net                                                               482        515
                                                                            -------    -------

Total assets                                                                $ 6,703    $ 7,047
                                                                            =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
    Trade                                                                   $   261    $   315
    Related parties                                                              58         86
  Current maturities of long-term debt                                            7         10
  Accrued liabilities                                                           233        323
                                                                            -------    -------
    Total current liabilities                                                   559        734
Long-term debt                                                                3,846      3,844
Other liabilities                                                               583        441
Deferred income taxes                                                           790        702
Commitments and contingencies
Minority interest                                                               176        181
Stockholders' equity:
  Common stock, $1.00 par value, 250,000,000 shares
    authorized, 120,250,000 issued                                              120        120
    Additional paid-in capital                                                  854        854
    Retained earnings                                                           247        504
    Accumulated other comprehensive loss                                       (397)      (258)
    Treasury stock, at cost, 2,687,080 and 2,689,667 shares, respectively       (75)       (75)
                                                                            -------    -------
    Total stockholders' equity                                                  749      1,145
                                                                            -------    -------

Total liabilities and stockholders' equity                                  $ 6,703    $ 7,047
                                                                            =======    =======

                 See Notes to Consolidated Financial Statements.

                                      LYONDELL CHEMICAL COMPANY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        For the year ended December 31,
                                                        -------------------------------
Millions of dollars                                      2001        2000        1999
-------------------                                     -------     -------     -------
Cash flows from operating activities:
  Net income (loss)                                     $  (150)    $   437     $  (115)
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
    Depreciation and amortization                           269         279         330
    Gain on sale of assets                                   --        (590)         --
    Losses from equity investments                           89          --          --
    Unusual charges                                          63          --          --
    Extraordinary items                                       5          33          35
    Deferred income taxes                                     7          55          36
  Changes in assets and liabilities that
    provided (used) cash:
    Accounts receivable                                     154        (160)       (124)
    Inventories                                              48           3          15
    Accounts payable                                        (74)         67          52
    Prepaid expenses and other current assets               (85)         85         (51)
    Other assets and liabilities                           (127)       (148)        122
                                                        -------     -------     -------
      Cash provided by operating activities                 199          61         300
                                                        -------     -------     -------
Cash flows from investing activities:
  Expenditures for property, plant and equipment            (68)       (104)       (131)
  Proceeds from sales of assets, net of cash sold            --       2,497          --
  Contributions and advances to affiliates                 (173)        (40)        (52)
  Distributions from affiliates in excess of earnings        50          85         134
  Other                                                      --          --           4
                                                        -------     -------     -------
      Cash (used in) provided by investing activities      (191)      2,438         (45)
                                                        -------     -------     -------
Cash flows from financing activities:
  Repayments of long-term debt                             (394)     (2,417)     (4,122)
  Proceeds from issuance of long-term debt                  393          --       3,400
  Payment of debt issuance costs                            (15)        (20)       (107)
  Issuance of common stock                                   --          --         736
  Dividends paid                                           (106)       (106)        (97)
  Other                                                      --          --           8
                                                        -------     -------     -------
      Cash used in financing activities                    (122)     (2,543)       (182)
                                                        -------     -------     -------
Effect of exchange rate changes on cash                      --          (3)          1
                                                        -------     -------     -------
(Decrease) increase in cash and cash equivalents           (114)        (47)         74
Cash and cash equivalents at beginning of period            260         307         233
                                                        -------     -------     -------
Cash and cash equivalents at end of period              $   146     $   260     $   307
                                                        =======     =======     =======

                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                                                           Additional                    Other
                                                     Common Stock           Paid-In      Retained     Comprehensive   Comprehensive
                                                 ----------------------
Millions, except shares and per share data        Issued      Treasury      Capital      Earnings      Income(Loss)   Income(Loss)
------------------------------------------       ---------   ----------   ----------   -----------    --------------  --------------
Balance, January 1, 1999
  (80,000,000 shares issued;
    2,978,203 treasury shares)                    $   80       $ (83)        $ 158         $ 387      $     32         $      --
      Net loss                                        --          --            --          (115)           --              (115)
      Cash dividends ($.90 per share)                 --          --            --           (97)           --                --
      Issuance of common stock                        40          --           696            --            --                --
      Reissuance of 299,227 treasury shares
        under restricted stock plan                   --           8            --            (3)           --                --
      Foreign currency translation, net of
        tax of $31                                    --          --            --            --           (96)              (96)
                                                 ---------    ---------    ----------    ---------    -------------   -------------
      Comprehensive loss                                                                                               $    (211)
                                                                                                                       ============

Balance, December 31, 1999
  (120,250,000 shares issued;
    2,678,976 treasury shares)                    $  120       $ (75)        $ 854         $ 172      $    (64)        $      --
    Net income                                        --          --            --           437            --               437
    Cash dividends ($.90 per share)                   --          --            --          (106)           --                --
    Reissuance of 60,436 treasury shares
      under restricted stock plan                     --           2            --            --            --                --
    Forfeiture of 71,127 shares
      under restricted stock plan                     --          (2)           --             1            --                --
    Foreign currency translation                      --          --            --            --          (183)             (183)
    Minimum pension liability,
      net of tax of $5                                --          --            --            --           (11)              (11)
                                                 ---------    ---------    ----------    ---------    -------------    ------------
    Comprehensive income                                                                                               $     243
                                                                                                                       ============

Balance, December 31, 2000
  (120,250,000 shares issued;
    2,689,667 treasury shares)                    $  120       $ (75)        $ 854         $ 504        $ (258)        $      --
    Net loss                                          --          --            --          (150)           --              (150)
    Cash dividends ($.90 per share)                   --          --            --          (106)           --                --
    Reissuance of 2,587 treasury shares
      under restricted stock plan                     --          --            --            (1)           --                --
    Unrealized loss on derivative
      instruments                                                                                           (2)               (2)
    Foreign currency translation                      --          --            --            --           (53)              (53)
    Minimum pension liability,
      net of tax of $46                               --          --            --            --           (84)              (84)
                                                 ---------    ---------    ----------    ---------    -------------   -------------
    Comprehensive loss                                                                                                 $    (289)
                                                                                                                       ============
Balance, December 31, 2001
  (120,250,000 shares issued;
    2,687,080 treasury shares)                    $  120       $ (75)        $ 854         $ 247        $ (397)
                                                 =========    =========    ==========    =========    =============

                           See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of the Company and Operations

Lyondell Chemical Company ("Lyondell") is a leading worldwide producer and marketer of propylene oxide ("PO"), propylene glycol, propylene glycol ethers, butanediol ("BDO") toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE"), the principal derivative of tertiary butyl alcohol ("TBA"). These operations are consolidated and reported as the intermediate chemicals and derivatives ("IC&D") segment.

Lyondell's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar Chemicals, LP ("Equistar") (see Note 8). Lyondell accounts for its investment in Equistar using the equity method of accounting. Equistar's petrochemicals segment produces olefins, including ethylene, propylene and butadiene; aromatics, including benzene and toluene; oxygenated products, including ethylene oxide and derivatives, ethylene glycol, ethanol and MTBE. Equistar's polymers segment produces polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear-low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including wire and cable insulating resins, and polymeric powders.

Lyondell's refining segment operations are conducted through its joint venture ownership interest in LYONDELL-CITGO Refining LP ("LCR") (see Note 9). Lyondell accounts for its investment in LCR using the equity method of accounting. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics, and lubricants.

Lyondell has additional operations conducted through its 75% joint venture ownership interest in Lyondell Methanol Company, LP ("LMC"), which produces methanol. Lyondell accounts for its investment in LMC using the equity method of accounting.

2.  Summary of Significant Accounting Policies

Basis of Presentation--The consolidated financial statements include the accounts of Lyondell and its subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, this accounting treatment is used even though Lyondell's ownership percentage may exceed 50%.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. Lyondell's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. Lyondell performs periodic evaluations of the relative credit standing of these financial institutions, which are considered in Lyondell's investment strategy.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell's discretion. As a result, none of Lyondell's cash is restricted.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for substantially all inventories, excluding materials and supplies. Materials and supplies are valued using the average cost method.

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                            LYONDELL CHEMICAL COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statement of Income. Lyondell's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Beginning in 2002, as discussed below, goodwill will be reviewed for impairment under SFAS No. 142 based on fair values.

Goodwill--Goodwill represents the excess of purchase price paid over the value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is being amortized using the straight-line method over 40 years, the estimated useful life. Amortization of goodwill will cease as of January 1, 2002 as described below under Recent Accounting Standards.

Turnaround Maintenance and Repair Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at Lyondell's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a range of 3 to 7 years.

Other Deferred Charges--Other deferred charges are carried at amortized cost and primarily consist of capacity reservation fees and other long-term processing rights and costs, deferred debt issuance costs and patents and licensed technology. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value.

Minority Interest--Minority interest primarily represents the interest of third-party investors in a partnership that owns Lyondell's PO/SM II plant at the Channelview, Texas complex. The minority interest share of the partnership's income or loss is reported in "Other income (expense), net" in the Consolidated Statement of Income.

Income Taxes--Deferred income taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                            LYONDELL CHEMICAL COMPANY

Foreign Currency Translation--The functional currency of Lyondell's principal foreign operations is the local currency, except the Brazilian operation for which it is the U.S. dollar.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Changes Adopted in 2001--As of January 1, 2001, Lyondell adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. Gains or losses from changes in the fair value of derivatives used as cash flow hedges are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the forecasted transaction. Implementation of SFAS No. 133 and SFAS No. 138 did not have a material effect on the consolidated financial statements of Lyondell.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and is not expected to have a material effect on intangible assets acquired in business combinations effected prior to July 1, 2001. SFAS No. 142 prescribes discontinuance of the amortization of goodwill as well as annual review of goodwill for impairment. Lyondell does not expect the implementation of SFAS No. 142 to result in any impairment of goodwill. Equistar expects the implementation of SFAS No. 142 to result in the impairment of the entire balance of its goodwill, resulting in a $1.1 billion charge. Lyondell's 41% share of the Equistar charge, or $432 million, will be reported as the cumulative effect of a change in accounting principle as of January 1, 2002. In addition, also as a cumulative effect of the implementation of SFAS No. 142, Lyondell's "negative" goodwill, representing a portion of the difference between Lyondell's investment in Equistar and Lyondell's 41% share of Equistar's partners' capital, will be written off, offsetting the cumulative effect charge. Pretax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of goodwill amortization.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Adoption of SFAS No. 143 and SFAS No. 144 in calendar years 2003 and 2002, respectively, is not expected to have a material effect on the consolidated financial statements of Lyondell.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

3.  Unusual Charges

During 2001, Lyondell recorded a pretax charge of $63 million associated with its decision to exit the aliphatic diisocyanates ("ADI") business. The decision reflected the limited ongoing strategic value to Lyondell of the ADI business and Lyondell's poor competitive position. The decision involves the shutdown of the ADI manufacturing unit at the Lake Charles, Louisiana facility. The action included a 20% reduction of the Lake Charles workforce, as well as ADI-related research and sales positions at other locations. The $63 million charge included $45 million to adjust the carrying values of the ADI assets to their net realizable value, and accrued liabilities of $15 million for exit costs and $3 million for severance and other employee-related costs for nearly 100 employee positions that were eliminated. Payments of $2 million for exit costs and $2 million for severance and other employee-related costs were made through December 31, 2001, resulting in a remaining accrued liability of $14 million at year end.

                            LYONDELL CHEMICAL COMPANY

4.  Extraordinary Items

As part of the fourth quarter 2001 refinancing (see Note 14), Lyondell wrote off unamortized debt issuance costs and amendment fees of $7 million related to the early repayment of $384 million of variable-rate debt outstanding under Lyondell's credit facility. The charge, less a tax benefit of $2 million, was reported as an extraordinary loss on extinguishment of debt. During 2000, Lyondell retired debt in the principal amount of $2.2 billion prior to maturity. Lyondell wrote off $40 million of unamortized debt issuance costs and amendment fees and paid call premiums of $10 million. The total charges of $50 million, less a tax benefit of $17 million, were reported as an extraordinary loss on extinguishment of debt. During 1999, Lyondell retired and partially refinanced debt in the principal amount of $4.1 billion prior to maturity. Unamortized debt issuance costs and amendment fees of $54 million, less a tax benefit of $19 million, were written off and reported as an extraordinary loss on extinguishment of debt. Previously, these debt issuance costs and amendment fees had been deferred and were being amortized to interest expense.

5.  Purchase of Arco Chemical Company

Substantially all of Lyondell's consolidated operations were acquired with the July 28, 1998 acquisition of ARCO Chemical Company ("ARCO Chemical"). Concurrent with the acquisition, which was accounted for as a purchase, Lyondell accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees and relocation costs for moving personnel to Lyondell's Houston headquarters. The total accrued liability for these items was approximately $255 million at the date of acquisition. Lyondell subsequently revised the portion of the estimated liabilities for penalties and cancellation charges related to the PO-11 (see Note 7) lump-sum construction contract and related commitments. Based on the final negotiated terms, Lyondell reduced the accrued liability by $13 million in 1999 and by $8 million in 2000. In addition, during 2000 Lyondell finalized the portion of the accrued liability related to employee costs and reduced the liability by $10 million. The benefit in 2000 from the accrual reversal was substantially offset by other acquisition-related costs. Through December 31, 2001, Lyondell had paid and charged approximately $217 million against the accrued liability. The remaining $7 million of the accrued liability relates to PO-11 commitments and will be paid periodically through the first quarter 2003.

6.  Gain on Sale of Assets

On March 31, 2000, Lyondell completed the sale of the polyols business and ownership interests in its U.S. PO manufacturing operations to Bayer AG and Bayer Corporation (collectively "Bayer") for approximately $2.45 billion. Lyondell recorded a pretax gain on the sale of $544 million. In the third quarter 2000, the final settlement of working capital with Bayer and resolution of certain estimated liabilities resulted in the recording of an additional pretax gain on the sale of $46 million. The businesses sold had been acquired in the purchase of ARCO Chemical (see Note 5). Lyondell used net proceeds of the asset sale to retire a significant portion of its outstanding debt that resulted from the ARCO Chemical purchase (see Note 14). The polyols business had sales of approximately $830 million for the year ended December 31, 1999. The accompanying Consolidated Statements of Income included the operating results of the polyols business through March 31, 2000.

As part of the asset sale, Lyondell accrued liabilities of $53 million for employee severance and other employee benefits, covering approximately 850 employees. The affected employees were generally terminated on or about April 1, 2000, with a limited number providing transition services through mid-2001. During the third quarter 2000, Lyondell reduced the accrued liability by $25 million due to a reduction in the number of affected employees and significantly lower than expected payments of severance and other benefits. Payments of $28 million for severance, relocation and other employee benefits were made through December 31, 2001, satisfying the remainder of the liability.

                            LYONDELL CHEMICAL COMPANY

7.  Investment in PO Joint Ventures

As part of the sale of the polyols business and ownership interests in its U.S. PO manufacturing operations to Bayer (see Note 6), Lyondell entered into a U.S. PO manufacturing joint venture with Bayer (the "PO Joint Venture") and a separate joint venture with Bayer for certain related PO/SM technology (the "PO Technology Joint Venture"). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of book value to Bayer to reflect Bayer's purchased partnership interest. Lyondell's residual interests are reported as "Investment in PO joint ventures" in the accompanying Consolidated Balance Sheets.

Bayer's ownership interest represents ownership of an in-kind portion of the PO production of the PO Joint Venture. Bayer's share of PO production from the PO Joint Venture will increase from approximately 1.5 billion pounds in 2001 to approximately 1.6 billion pounds annually in 2004 and thereafter. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the PO Joint Venture.

Lyondell operates the PO Joint Venture plants and arranges and coordinates the logistics of PO delivery. The partners share in the cost of production based on their product offtake. Lyondell reports the cost of its product offtake as inventory and cost of sales in its Consolidated Financial Statements. Related cash flows are reported in the operating cash flow section of the Consolidated Statement of Cash Flows. Lyondell's investment in the PO Joint Venture and the PO Technology Joint Venture is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Venture and the PO Technology Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture for the construction of a world-scale PO/SM plant, known as PO-11, located in The Netherlands. Lyondell sold a 50% interest in the construction project, based on project expenditures to date, to Bayer for approximately $52 million. Lyondell and Bayer each contributed their 50% interest in PO-11 into the joint venture and each will bear 50% of the costs going forward to complete the project. The plant is expected to begin operations in the second half of 2003. Lyondell and Bayer do not share marketing or product sales under either the PO Joint Venture or PO-11. Lyondell's contributions to the PO-11 joint venture are reported as "Investment in PO joint ventures" in the accompanying Consolidated Balance Sheets and as "Contributions and advances to affiliates" in the Consolidated Statements of Cash Flows.

                            LYONDELL CHEMICAL COMPANY

8.  Equity Interest in Equistar Chemicals, LP

Equistar was formed on December 1, 1997 as a joint venture between Lyondell and Millennium Chemicals Inc. ("Millennium"), to own and operate the businesses contributed by the partners. Lyondell contributed substantially all of the assets comprising its petrochemicals and polymers business segments, while Millennium contributed substantially all of the assets comprising its polyethylene and related products, performance polymers and ethanol businesses. On May 15, 1998, the ethylene, propylene and ethylene oxide and derivatives businesses of Occidental Petroleum Corporation ("Occidental") were contributed to Equistar ("Occidental Contributed Business"). Equistar is operated as a Delaware limited partnership owned by subsidiaries of Lyondell, Millennium and Occidental. Lyondell currently has a 41% joint venture ownership interest, while Millennium and Occidental each have 29.5% (see Note 24).

Summarized financial information for Equistar is as follows:

                                                          December 31,
                                                  ---------------------------
Millions of dollars                                   2001           2000
-------------------                               ------------   ------------
BALANCE SHEETS
Total current assets                                 $ 1,226       $ 1,332
Property, plant and equipment, net                     3,705         3,819
Goodwill, net                                          1,053         1,086
Deferred charges and other assets                        324           345
                                                  ------------   ------------
Total assets                                         $ 6,308       $ 6,582
                                                  ============   ============

Current maturities of long-term debt                 $   104       $    90
Other current liabilities                                557           653
Long-term debt                                         2,233         2,158
Other liabilities and deferred credits                   177           141
Partners' capital                                      3,237         3,540
                                                  ------------   ------------
Total liabilities and partners' capital              $ 6,308       $ 6,582
                                                  ============   ============

                                                For the year ended December 31,
                                                --------------------------------
                                                   2001       2000       1999
                                                ---------  ----------  --------
STATEMENTS OF INCOME
Sales and other operating revenues               $ 5,909     $ 7,495    $ 5,594
Cost of sales                                      5,733       6,908      5,002
Other operating costs and expenses                   253         253        334
Restructuring and other unusual charges               22          --         96
                                                ---------  ----------  --------
Operating income (loss)                              (99)        334        162
Interest expense, net                                189         181        176
Other income, net                                      8          --         46
                                                ---------  ----------  --------
Income (loss) before extraordinary loss             (280)        153         32
Extraordinary loss on extinguishment of debt          (3)         --         --
                                                ---------  ----------  --------
Net income (loss)                                $  (283)    $   153    $    32
                                                =========  ==========  ========

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                    $   321     $   310    $   300
Expenditures for property, plant and equipment       110         131        157

                            LYONDELL CHEMICAL COMPANY

Lyondell's "Income (loss) from equity investments" in Equistar as presented in the Consolidated Statements of Income consists of Lyondell's share of Equistar's net income (loss) and the accretion of the difference between Lyondell's investment and its underlying equity in Equistar's net assets. Upon formation, the difference between Lyondell's investment in Equistar and its underlying equity in Equistar's net assets was approximately $900 million, of which approximately 50% was "negative" goodwill.

Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. Under the agreements, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities, with the exception of quantities of one product that Lyondell is obligated to purchase under a supply agreement with a third party entered into prior to 1999 and expiring in 2015. In addition, a wholly owned subsidiary of Lyondell licenses MTBE technology to Equistar. Lyondell also purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices. Equistar's sales to Lyondell were $405 million, $572 million and $246 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, Equistar purchased $4 million, $2 million and $6 million from Lyondell for the years ended December 31, 2001, 2000 and 1999, respectively, which are included in Equistar's "Cost of sales".

Sales by Equistar to LCR, primarily of products and processing services, were $380 million, $440 million and $263 million for the years ended December 31, 2001, 2000 and 1999, respectively. Purchases by Equistar from LCR primarily of refinery products, during the years ended December 31, 2001, 2000 and 1999 totaled $205 million, $264 million and $190 million, respectively.

During 1999, Lyondell provided certain administrative services to Equistar, including legal, risk management, treasury, tax and employee benefit plan administrative services, while Equistar provided services to Lyondell in the areas of health, safety and environment, human resources, information technology and legal. Effective January 1, 2000, Lyondell and Equistar implemented a revised agreement to utilize shared services more broadly. Lyondell now provides services to Equistar including information technology, human resources, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct third party costs, incurred exclusively for Equistar, are charged to Equistar. Billings by Lyondell to Equistar were approximately $147 million, $133 million and $9 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increased billings by Lyondell for 2000 and 2001 resulted from the increase in services provided by Lyondell under the Shared Services Agreement. Billings from Equistar to Lyondell were approximately $8 million for the year ended December 31, 1999. There were no billings from Equistar to Lyondell for 2001 and 2000 as a result of implementing the Shared Services Agreement.

                            LYONDELL CHEMICAL COMPANY

9.  Equity Interest in LYONDELL-CITGO Refining LP

In July 1993, LCR was formed to own and operate Lyondell's refining business. LCR is structured as a Delaware limited partnership owned by subsidiaries of Lyondell and CITGO. Lyondell owns 58.75% of the partnership. Lyondell's "Income from equity investments" in LCR presented in the Consolidated Statement of Income consists of Lyondell's share of LCR's net income and the accretion of the difference between Lyondell's investment and its underlying equity in LCR's net assets. Upon formation, the difference between Lyondell's investment in LCR and its underlying equity in LCR's net assets was approximately $350 million.

Summarized financial information for LCR is as follows:

                                                           December 31,
                                                  ----------------------------
Millions of dollars                                   2001            2000
-------------------                               ------------    ------------
BALANCE SHEETS
Total current assets                                $    230         $    310
Property, plant and equipment, net                     1,343            1,319
Deferred charges and other assets                         97               67
                                                  ------------    ------------
Total assets                                        $  1,670         $  1,696
                                                  ============    ============
Notes payable                                       $     50         $    470
Other current liabilities                                335              397
Long-term debt                                           450               --
Loans payable to partners                                264              264
Other liabilities and deferred credits                    79               57
Partners' capital                                        492              508
                                                  ------------    ------------
Total liabilities and partners' capital             $  1,670         $  1,696
                                                  ============    ============

                                                 For the year ended December 31,
                                                --------------------------------
                                                    2001      2000        1999
                                                ----------  --------   ---------
STATEMENTS OF INCOME
Sales and other operating revenues               $  3,284    $ 4,075    $ 2,571
Cost of sales                                       2,967      3,826      2,432
Selling, general and administrative expenses           61         60         66
Unusual charges                                        --         --          6
                                                ----------  --------   ---------
Operating income                                      256        189         67
Interest expense, net                                  51         61         44
State income tax benefit                               --         --         (1)
                                                ----------  --------   ---------
Income before extraordinary item                      205        128         24
Extraordinary loss on extinguishment
    of debt, net of income taxes                       (2)        --         --
                                                ----------  --------   ---------
Net income                                       $    203    $   128    $    24
                                                ==========  ========   =========

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                    $    108    $   112    $   103
Expenditures for property, plant and equipment        109         60         56

                            LYONDELL CHEMICAL COMPANY

Sales from LCR to Equistar, primarily of refinery products, were $205 million, $264 million and $190 million for the years ended December 31, 2001, 2000 and 1999, respectively. Purchases by LCR from Equistar, primarily of certain olefins by-products and processing services, during the years ended December 31, 2001, 2000 and 1999 totaled $380 million, $440 million and $263 million, respectively.

Lyondell has various service and cost sharing arrangements with LCR. Billings by Lyondell to LCR were approximately $3 million for the year ended December 31, 2001 and $4 million per year for the years ended December 31, 2000 and 1999. Billings from LCR to Lyondell were approximately $3 million, $2 million and $3 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, during 1999, LCR made interest payments to Lyondell of approximately $9 million on loans and advances.

LCR has a long-term crude supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo, S.A. ("PDVSA Oil"), an affiliate of CITGO (see Note 19). The Crude Supply Agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less: (i) certain deemed refining costs, adjustable for inflation and energy costs; (ii) certain actual costs; and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, the efficiency with which LCR conducts its operations from time to time. Although LCR believes that the Crude Supply Agreement reduces the volatility of LCR's earnings and cash flows, the Crude Supply Agreement also limits LCR's ability to enjoy higher margins during periods when the market price of crude oil is low relative to then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the Crude Supply Agreement, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR's costs for crude oil under the Crude Supply Agreement may be higher than might otherwise be available to LCR from other sources. A disparate increase in the price of heavy crude oil relative to the market prices for its products, such as experienced in 1999, has the tendency to make continued performance of its obligations under the Crude Supply Agreement less attractive to PDVSA Oil.

In addition, under the terms of a long-term product sales agreement ("Products Agreement"), CITGO purchases substantially all of the refined products produced by LCR. Both PDVSA Oil and CITGO are direct or indirect, wholly owned subsidiaries of Petroleos de Venezuela, S.A., the national oil company of the Republic of Venezuela.

10.  Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals and refining industries. Lyondell performs ongoing credit evaluations of its customers' financial condition, and, in certain circumstances, requires letters of credit from them. Lyondell's allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $12 million at December 31, 2001 and 2000.

In December 2001, Lyondell amended its existing receivables purchase agreement, originally dated December 1998, with an independent issuer of receivables-backed commercial paper, extending the term until December 2004. Under the terms of the agreement, Lyondell agreed to sell, on an ongoing basis and without recourse, designated accounts receivable through December 2004. To maintain the balance of the accounts receivable sold, Lyondell is obligated to sell new receivables as existing receivables are collected. The agreement currently permits the sale of up to $85 million of domestic accounts receivable. The amount of receivables permitted to be sold is determined

                            LYONDELL CHEMICAL COMPANY
by a formula, which takes into account, among other factors, Lyondell's credit rating. As of December 31, 2001 and 2000, Lyondell's gross accounts receivable that had been sold aggregated $65 million and $53 million, respectively. Increases and decreases in the amount sold have been reported as operating cash flows in the Consolidated Statement of Cash Flows. Costs related to the sales are included in "Other income (expense), net" in the Consolidated Statement of Income.

11.  Inventories

Inventories were as follows at December 31:

Millions of dollars                             2001            2000
-------------------                          ----------     ----------
Finished goods                                $  262         $   301
Work-in-process                                    5               7
Raw materials                                     19              51
Materials and supplies                            30              33
                                             ----------     ----------
  Total inventories                           $  316         $   392
                                             ==========     ==========

During 2001, inventories carried under the LIFO method of inventory accounting were reduced. Because the LIFO carrying costs are comparable to current costs, there was no significant benefit to income in 2001.

12.  Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                                   2001            2000
-------------------                               -----------      ----------
Land                                               $     10         $    10
Manufacturing facilities and equipment                2,529           2,580
Construction projects in progress                       113              95
                                                  -----------      ----------
  Total property, plant and equipment                 2,652           2,685
Less accumulated depreciation                           359             256
                                                  -----------      ----------
  Property, plant and equipment, net               $  2,293         $ 2,429
                                                  ===========      ==========

During 2001, Lyondell capitalized $3 million of interest related to major construction projects. No interest was capitalized during 2000 and 1999.

Goodwill, at cost, and the related accumulated amortization, were as follows at December 31:

Millions of dollars                             2001           2000
-------------------                          ----------     ----------
Goodwill                                      $ 1,212        $ 1,232
Less accumulated amortization                     110             80
                                             ----------     ----------
  Goodwill, net                               $ 1,102        $ 1,152
                                             ==========     ==========

                            LYONDELL CHEMICAL COMPANY

The unamortized balances of deferred debt issuance, software and turnaround costs were as follows at December 31:

Millions of dollars                           2001             2000
-------------------                        ----------       ----------
Debt issuance costs                         $   76           $   79
Software costs                                  48               28
Turnaround costs                                43               20

Depreciation and amortization is summarized as follows for the periods presented:

Millions of dollars                        2001          2000         1999
-------------------                     ----------    -----------   ----------
Property, plant and equipment              $ 124         $ 136        $ 199
Investment in PO joint venture                31            24           --
Intangibles                                   47            56           60
Goodwill                                      30            32           34
Turnaround expense                            16            10            7
Software costs                                 6             3           --
Debt issuance costs                           15            18           30
                                        ----------    -----------   ----------
                                           $ 269         $ 279        $ 330
                                        ==========    ===========   ==========

13.  Accrued Liabilities

Accrued liabilities were as follows at December 31:

Millions of dollars                             2001            2000
-------------------                          ----------      ----------
Interest                                      $    58          $   67
Contractual obligations                            52              58
Taxes other than income                            46              69
Payroll and benefits                               46              69
Income taxes                                       21              20
Other                                              10              40
                                             ----------      ----------
  Total accrued liabilities                   $   233          $  323
                                             ==========      ==========

14.  Long-Term Debt

In December 2001, Lyondell issued $393 million of 9.5% senior secured notes due December 15, 2008. The proceeds were used to prepay $384 million of variable-rate debt outstanding under Lyondell's credit facility. In September 2001, Lyondell amended its credit facility making certain financial ratio requirements less restrictive. As a result of the September 2001 amendment, the margin used to calculate the variable interest rate increased by 0.5% per annum. Lyondell had previously obtained an amendment to the credit facility and the financial ratio requirements in March 2001.

Lyondell used the net proceeds of the March 31, 2000 asset sale (see Note 6) to reduce its variable-rate debt by $2.06 billion during 2000. During the fourth quarter 2000, Lyondell also repaid $200 million of debentures, which matured in November 2000 and reduced variable rate debt by an additional $150 million.

During May 1999, Lyondell amended a $7 billion credit facility originally executed in connection with the ARCO Chemical acquisition in 1998. The amended credit facility retained a $500 million revolving credit facility and also provided the lenders with additional collateral consisting of Lyondell's domestic assets (excluding the assets of its subsidiaries), re-priced the existing loans to reflect then market interest rates and revised certain financial covenants.

                            LYONDELL CHEMICAL COMPANY

Also in May 1999, Lyondell issued 40.25 million shares of common stock, receiving net proceeds of $736 million. Lyondell also issued $500 million of senior subordinated notes and $1.9 billion of senior secured notes. Lyondell borrowed an additional $1 billion under the amended credit facility. Lyondell used the proceeds to retire $3.4 billion principal amount of variable rate debt.

The $500 million credit facility, which matures in July 2003, was undrawn at December 31, 2001. Amounts available under the credit facility are reduced to the extent of certain outstanding letters of credit. Lyondell had outstanding letters of credit totaling $10 million at December 31, 2001, of which $4 million reduced the available credit facility.

Long-term debt consisted of the following at December 31:

Millions of dollars                                  2001               2000
-------------------                               -----------       -----------
Term Loan B                                        $    --            $   193
Term Loan E due 2006                                   634                835
Senior Secured Notes, Series A due 2007, 9.625%        900                900
Senior Secured Notes, Series B due 2007, 9.875%      1,000              1,000
Senior Secured Notes due 2008, 9.5%                    393                 --
Senior Subordinated Notes due 2009, 10.875%            500                500
Debentures due 2005, 9.375%                            100                100
Debentures due 2010, 10.25%                            100                100
Debentures due 2020, 9.8%                              224                224
Other                                                    2                  2
                                                  -----------       -----------
  Total long-term debt                               3,853              3,854
Less current maturities                                  7                 10
                                                  -----------       -----------
  Long-term debt, net                              $ 3,846            $ 3,844
                                                  ===========       ===========

Term Loan E bears interest at LIBOR plus 4.375%.

The credit facility and the indentures under which Lyondell's senior secured notes and senior subordinated notes were issued contain covenants that, subject to exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, dividends and investments, sales of assets and mergers and consolidations. In addition, the credit facility requires Lyondell to maintain specified financial ratios and consolidated net worth, in all cases as provided in the credit facility. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Lyondell's credit facility to terminate future lending commitments.

Following amendments to the indentures for certain Equistar debt in November 2000, Lyondell is guarantor of $400 million of the Equistar debt and a co-obligor with Equistar for $31 million. Under certain limited circumstances the debt holders of the $31 million on which Lyondell is a co-obligor have the right to require repurchase of the debt by Lyondell.

Aggregate maturities of all long-term debt during the next five years are $7 million in 2002, $7 million in 2003, $7 million in 2004, $107 million in 2005, $608 million in 2006 and $3.1 billion thereafter.

                            LYONDELL CHEMICAL COMPANY

15.  Lease Commitments

Lyondell leases various facilities and equipment under noncancelable lease arrangements for varying periods. As of December 31, 2001, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
-------------------
2002                                                       $  58
2003                                                          48
2004                                                          45
2005                                                          42
2006                                                          37
Thereafter                                                    86
Less sublease rentals                                         (6)
                                                         ----------
  Total minimum lease payments                             $ 310
                                                         ==========

Operating lease net rental expenses for 2001, 2000 and 1999 were $70 million, $74 million and $106 million, respectively.

16.  Financial Instruments and Derivatives

During 2001 and 2000, Lyondell entered into foreign currency forward contracts to hedge foreign exchange exposure related to euro-denominated capital commitments on the PO-11 construction project. At December 31, 2000, forward contracts in the notional amount of 134 million euros, or approximately $125 million, were outstanding. Based on quoted market prices, the fair market value of these derivative instruments at December 31, 2000 was insignificant. Accordingly, on January 1, 2001, a transition adjustment in accumulated other comprehensive income, representing the cumulative effect of an accounting change in accordance with the transition provisions of SFAS No. 133, was not required.

The fair value of outstanding foreign currency forward contracts at December 31, 2001 reflected an unrealized pretax gain of $3 million, all of which was deemed effective and, therefore, a $2 million after-tax gain was recognized in accumulated other comprehensive income. The $2 million unrealized gain net of $4 million of realized losses during 2001 is recorded in accumulated other comprehensive income, and is expected to be reclassified to earnings over the useful life of the PO-11 project upon commencement of its depreciation.

Foreign currency forward contracts outstanding at December 31 were as follows:

                                             2001          2000
                                          ----------   ----------
Notional amount:
  Euros                                        86           134
  U.S. dollars                                 76           125
Fair value of asset                             3            --

The fair value of the foreign currency forward contracts represents the amount to be exchanged if the existing contracts were settled at year-end and are based on market quotes.

                            LYONDELL CHEMICAL COMPANY

In addition, during 2001 Lyondell entered into price swap contracts with Occidental Energy Marketing, Inc. covering 42 million gallons of unleaded gasoline to hedge the cost of butane, a key raw material of MTBE. These contracts matured during 2001, resulting in a $4 million pretax gain, $3 million after-tax, that was reclassified to earnings. As of December 31, 2001, there were no outstanding price swap contracts covering unleaded gasoline.

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the after-tax impact of the effective portion of the fair value of derivative instruments for the year ended December 31:

Millions of dollars                                                 2001
-------------------                                              -----------
Gain (loss):
  Balance at beginning of period                                  $    --
                                                                 -----------
  Net gains on derivative instruments                                   1
  Reclassification of gains on
    derivative instruments to earnings                                 (3)
                                                                 -----------
Net change in AOCI for the period                                      (2)
                                                                 -----------
  Net loss on derivative instruments included
      in AOCI at December 31, 2001                                $    (2)
                                                                 ===========

Foreign exchange transactions were insignificant in 2001, a net gain of $13 million in 2000 and a net loss of $2 million in 1999. The effects of foreign currency derivative instruments were not significant during 2000 and 1999.

The carrying value and the estimated fair value of Lyondell's non-current, non-derivative financial instruments as of December 31, 2001 and 2000 are shown in the table below:

                                                          2001                           2000
                                             -----------------------------   --------------------------
                                               Carrying           Fair         Carrying         Fair
Millions of dollars                              Value           Value          Value          Value
-------------------                          --------------   ------------   ------------   -----------
  Investments and long-term receivables        $ 1,619          $ 1,708        $ 1,606        $ 1,606
  Long-term debt (including current
     maturities)                                 3,853            3,816          3,854          3,777

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Investments and long-term receivables, which consist primarily of equity investments in affiliated companies, were valued using current financial and other available information. Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell's debt portfolio.

Lyondell is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Lyondell does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Lyondell. Lyondell does not anticipate nonperformance by the counterparties.

                            LYONDELL CHEMICAL COMPANY

17.  Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Lyondell accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds as required by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax-qualified plans' limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are noncontributory.

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                                                   Other
                                                          Pension Benefits                Postretirement Benefits
                                                    ------------------------------     ------------------------------
Millions of dollars                                     2001             2000              2001             2000
-------------------                                 -------------    -------------     -------------    -------------
Change in benefit obligation:
  Benefit obligation, January 1                      $   431          $   399           $    69          $    72
  Service cost                                            15               14                 2                2
  Interest cost                                           36               31                 5                5
  Plan amendments                                         --               --                19               --
  Actuarial loss (gain)                                  108               64                --              (11)
  Net effect of settlements, curtailments and
    special termination benefits                          --              (19)               --                1
  Benefits paid                                          (34)             (53)               (4)              (3)
  Transfers                                                1               --                --                3
  Foreign exchange effects                                (3)              (5)               --               --
                                                    -------------    -------------     -------------    -------------
  Benefit obligation, December 31                        554              431                91               69
                                                    -------------    -------------     -------------    -------------
Change in plan assets:
  Fair value of plan assets, January 1                   412              456                --               --
  Actual return on plan assets                           (26)               5                --               --
  Company contributions                                   17               14                 4                3
  Benefits paid                                          (34)             (53)               (4)              (3)
  Foreign exchange effects                                (5)             (10)               --               --
                                                    -------------    -------------     -------------    -------------
  Fair value of plan assets, December 31                 364              412                --               --
                                                    -------------    -------------     -------------    -------------
  Funded status                                         (190)             (19)              (91)             (69)
  Unrecognized actuarial loss                            224               73                 7                9
  Unrecognized prior service cost (benefit)                5                5                (4)             (26)
  Unrecognized transition obligation                       3                3                --               --
                                                    -------------    -------------     -------------    -------------
  Net amount recognized                              $    42          $    62           $   (88)         $   (86)
                                                    =============    =============     =============    =============
Amounts recognized in the
  Consolidated Balance Sheet consist of:
  Prepaid benefit cost                               $    17          $    71           $    --          $    --
  Accrued benefit liability                             (124)             (28)              (88)             (86)
  Intangible asset                                         3                3                --               --
  Accumulated other comprehensive
    income - pretax                                      146               16                --               --
                                                    -------------    -------------     -------------    -------------
  Net amount recognized                              $    42          $    62           $   (88)         $   (86)
                                                    =============    =============     =============    =============

                            LYONDELL CHEMICAL COMPANY

The increase in other postretirement benefit obligations in 2001 resulted from a medical plan amendment that increased Lyondell's maximum contribution level per employee by 25%. The above table for pension benefits includes foreign pension plans of Lyondell. These plans constituted approximately 18% of the benefit obligation and 26% of the plan assets at December 31, 2001 and 20% of the benefit obligation and 25% of the plan assets at December 31, 2000. The assumptions used in determining the net periodic pension cost and pension obligation for foreign pension plans were based on the economic environment of each applicable country.

Pension plans with benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars                                  2001             2000
-------------------                             -------------    -------------
Benefit obligations                                $  475           $  152
Accumulated benefit obligations                       399              112
Fair value of assets                                  285               86

Net periodic pension and other postretirement benefit costs included the following components:

                                                                                                 Other
                                                      Pension Benefits                  Postretirement Benefits
                                              --------------------------------     --------------------------------
Millions of dollars                             2001         2000       1999         2001        2000        1999
-------------------                           --------     -------     -------     -------     --------    --------
Components of net periodic benefit cost:
  Service cost                                  $   15       $   14     $   18       $   2       $   2       $   2
  Interest cost                                     36           31         32           5           5           5
  Expected return on plan assets                   (36)         (40)       (40)         --          --          --
  Prior service cost amortization                   --            1          1          (2)         (3)         (3)
  Actuarial loss amortization                        9            2          2          --          --           2
  Net effect of curtailments, settlements
    and special termination benefits                 9          (13)        --           1          (4)         --
                                                --------     -------     -------     -------     --------    --------
  Net periodic benefit cost                     $   33       $   (5)    $   13       $   6       $  --       $   6
                                                ========     =======     =======     =======     ========    ========

The 2001 net effect of curtailments, settlements and special termination benefits was primarily due to lump-sum settlements taken by retiring employees, which resulted in a net charge, while the 2000 net effect primarily related to employees terminated as part of the asset sale to Bayer, which resulted in a net credit. Foreign pension plans comprised $1 million, $2 million and $2 million of net periodic pension cost for 2001, 2000 and 1999, respectively.

The assumptions used in determining the domestic net pension cost and net pension liability were as follows at December 31:

                                                                                                  Other
                                                     Pension Benefits                    Postretirement Benefits
                                            -----------------------------------     -----------------------------------
                                              2001         2000         1999          2001         2000         1999
                                            ---------    ---------     --------     ---------    ---------    ---------
Weighted-average assumptions as of
  December 31:
  Discount rate                              7.00%        7.50%         8.00%        7.00%        7.50%        8.00%
  Expected return on plan assets             9.50%        9.50%         9.50%          --           --           --
  Rate of compensation increase              4.50%        4.50%         4.75%        4.50%        4.50%        4.75%

                            LYONDELL CHEMICAL COMPANY

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2001 was 7.0% for 2002 through 2004 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell's maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2001 by $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Lyondell were $12 million, $11 million and $10 million for the years ended December 31, 2001, 2000 and 1999, respectively.

18.  Income Taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars                                                2001             2000              1999
------------------                                             -------------    -------------     ------------
Current:
  Federal                                                        $  (92)          $  154           $  (71)
  Foreign                                                            15                8                6
  State                                                              (2)               6                5
                                                               -------------    -------------     ------------
    Total current                                                   (79)             168              (60)
                                                               -------------    -------------     ------------
Deferred:
  Federal                                                           (35)              71               38
  Foreign                                                            52              (31)              10
  State                                                             (14)              15              (12)
                                                               -------------    -------------     ------------
    Total deferred                                                    3               55               36
                                                               -------------    -------------     ------------
Income tax (benefit) provision before tax effects
  of extraordinary items and other comprehensive income          $  (76)          $  223           $  (24)

Tax effect of extraordinary items                                    (2)             (17)             (19)

Tax effects of elements of other comprehensive income:
  Minimum pension liability                                         (46)              (5)              --
  Net unrealized losses on derivative instruments                    (1)              --               --
                                                               -------------     -------------    ------------
Total income tax (benefit) provision
  on comprehensive income                                        $  (125)          $  201          $  (43)
                                                               =============     =============    ============

                            LYONDELL CHEMICAL COMPANY

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Significant components of Lyondell's deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars                                         2001       2000
-------------------                                        -------    -------
Deferred tax liabilities:
  Accelerated tax depreciation and amortization            $   561    $   717
  Investments in joint venture partnerships                    528        358
  Other                                                          6         47
                                                           -------    -------
    Total deferred tax liabilities                           1,095      1,122
                                                           -------    -------
Deferred tax assets:
  Net operating loss carryforwards                             318        161
  Provisions for employee benefit plans                         92         70
  Federal benefit attributable to deferred foreign taxes        35         72
  Alternative minimum tax credit carryforwards                  42        135
  Other                                                        111        138
                                                           -------    -------
    Total deferred tax assets                                  598        576
  Deferred tax asset valuation allowance                       (16)       (20)
                                                           -------    -------
    Net deferred tax assets                                    582        556
                                                           -------    -------
Net deferred tax liabilities                                   513        566
Less current portion of deferred tax assets                   (277)      (136)
                                                           -------    -------
  Long-term deferred income taxes                          $   790    $   702
                                                           =======    =======

Lyondell has available alternative minimum tax ("AMT") credit carryforwards of approximately $42 million after carryback of the current year AMT net operating loss. This credit is available to offset future U.S. federal income taxes and has no expiration date. Lyondell also has federal, state and foreign tax loss carryforwards, the tax benefit of which would be $318 million at the current statutory rate. The federal loss carryforward benefits of $254 million would begin expiring in 2014, and substantially all of the foreign tax loss carryforward benefit of $63 million has no expiration date.

Management believes that it is more likely than not that the $582 million of deferred tax assets in excess of the valuation reserve of $16 million at December 31, 2001 will be realized. This conclusion is supported by the significant excess of deferred tax liabilities over deferred tax assets. These deferred tax liabilities, primarily related to depreciation, will reverse over the next 15 to 20 years. In addition, as discussed above, certain carryforwards have no expiration dates or long carryforward periods prior to their expiration.

                            LYONDELL CHEMICAL COMPANY

The domestic and foreign components of income (loss) before income taxes and extraordinary items and a reconciliation of the income tax provision to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars                                          2001      2000      1999
-------------------                                          -----     -----     -----
Income (loss) before income taxes and extraordinary items:
  Domestic                                                   $(280)    $ 759     $(137)
  Foreign                                                       59       (66)       33
                                                             -----     -----     -----
    Total                                                    $(221)    $ 693     $(104)
                                                             =====     =====     =====

Theoretical income tax at U.S. statutory rate                $ (77)    $ 243     $ (36)
  Increase (reduction) resulting from:
   Reorganization of foreign operations                         --       (37)       --
   Other effects of foreign operations                          17       (18)        8
   Changes in estimates for prior year items                   (23)       --        --
   Goodwill and other permanent differences                      3        11         5
   State income taxes, net of federal                            1        14        (3)
   Other, net                                                    3        10         2
                                                             -----     -----     -----
Income tax (benefit) provision                               $ (76)    $ 223     $ (24)
                                                             =====     =====     =====
Effective income tax rate                                    (34.0)%    32.2%    (23.3)%
                                                             =====     =====     =====

The change in estimate for prior year items primarily represents certain tax effects related to the sale of assets to Bayer in 2000.

19.  Commitments and Contingencies

Bayer Claim--In June 2001, Bayer AG delivered a notice of claim to Lyondell in relation to its March 2000 purchase of Lyondell's polyols business, asserting various claims relating to alleged breaches of representations and warranties related to condition of the business and assets. The notice of claim seeks damages in excess of $100 million. Lyondell has vigorously contested the claims. The agreement governing the transaction with Bayer provides a formal dispute resolution process, the final step of which would be binding arbitration in Houston, Texas. Currently, as part of the process, the parties are engaged in negotiations to resolve the claims. Lyondell does not expect the resolution of the claims to result in any material adverse effect on its business, financial condition, liquidity or results of operations.

Capital Commitments--Lyondell has various commitments related to capital expenditures, all made in the normal course of business. At December 31, 2001, major capital commitments primarily consisted of Lyondell's 50% share of those related to the construction of a world-scale PO facility, known as PO-11, in The Netherlands. The outstanding commitments totaled $117 million as of December 31, 2001.

Construction Lease--During the third quarter 2000, construction began on a new butanediol ("BDO") production facility in Europe known as BDO-2. Construction is being financed by an unaffiliated entity that was established for the purpose of serving as lessor with respect to this facility. Construction spending through December 31, 2001, including interest capitalized during construction, totaled 144 million euros, or approximately $127 million using December 31, 2001 exchange rates. Upon completion in 2002, Lyondell will lease the facility under the operating lease for an initial term of five years. Minimum payments under the operating lease will approximate an amount equivalent to interest on the final construction costs at the interest rate implicit in the lease. Lyondell may, at its option, purchase the facility at any time during the lease term for the unrecovered construction costs of the lessor or may renew the lease for four successive five-year terms. If Lyondell does not exercise the purchase option before the end of the last renewal period, the facility will be sold. In the event the sales proceeds are less than their

                            LYONDELL CHEMICAL COMPANY
guaranteed residual value, Lyondell will pay the difference to the lessor. The residual value at the end of the lease term is estimated at approximately 206 million euros, or $181 million using December 31, 2001 exchange rates. Under the transaction documents, Lyondell is subject to certain financial and other covenants that are substantially the same as those contained in the credit facility.

TDI Agreements--Lyondell is committed to purchase minimum annual quantities of TDI at plant cost from Rhodia through 2016. Such annual commitments are currently estimated at approximately 200 million pounds of TDI per year. Under a predecessor tolling agreement and resale agreement, both entered into in 1995, Lyondell's purchases, including amounts in excess of its previous minimum of 212 million pounds of TDI per year, were $120 million, $159 million and $154 million in 2001, 2000 and 1999, respectively. The resale agreement expired December 31, 2001.

Crude Supply Agreement--Under the Crude Supply Agreement, PDVSA Oil is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude oil. This constitutes approximately 86% of the refinery's capacity of 268,000 barrels per day of crude oil. By letter dated April 16, 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. The letter stated that PDVSA Oil declared itself in a force majeure situation and would reduce deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, of 195,000 barrels per day in that month. LCR was advised by PDVSA Oil in May 1999 of a further reduction in the deliveries of crude oil supplied under the Crude Supply Agreement to 184,000 barrels per day, effective May 1999.

On several occasions since then, PDVSA Oil further reduced crude oil deliveries, although it made payments under a different provision of the Crude Supply Agreement in partial compensation for such reductions. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000.

During 2001, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced effective February 1, 2001. PDVSA Oil declared itself in a force majeure situation, but did not reduce crude oil deliveries to LCR during 2001. In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning March 1, 2002. In February 2002, LCR was advised by PDVSA Oil that deliveries of crude oil to LCR in March 2002 would be reduced to approximately 198,000 barrels per day. Although additional reductions may be forthcoming, PDVSA Oil has not specified the level of reductions after March 2002.

LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reductions in deliveries under the Crude Supply Agreement. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the January 2002 force majeure declaration, as well as the claimed force majeure from April 1998 to September 2000.

                            LYONDELL CHEMICAL COMPANY

In 1999, PDVSA announced its intention to renegotiate its crude supply agreements with all third parties, including LCR. In light of PDVSA's announced intent, there can be no assurance that PDVSA Oil will continue to perform its obligations under the Crude Supply Agreement. However, it has confirmed that it expects to honor its commitments if a mutually acceptable restructuring of the Crude Supply Agreement is not achieved. From time to time, the Company and PDVSA have had discussions covering both a restructuring of the Crude Supply Agreement and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. The breach or termination of the Crude Supply Agreement would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

Cross Indemnity Agreement--In connection with the 1988 transfer of assets and liabilities to Lyondell from Atlantic Richfield Company ("ARCO"), now wholly owned by BP p.l.c., Lyondell agreed to assume certain liabilities arising out of the operation of Lyondell's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, Lyondell and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby Lyondell agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of Lyondell prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Lyondell's products and operations, ARCO and Lyondell bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. Under the Revised Cross-Indemnity Agreement, Lyondell will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance.

In connection with the acquisition of ARCO Chemical, Lyondell succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical, including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the ARCO Chemical business.

Indemnification Arrangements Relating to Equistar--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of December 31, 2001, Equistar had incurred approximately $5 million under the $7 million indemnification basket with respect to the business contributed by Lyondell. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain Occidential subsidiaries. As of September 30, 2001, Equistar, Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental amended the asset contribution agreements governing these indemnification obligations to clarify the treatment of, and procedures pertaining to the management of, certain claims arising under the asset contribution agreements. Lyondell believes that these amendments do not materially change the asset contribution agreements.

Environmental Remediation--As of December 31, 2001, Lyondell's environmental liability for future remediation costs at its plant sites and a limited number of Superfund sites totaled $26 million. The liabilities per site range from less than $1 million to $11 million and are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

                            LYONDELL CHEMICAL COMPANY

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at LCR's refinery and each of Lyondell's two facilities and Equistar's six facilities in the Houston/Galveston region. Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's direct share of such expenditures could total between $65 million and $80 million. Lyondell's proportionate share of Equistar's expenditures could total between $85 million and $105 million, and Lyondell's proportionate share of LCR's expenditures could total between $75 million and $95 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Lyondell and an organization composed of industry participants filed a lawsuit to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce the estimated capital investments for NOx reductions required by Lyondell, Equistar and LCR to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. These initiatives or other governmental actions could result in a significant reduction in Lyondell's MTBE sales, which represented approximately 35% of Lyondell's 2001 revenues. Lyondell has developed technologies to convert TBA into alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment.

The Clean Air Act specified certain emissions standards for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary. In 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary to meet these emission standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. Lyondell estimates that these standards will result in increased capital investment for LCR, totaling between $175 million to $225 million for the new gasoline standards and $250 million to $300 million for the new diesel standard, between now and the implementation dates. Lyondell's share of LCR's capital expenditures would be between $250 million and $300 million. In addition, these standards could result in higher operating costs for LCR. Equistar's business may also be impacted if these standards increase the cost for processing fuel components.

General--Lyondell is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on Lyondell's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

                            LYONDELL CHEMICAL COMPANY

20.  Stockholders' Equity

Preferred Stock--Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2001, none was outstanding.

Common Stock--In May 1999, Lyondell issued 40.25 million shares of common stock at $19 per share. The net proceeds of $736 million were credited to "Common stock" and "Additional paid in capital" in the Consolidated Balance Sheet.

Basic and Diluted Earnings per Share--Basic earnings per share for income (loss) before extraordinary items for the periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share for income (loss) before extraordinary items include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan. These stock options were antidilutive in 2001 and 1999. Earnings (loss) per share ("EPS") data is as follows for the years ended December 31:

                                                    2001                        2000                        1999
                                       --------------------------     ------------------------     -------------------------
Thousands of shares                       Shares            EPS          Shares         EPS          Shares           EPS
-------------------                    -------------     ----------   ------------   ----------    -----------     ---------
Basic                                    117,563           $(1.24)      117,557        $ 4.00         103,115       $(.77)
Dilutive effect of options                    --               --           221          (.01)             --          --
                                       -------------     ----------   ------------   ----------    -----------     ---------
Diluted                                  117,563           $(1.24)      117,778        $ 3.99         103,115       $(.77)
                                       =============     ==========   ============   ==========    ===========     =========

Accumulated Other Comprehensive Loss--The components of accumulated other comprehensive loss were as follows at December 31:

Millions of dollars                            2001     2000
-------------------                            -----    -----
Foreign currency translation                   $(300)   $(247)
Minimum pension liability                        (95)     (11)
Unrealized loss on derivative instruments         (2)      --
                                               -----    -----
  Total accumulated other comprehensive loss   $(397)   $(258)
                                               =====    =====

Treasury Stock--From time to time Lyondell purchases its shares in the open market to issue under its employee compensation and benefits plans, including stock option and restricted stock plans. For the years ended December 31, 2001, 2000 and 1999, respectively, Lyondell reissued, under the Restricted Stock Plan, 2,587 shares, 60,436 shares and 299,227 shares previously purchased.

1999 Incentive Plan--The 1999 Long-Term Incentive Plan ("1999 LTIP") provides for the grant of awards to employees of Lyondell and its subsidiaries. Awards to employees may be in the form of (i) stock options, (ii) stock appreciation rights, payable in cash or common stock, (iii) restricted grants of common stock or units denominated in common stock, (iv) performance grants denominated in common stock or units denominated in common stock that are subject to the attainment of one or more goals, (v) grants of rights to receive the value of a specified number of shares of common stock (phantom stock), and (vi) a cash payment. Awards of common stock under the 1999 LTIP are generally limited to the lesser of ten million shares or 10% of the number of shares of common stock outstanding at the time of granting of the award. During 2001, Lyondell awarded stock option grants for 3,143,231 shares and grants for 797,949 performance shares under this plan. The weighted-average grant-date fair value of the performance share grants was $16.25 per share. During 2000, Lyondell awarded stock option grants for 2,228,241 shares and grants for 706,345 performance shares under this plan. The weighted-average grant-date fair value of the performance share grants was $12.91 per share.

                            LYONDELL CHEMICAL COMPANY

Restricted Stock Plan--Under the 1995 Restricted Stock Plan, one million shares of common stock are available for grants and awards to officers and other key management employees. Lyondell grants fixed awards of common stock that are forfeitable and subject to restrictions on transfer. Vesting is contingent on the participant's continuing employment at Lyondell for a period specified in the award. During 2001, 2000 and 1999 Lyondell granted and issued restricted stock of 2,587 shares, 60,436 shares and 299,277 shares respectively, to officers and employees. The shares vest on various dates through May 4, 2003, depending upon the terms of the individual grants. Employees are entitled to receive dividends on the restricted shares.

Rights to Purchase Common Stock--On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right ("Right") for each outstanding share of Lyondell's common stock to stockholders of record on December 20, 1995. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. The Rights expire at the close of business on December 8, 2005 unless earlier redeemed at a price of $.0005 per Right or exchanged by Lyondell as described in the Rights Agreement dated as of December 8, 1995.

Stock Options--The following table summarizes activity relating to stock options under the 1999 LTIP. As of December 31, 2001, options covering 6,636,163 shares were outstanding at prices ranging from $11.25 to $20.00 per share. Of these, 5,223,998 shares with a weighted average remaining life of 9 years were outstanding at a weighted average price of $14.89 per share, of which 910,630 shares were exercisable at a weighted average price of $13.09 per share. In addition, 1,412,165 shares with a weighted average remaining life of 7 years were outstanding at a weighted average price of $18.17 per share, of which 995,031 shares were exercisable at a weighted average price of $18.17 per share.

                                                                   Average
                                               Number           Option Price
                                              of Shares           Per Share
                                            ----------------   ----------------
Balance, January 1, 1999                               --        $    --
  Granted                                       1,756,098          17.82
  Cancelled                                      (132,664)         18.13
                                            ----------------
Balance, December 31, 1999                      1,623,434          17.79
  Granted                                       2,228,241          13.07
  Cancelled                                      (185,908)         16.64
                                            ----------------
Balance, December 31, 2000                      3,665,767          14.98
  Granted                                       3,143,231          16.25
  Exercised                                       (49,618)         12.91
  Cancelled                                      (123,217)         15.06
                                            ----------------
Balance, December 31, 2001                      6,636,163        $ 15.59
                                            ================

                            LYONDELL CHEMICAL COMPANY

Lyondell's Executive Long-Term Incentive Plan ("LTI Plan") became effective in November 1988. The last stock options granted under the LTI Plan were granted in March 1994. No additional stock option grants will be made under this plan. As of December 31, 2001, options covering 529,839 shares were outstanding under the LTI Plan with a weighted average remaining life of 1 year, all of which were exercisable at prices ranging from $23.00 to $26.00 per share.

The following summarizes stock option activity for the LTI Plan:

                                                    Average
                                      Number      Option Price
                                     of Shares     Per Share
                                 --------------   -------------
Balance, January 1, 1999              616,481       $ 23.61
    Cancelled                          (7,884)        23.62
                                 ----------------
Balance, December 31, 1999            608,597         23.61
    Exercised                          (6,850)        20.25
    Cancelled                          (5,483)        21.30
                                 ----------------
Balance, December 31, 2000            596,264         23.67
    Cancelled                         (66,425)        20.25
                                 ----------------
Balance, December 31, 2001            529,839       $ 24.09
                                 ================

Lyondell's Incentive Stock Option Plan ("ISO Plan"), a tax qualified plan, became effective in January 1989. The last stock options granted under the ISO Plan were granted in March 1993. No additional grants will be made under the ISO Plan. At December 31, 1999, no stock options were outstanding. The following summarizes stock option activity for the ISO Plan:

                                                         Average
                                         Number        Option Price
                                       of Shares         Per Share
                                   ---------------   ---------------
Balance January 1, 1999                 145,191          $ 30.00
  Cancelled                            (145,191)           30.00
                                   ---------------
Balance, December 31, 1999                   --
                                   ===============

                            LYONDELL CHEMICAL COMPANY

Employee stock options are accounted for under the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in connection with stock option grants under the plans. The pro forma impact on net income and earnings per share from calculating compensation expense in the manner described in SFAS No. 123, Accounting for Stock-Based Compensation, in 2001, 2000 and 1999 was approximately $8 million, $6 million and $6 million, or $.07 per share, $.05 per share and $.06 per share, respectively. The fair value per share of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model and the following assumptions.


                                                      2001               2000              1999
                                                  --------------    -------------      -----------
Fair value per share of options granted              $ 4.08             $ 4.04            $ 4.67
Fair value assumptions:
  Dividend yield                                       5.88%                 5%                5%
  Expected volatility                                    42%                46%               35%
  Risk-free interest rate                              5.28%               6.5%                5%
  Maturity, in years                                     10                 10                10


21.  Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:


Millions of dollars                                2001               2000                1999
-------------------                           ---------------    ---------------     ---------------
Interest paid                                    $  372             $  521               $  570
                                              ===============    ===============     ===============
Net income taxes (received) paid                 $  (12)            $   57               $  (91)
                                              ===============    ===============     ===============


Effective December 31, 1999, Lyondell made a noncash capital contribution to LCR by converting $47 million of its note receivable from LCR to a capital investment in LCR.

22.  Segment and Related Information

Lyondell operates in four reportable segments: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). The methanol operations are not a reportable segment.

No customer accounted for 10% or more of consolidated sales during the three years ended December 31, 2001. However, under the terms of LCR's Products Agreement (see Note 9), CITGO purchases substantially all of the refined products of the refining segment.

                            LYONDELL CHEMICAL COMPANY

Summarized financial information for Lyondell's reportable segments is shown in the following table.

                          Intermediate
                         Chemicals and
Millions of dollars       Derivatives    Petrochemicals      Polymers       Refining        Other           Total
-------------------      --------------  ---------------   -------------  -------------  -------------   ----------
2001
----
Sales and other
 operating revenues         $ 3,226        $   --         $    --         $   --         $  --           $  3,226
Operating income                112            --              --             --            --                112
Income (loss) from equity
 investments                     --           113             (77)           129          (125)                40
Total assets                  5,887           286             113            258           159              6,703
Capital expenditures             68            --              --             --            --                 68
Depreciation and
 amortization expense           269            --              --             --            --                269

2000
----
Sales and other
 operating revenues         $ 4,036        $   --         $    --         $   --         $  --            $ 4,036
Operating income                339            --              --             --            --                339
Income (loss) from equity
 investments                     --           285             (76)            86           (96)               199
Total assets                  6,150           336             140            249           172              7,047
Capital expenditures            104            --              --             --            --                104
Depreciation and
 amortization expense           279            --              --             --            --                279

1999
----
Sales and other
 operating revenues         $ 3,693        $   --         $    --         $   --         $  --            $ 3,693
Operating income                404            --              --             --            --                404
Income (loss) from equity
 investments                    --            183              21             23          (151)                76
Total assets                  8,557           314             140            271           216              9,498
Capital expenditures            131            --              --             --            --                131
Depreciation and
 amortization expense           330            --              --             --            --                330

The following table presents the details of "Income (loss) from equity investments" as presented above in the "Other" column for the years ended December 31:

Millions of dollars                                             2001               2000               1999
-------------------                                        ---------------    ---------------    ---------------
Equistar items not allocated to segments:
    Principally general and administrative expenses
       and interest expense, net                              $  (116)            $  (108)           $  (171)
    Other income, net                                               3                  --                 19
Income (loss) from equity investment in LMC                       (12)                 12                  1
                                                           ---------------    ---------------    ---------------
    Total--Other                                              $  (125)            $  (96)            $  (151)
                                                           ===============    ===============    ===============

                            LYONDELL CHEMICAL COMPANY

The following table presents the details of "Total assets" as presented above in the "Other" column for the years ended December 31:


Millions of dollars                                2001                 2000                1999
-------------------                            ---------------    ---------------    ---------------
Equistar items not allocated to segments:
    Goodwill                                       $   87             $   99            $  113
    Other assets                                       36                 24                40
Equity investment in LMC                               36                 49                63
                                                ---------------    ---------------   ---------------
    Total--Other                                   $  159             $  172            $  216
                                                ===============    ===============    ===============


The following "Revenues" by country data are based upon the location of the use of the product. The "Long-lived assets" by country data is based upon the location of the assets.


                                          Revenues                            Long-Lived Assets
                           ---------------------------------------    ---------------------------------------
Millions of dollars          2001          2000           1999          2001          2000           1999
-------------------        ----------    ----------     ----------    ----------    ----------     ----------
United States               $ 1,765       $ 2,101        $ 1,826       $ 1,382       $ 1,482        $ 2,944
Foreign                       1,461         1,935          1,867           911           947          1,347
                           ----------    ----------     ----------    ----------    ----------     ----------
  Total                     $ 3,226       $ 4,036        $ 3,693       $ 2,293       $ 2,429        $ 4,291
                           ==========    ==========     ==========    ==========    ==========     ==========


Foreign long-lived assets primarily consist of the net property, plant and equipment of two plants, located near Rotterdam, The Netherlands, and Fos-sur-Mer, France, both of which are part of the IC&D segment.

23.  Unaudited Quarterly Results

                                                                     For the quarter ended
                                               --------------------------------------------------------------------
Millions of dollars, except per share data       March 31         June 30         September 30       December 31
------------------------------------------     -------------    ------------     ---------------    ---------------
2001
----
Sales and other operating revenues                $  857          $  902          $  750             $  717
Operating income (loss)                               31              66             (26)                41
Income (loss) from equity investments                  2              42              17                (21)
Net income (loss)   (a)                              (34)              4             (67)               (53)
Basic and diluted earnings (loss) per
  share before extraordinary item  (b)              (.29)            .04            (.57)              (.42)

2000
----
Sales and other operating revenues                $1,136          $  976          $  975             $  949
Operating income                                      87             142              97                 13
Income from equity investments                        50              66              83                 --
Net income (loss)   (c)                              306              46             133                (48)
Basic and diluted earnings (loss) per
  share before extraordinary item (a) (b)           2.69             .39            1.13               (.38)

--------------
(a) The fourth quarter of 2001 included an extraordinary loss on early extinguishment of debt of $5 million, or $.04 per share.
(b) Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period
    (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.
(c) The first and third quarters of 2000 included after-tax gains on asset sales of $369 million, or $3.14 per share, and $31 million, or $.26 per share, respectively. The first, second and fourth quarters of 2000 included an extraordinary loss on early extinguishment of debt of $11 million, or $.09 per share, $19 million, or $.16 per share, and $3 million, or $.03 per share, respectively.

                            LYONDELL CHEMICAL COMPANY

24. Subsequent Event

Early in 2002, Lyondell and Occidental agreed in principle for Lyondell's acquisition of Occidental's 29.5% interest in Equistar and for Occidental's acquisition of an equity interest in Lyondell. Upon consummation of these transactions, Occidental would receive the following from Lyondell:

     . 30 to 34 million shares of newly issued Lyondell Series B Common Stock, with the final number to be determined at closing of this transaction. These shares would have the same rights as Lyondell's regular common stock with the exception of the dividend. The Series B Common Stock would pay a dividend at the same rate as the regular common stock but, at Lyondell's option, the dividend may be paid in additional shares of Series B Common Stock or in cash. These new Series B shares also would include provisions for conversion to regular common stock three years after issuance or earlier in certain circumstances;

     . five-year warrants to acquire five million shares of Lyondell regular common stock at $25 per share, subject to adjustment upon the occurrence of certain events; and

     . a contingent payment equivalent in value to 7.38% of Equistar's cash distributions for 2002 and 2003, up to a total of $35 million, payable in cash, Series B Common Stock or regular common stock, as determined by Lyondell.

These transactions are subject to negotiation, completion and execution of definitive documentation, compliance with the applicable provisions of the partnership agreement and the parent agreement, approval by the boards of directors of Lyondell and Occidental, approval by Lyondell's stockholders, regulatory approvals and other customary conditions. There can be no assurance that the proposed transactions will be completed.

25.  Supplemental Guarantor Information

ARCO Chemical Technology Inc. ("ACTI"), ARCO Chemical Technology L.P. ("ACTLP") and Lyondell Chemical Nederland, Ltd. ("LCNL") are guarantors, jointly and severally, (collectively "Guarantors") of the $393 million senior secured notes issued in December 2001 and the $500 million senior subordinated notes and $1.9 billion senior secured notes issued in May 1999. LCNL, a Delaware corporation, is a wholly owned subsidiary of Lyondell that owns a Dutch subsidiary that operates a chemical production facility near Rotterdam, The Netherlands. ACTI is a Delaware corporation, which holds the investment in ACTLP. ACTLP is a Delaware limited partnership, which holds and licenses technology to other Lyondell affiliates and to third parties. Separate financial statements of the Guarantors are not considered to be material to the holders of the senior subordinated notes and senior secured notes. The following condensed consolidating financial information present supplemental information for the Guarantors as of December 31, 2001 and 2000 and for the three years ended December 31, 2001.

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                 As of and for the year ended December 31, 2001

                                                                          Non-                          Consolidated
Millions of dollars                       Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                     ------------   -------------   -------------   --------------   ------------
BALANCE SHEET

Total current assets                     $   781         $   132        $   294         $     --         $ 1,207
Property, plant and equipment, net           915             516            862               --           2,293
Other investments and
  long-term receivables                    7,007             461          1,537           (7,386)          1,619
Goodwill, net                                453             389            260               --           1,102
Other assets                                 344              88             50               --             482
                                        ------------   -------------   -------------   --------------   ------------
Total assets                             $ 9,500         $ 1,586        $ 3,003         $ (7,386)        $ 6,703
                                        ============   =============   =============   ==============   ============

Current maturities of long-term debt     $     7         $    --        $    --         $     --         $     7
Other current liabilities                    391              73             88               --             552
Long-term debt                             3,844              --              2               --           3,846
Other liabilities                            515              55             13               --             583
Deferred income taxes                        611             133             46               --             790
Intercompany liabilities (assets)          3,383          (1,101)        (2,282)              --              --
Minority interest                             --              --            176               --             176
Stockholders' equity                         749           2,426          4,960           (7,386)            749
                                        ------------   -------------   -------------   --------------   ------------
Total liabilities and
  stockholders' equity                   $ 9,500         $ 1,586        $ 3,003         $ (7,386)        $ 6,703
                                        ============   =============   =============   ==============   ============

STATEMENT OF INCOME

Sales and other operating revenues       $ 2,211         $   786        $ 1,605         $ (1,376)        $ 3,226
Cost of sales                              2,156             559          1,432           (1,376)          2,771
Selling, general and
  administrative expenses                     79              16             54               --             149
Research and development expense              32              --             --               --              32
Amortization of goodwill
  and other intangibles                       70              18             11               --              99
Unusual charges                               63              --             --               --              63
                                        ------------   -------------   -------------   --------------   ------------
Operating income (loss)                     (189)            193            108               --             112
Interest (expense) income, net              (384)              3             12               --            (369)
Other (expense) income, net                 (127)            (83)           206               --              (4)
Income from equity investments               616              --             60             (636)             40
Intercompany income                          267             335            128             (730)             --
(Benefit from) provision for
  income taxes                                62             152            174             (464)            (76)
                                        ------------   -------------   -------------   --------------   ------------
Income (loss) before
  extraordinary items                        121             296            340             (902)           (145)
Extraordinary items, net of taxes             (5)             --             --               --              (5)
                                        ------------   -------------   -------------   --------------   ------------
Net income (loss)                        $   116         $   296        $   340         $   (902)        $  (150)
                                        ============   =============   =============   ==============   ============

                         LYONDELL CHEMICAL COMPANY

                      For the year ended December 31, 2001

                                                                            Non-                        Consolidated
Millions of dollars                       Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                     ------------   -------------   -------------   --------------  --------------
STATEMENT OF CASH FLOWS

Net income (loss)                        $   116         $   296        $   340         $   (902)       $   (150)
Adjustments to reconcile net
 income  (loss)  to net cash  (used in)
 provided by operating activities:
   Depreciation and amortization             138              47             84               --             269
   Extraordinary items                         5              --             --               --               5
   Net changes in working
      capital and other                     (662)            119           (284)             902              75
                                        ------------   -------------   -------------   --------------  --------------
   Net cash (used in)
      provided by operating activities      (403)            462            140               --             199

                                        ------------   -------------   -------------   --------------  --------------

Expenditures for property,
  plant and equipment                        (17)             (8)           (43)              --             (68)
Contributions and advances
  to affiliates                               61            (115)          (119)              --            (173)
Distributions from affiliates
  in excess of earnings                      (10)             --             60               --              50
Other                                        470              --             --             (470)             --
                                        ------------   -------------   -------------   --------------  --------------
  Net cash provided by
    (used in) investing activities           504            (123)          (102)            (470)           (191)

                                        ------------   -------------   -------------   --------------  --------------

Payment of debt issuance costs               (15)             --             --               --             (15)
Proceeds from issuance of
  long-term debt                             393              --             --               --             393
Repayment of long-term debt                 (394)             --             --               --            (394)
Dividends paid                              (106)           (426)           (44)             470            (106)
                                        ------------   -------------   -------------   --------------  --------------
  Net cash used in
    financing activities                    (122)           (426)           (44)             470            (122)
                                        ------------   -------------   -------------   --------------  --------------

Effect of exchange rate
  changes on cash                             --              67            (67)              --              --
                                        ------------   -------------   -------------   --------------  --------------

Decrease in cash and
  cash equivalents                           (21)            (20)           (73)              --            (114)
Cash and cash equivalents:
  Beginning of year                          142              20             98               --             260
                                        ------------   -------------   -------------   --------------  --------------
  End of year                            $   121         $    --        $    25         $     --        $    146
                                        ============   =============   =============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                 As of and for the year ended December 31, 2000

                                                                          Non-                         Consolidated
Millions of dollars                      Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
BALANCE SHEET

Total current assets                    $   695         $   242         $   408         $     --        $ 1,345
Property, plant and equipment, net          980             566             883               --          2,429
Other investments and
  long-term receivables                   6,914             413           1,638           (7,359)         1,606
Goodwill, net                               476             414             262               --          1,152
Other assets                                398              61              48                8            515
                                     --------------  --------------  --------------   --------------  --------------
Total assets                            $ 9,463         $ 1,696         $ 3,239         $ (7,351)       $ 7,047
                                     ==============  ==============  ==============   ==============  ==============

Current maturities of long-term debt    $    10         $    --         $    --         $     --        $    10
Other current liabilities                   556              73              95               --            724
Long-term debt                            3,842              --               2               --          3,844
Other liabilities                           378              59               4               --            441
Deferred income taxes                       556             140               6               --            702
Intercompany liabilities (assets)         2,976          (1,095)         (1,889)               8             --
Minority interest                            --              --             181               --            181
Stockholders' equity                      1,145           2,519           4,840           (7,359)         1,145
                                     --------------  --------------  --------------   --------------  --------------
Total liabilities and
  stockholders' equity                  $ 9,463         $ 1,696         $ 3,239         $ (7,351)       $ 7,047
                                     ==============  ==============  ==============   ==============  ==============

STATEMENT OF INCOME

Sales and other operating revenues      $ 2,794         $   936         $ 1,585         $ (1,279)       $ 4,036
Cost of sales                             2,441             673           1,536           (1,279)         3,371
Selling, general and
   administrative expenses                  141               5              44               --            190
Research and development expense             32              --               3               --             35
Amortization of goodwill
   and other intangibles                     67              22              12               --            101
                                     --------------  --------------  --------------   --------------  --------------
Operating income                            113             236             (10)              --            339
Interest income (expense), net             (481)              1              18               --           (462)
Other income (expense), net                (155)           (128)            310               --             27
Gain on sale of assets                       --              (9)            599               --            590
Income from equity investments            1,048              --             215           (1,064)           199
Intercompany income (expense)               (88)            156             181             (249)            --
Provision for income taxes                  140              82             423             (422)           223
                                     --------------  --------------  --------------   --------------  --------------
Income before
   extraordinary items                      297             174             890             (891)           470
Extraordinary items, net of taxes           (33)             --              --               --            (33)
                                     --------------  --------------  --------------   --------------  --------------
Net income                              $   264         $   174         $   890         $   (891)       $   437
                                     ==============  ==============  ==============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                      For the year ended December 31, 2000

                                                                            Non-                         Consolidated
Millions of dollars                      Lyondell        Guarantors      Guarantors      Eliminations      Lyondell
-------------------                    --------------  --------------  --------------   --------------  --------------
STATEMENT OF CASH FLOWS

Net income                               $    264        $    174      $     890        $    (891)        $   437
Adjustments to reconcile net
 income (loss) to net cash provided
 by (used in) operating activities:
   Gain on sale of assets                      --               9           (599)              --            (590)
   Depreciation and amortization              148              57             74               --             279
   Extraordinary items                         33              --             --               --              33
   Net changes in working
     capital and other                       (101)           (292)          (596)             891             (98)
                                       --------------   -------------  --------------   --------------  --------------
   Net cash provided by
    (used in) operating activities            344             (52)          (231)              --              61
                                       --------------   -------------  --------------   --------------  --------------

Proceeds from sales of assets, net of
   cash sold                                1,903              216           378               --           2,497
Expenditures for property,
   plant and equipment                        (27)            (36)           (41)              --            (104)
Contributions and advances
   to affiliates                               12              --            (52)              --             (40)
Distributions from affiliates
   in excess of earnings                      (19)             --            104               --              85
Other                                         249              --             --             (249)             --
                                       --------------   -------------  --------------   --------------  --------------
   Net cash provided by
     investing activities                   2,118             180            389             (249)          2,438
                                       --------------   -------------  --------------   --------------  --------------

Payment of debt issuance costs                (20)             --             --               --             (20)
Proceeds from issuance of
   long-term debt                              --              --             --               --              --
Repayment of long-term debt                (2,416)             --             (1)              --          (2,417)
Dividends paid                               (106)            (91)          (158)             249            (106)
                                       --------------   -------------  --------------   --------------  --------------
   Net cash used in
     financing activities                  (2,542)            (91)          (159)             249          (2,543)
                                       --------------   -------------  --------------   --------------  --------------

Effect of exchange rate
   changes on cash                             --             (49)            46               --              (3)
                                       --------------   -------------  --------------   --------------  --------------

(Decrease) increase in cash and
   cash equivalents                           (80)            (12)            45               --             (47)
Cash and cash equivalents:
   Beginning of year                          222              32             53               --             307
                                       --------------   -------------  --------------   --------------  --------------
   End of year                           $    142        $     20      $      98        $      --         $   260
                                       ==============   =============  ==============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                      For the year ended December 31, 1999

                                                                        Non-                          Consolidated
Millions of dollars                     Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
STATEMENT OF INCOME

Sales and other operating revenues      $ 2,602        $    796       $    882         $   (587)        $ 3,693
Cost of sales                             1,976             556            946             (587)          2,891
Selling, general and
   administrative expenses                  167              --             73               --             240
Research and development expense             44              --             14               --              58
Amortization of goodwill
   and other intangibles                     56              35              9               --             100
                                     --------------  --------------  --------------   --------------  --------------
Operating income (loss)                     359             205           (160)              --             404
Interest (expense) income, net             (606)              3             14               --            (589)
Other income (expense), net                  24            (146)           127               --               5
Income from equity investments              395              --             94             (413)             76
Intercompany income                          13             225            176             (414)             --
Provision for income taxes                   43              67             58             (192)            (24)
                                     --------------  --------------  --------------   --------------  --------------
Income (loss) before
   extraordinary items                      142             220            193             (635)            (80)
Extraordinary items, net of taxes           (35)             --             --               --             (35)
                                     --------------  --------------  --------------   --------------  --------------
Net income (loss)                       $   107        $    220       $    193         $   (635)        $  (115)
                                     ==============  ==============  ==============   ==============  ==============

                            LYONDELL CHEMICAL COMPANY


                                                For the year ended December 31, 1999

                                                                             Non-                          Consolidated
Millions of dollars                        Lyondell      Guarantors       Guarantors    Eliminations         Lyondell
-------------------                      -------------  -------------  -------------   ---------------    ---------------

STATEMENT OF CASH FLOWS
Net income (loss)                           $   107          $  220           $  193          $ (635)           $   (115)
Adjustments to reconcile net
  income to net cash (used in)
  provided by operating activities:
    Depreciation and amortization               194              61               75              --                 330
    Extraordinary items                          35              --               --              --                  35
    Net changes in working
      capital and other                        (398)            (71)            (116)            635                  50
                                         -------------  -------------  -------------   ---------------    ---------------
    Net cash (used in)
      provided by operating activities          (62)            210              152              --                 300
                                         -------------  -------------  -------------   ---------------    ---------------

Expenditures for property,
    plant and equipment                         (97)            (15)             (19)             --                (131)
Contributions and advances
    to affiliates                               (18)             --              (34)             --                 (52)
Distributions from affiliates
    in excess of earnings                        --               --             134              --                 134
Other                                           425               1                4            (426)                  4
                                        -------------  -------------  -------------   ---------------    ---------------
     Net cash provided by
       (used in) investing activities           310             (14)              85            (426)                (45)
                                        -------------  -------------  -------------   ---------------    ---------------

Repayment of long-term debt                  (4,122)             --               --              --              (4,122)
Proceeds from issuance of
     long-term debt                           3,400              --               --              --               3,400
Payment of debt issuance costs                 (107)             --               --              --                (107)
Issuance of common stock                        736              --               --              --                 736
Dividends paid                                  (97)           (167)            (259)            426                 (97)
Other                                             8              --               --              --                   8
                                         -------------  -------------  -------------   ---------------    ---------------
     Net cash used in
       financing activities                    (182)           (167)            (259)            426                (182)
                                         -------------  -------------  -------------   ---------------    ---------------

Effect of exchange rate
     changes on cash                            --              (28)              29              --                   1
                                         -------------  -------------  -------------   ---------------    ---------------

Increase in cash and
     cash equivalents                           66                1                7              --                  74
Cash and cash equivalents:
     Beginning of year                         156               31               46              --                 233
                                         -------------  -------------  -------------   --------------     ---------------
     End of year                            $  222           $   32           $   53          $   --            $    307
                                         =============  =============  =============   ==============     ===============


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of Equistar Chemicals, LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Equistar Chemicals, LP (the "Partnership") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 8, 2002

                             EQUISTAR CHEMICALS, LP

                        CONSOLIDATED STATEMENTS OF INCOME


                                                               For the year ended December 31,
                                                    ------------------------------------------------------
Millions of dollars                                      2001               2000                1999
-------------------                                 ---------------     --------------     ---------------
Sales and other operating revenues:
  Unrelated parties                                     $ 4,583             $ 5,770            $ 4,506
  Related parties                                         1,326               1,725              1,088
                                                    ---------------     --------------     ---------------
                                                          5,909               7,495              5,594
                                                    ---------------     --------------     ---------------

Operating costs and expenses:
  Cost of sales                                           5,733               6,908              5,002
  Selling, general and administrative expenses              181                 182                259
  Research and development expense                           39                  38                 42
  Amortization of goodwill                                   33                  33                 33
  Unusual charges                                            22                  --                 96
                                                    ---------------     --------------     ---------------
                                                          6,008               7,161              5,432
                                                    ---------------     --------------     ---------------

  Operating income (loss)                                   (99)                334                162

Interest expense                                           (192)               (185)              (182)
Interest income                                               3                   4                  6
Other income, net                                             8                  --                 46
                                                    ---------------     --------------     ---------------

  Income (loss) before extraordinary item                  (280)                153                 32

Extraordinary loss on extinguishment of debt                 (3)                 --                 --
                                                    ---------------     --------------     ---------------

Net income (loss)                                       $  (283)            $   153            $    32
                                                    ===============     ==============     ===============

                 See Notes to Consolidated Financial Statements.


                             EQUISTAR CHEMICALS, LP

                          CONSOLIDATED BALANCE SHEETS

                                                                        December 31,
                                                           ---------------------------------------
Millions of dollars                                              2001                 2000
                                                           ------------------   ------------------

ASSETS
Current assets:
  Cash and cash equivalents                                    $   202              $    18
  Accounts receivable:
      Trade, net                                                   440                  568
      Related parties                                              100                  190
  Inventories                                                      448                  506
  Prepaid expenses and other current assets                         36                   50
                                                           ------------------   ------------------
      Total current assets                                       1,226                1,332

Property, plant and equipment, net                               3,705                3,819
Investment in PD Glycol                                             47                   53
Goodwill, net                                                    1,053                1,086
Other assets, net                                                  277                  292
                                                           ------------------   ------------------

Total assets                                                   $ 6,308              $ 6,582
                                                           ==================   ==================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
    Trade                                                      $   331              $   426
    Related parties                                                 29                   61
  Current maturities of long-term debt                             104                   90
  Accrued liabilities                                              197                  166
                                                           ------------------   ------------------
    Total current liabilities                                      661                  743

Long-term debt                                                    2,233                2,158
Other liabilities                                                   177                  141
Commitments and contingencies                                        --                   --
Partners' capital:
  Partners' accounts                                              3,257                3,540
  Accumulated other comprehensive income (loss)                     (20)                  --
                                                           ------------------   ------------------
    Total partners' capital                                       3,237                3,540
                                                           ------------------   ------------------

Total liabilities and partners' capital                        $  6,308             $  6,582
                                                           ==================   ==================


                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        For the year ended December 31,
                                                              -----------------------------------------------------
Millions of dollars                                                2001               2000               1999
-------------------                                           ----------------    --------------     --------------

Cash flows from operating activities:
  Net income (loss)                                               $  (283)           $    153          $      32
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
    Depreciation and amortization                                     321                 310                300
    Net (gain) loss on disposition of assets                           (3)                  5                 35
    Extraordinary loss on extinguishment of debt                        3                  --                 --
  Changes in assets and liabilities that provided (used)
   cash:
    Accounts receivable                                               220                 (58)              (213)
    Inventories                                                        61                  14                 17
    Accounts payable                                                 (129)                 28                119
    Accrued liabilities                                                30                 (65)                82
    Other assets and liabilities                                       10                 (48)               (28)
                                                              ----------------    --------------     --------------
      Cash provided by operating activities                           230                 339                344
                                                              ----------------    --------------     --------------

Cash flows from investing activities:
  Expenditures for property, plant and equipment                     (110)               (131)              (157)
  Proceeds from sales of assets                                        10                   4                 75
  Purchase of business from AT Plastics, Inc.                          (7)                 --                 --
                                                              ----------------    --------------     --------------
      Cash used in investing activities                              (107)               (127)               (82)
                                                              ----------------    --------------     --------------

Cash flows from financing activities:
  Net borrowing (payments) under lines of credit                     (820)                 20               (502)
  Proceeds from issuance of long-term debt                          1,000                  --                898
  Repayment of other long-term debt                                   (91)                (42)              (150)
  Repayment of obligations under capital leases                        --                  --               (205)
  Distributions to partners                                            --                (280)              (255)
  Other                                                               (28)                 --                 (6)
                                                              ----------------    --------------     --------------
      Cash provided by (used in)
        financing activities                                           61                (302)              (220)
                                                              ----------------    --------------     --------------

Increase (decrease) in cash and cash equivalents                      184                 (90)                42
Cash and cash equivalents at beginning of period                       18                 108                 66
                                                              ----------------    --------------     --------------
Cash and cash equivalents at end of period                        $   202            $     18          $     108
                                                              ================    ==============     ==============


                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                      CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                                                              Accumulated
                                                                                                 Other
                                                      Partners' Accounts                     Comprehensive     Comprehensive
                                     -----------------------------------------------------
Millions of dollars                   Lyondell     Millennium    Occidental      Total       Income(loss)     Income(loss)
-------------------                  ------------  ------------  ------------  -----------  ----------------  ----------------
Balance at January 1, 1999             $   613        $ 1,621     $ 1,651        $ 3,885        $    --           $      -

   Net income                               14              9           9             32             --                 32
   Distributions to partners              (105)           (75)        (75)          (255)            --                 --
                                     ------------  ------------  ------------  -----------  ----------------  ----------------

   Comprehensive income                                                                                           $     32
                                                                                                              ================

Balance at December 31, 1999               522          1,555       1,585          3,662             --                 --

   Net income                               63             45          45            153             --                153
   Distributions to partners              (114)           (83)        (83)          (280)            --                 --
   Other                                     5             --          --              5             --                 --
                                     ------------  ------------  ------------  -----------  ----------------  ----------------

   Comprehensive income                                                                                           $    153
                                                                                                              ================

Balance at December 31, 2000               476          1,517       1,547          3,540             --                 --

   Net loss                               (115)           (84)        (84)          (283)            --               (283)
   Other comprehensive income:
      Unrealized loss on securities         --             --          --             --             (1)                (1)
      Minimum pension liability             --             --          --             --            (19)               (19)
                                     ------------  ------------  ------------  -----------  ----------------  ----------------

   Comprehensive loss                                                                                             $   (303)
                                                                                                              ================

Balance at December 31, 2001           $   361        $ 1,433     $ 1,463        $ 3,257        $   (20)
                                     ============  ============  ============  ===========  ================

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Formation of the Partnership and Operations

Lyondell Chemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or "the Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997. On May 15, 1998, Equistar was expanded with the contribution of certain assets from Occidental Petroleum Corporation ("Occidental"). Equistar is currently owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental, all through wholly owned subsidiaries (see also Note 18).

Equistar owns and operates the petrochemicals and polymers businesses contributed by Lyondell, Millennium and Occidental, which consist of 18 manufacturing facilities primarily on the U.S. Gulf Coast and in the U.S. Midwest. The petrochemicals segment manufactures and markets olefins, oxygenated products, aromatics and specialty products. Olefins include ethylene, propylene and butadiene, and oxygenated products include ethylene oxide, ethylene glycol, ethanol and methyl tertiary butyl ether ("MTBE"). The petrochemicals segment also includes the production and sale of aromatics, including benzene and toluene. The polymers segment manufactures and markets polyolefins, including high-density polyethylene ("HDPE"), low-density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), polypropylene, and performance polymers, all of which are used in the production of a wide variety of consumer and industrial products. The performance polymers include enhanced grades of polyethylene, including wire and cable insulating resins, and polymeric powders.

Equistar is governed by a Partnership Governance Committee consisting of nine representatives, three appointed by each general partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's strategic plan and annual updates thereof. Distributions are made to the partners based upon their percentage ownership of Equistar. Additional cash contributions required by the Partnership are also based upon the partners' percentage ownership of Equistar.

2.  Summary of Significant Accounting Policies

Basis of Presentation--The consolidated financial statements include the accounts of Equistar and its wholly owned subsidiaries.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. Equistar's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. Equistar performs periodic evaluations of the relative credit standing of these financial institutions which are considered in Equistar's investment strategy.

Equistar has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Equistar's discretion. As a result, none of Equistar's cash is restricted.

                             EQUISTAR CHEMICALS, LP

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis, except for materials and supplies, which are valued at average cost. Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information systems equipment. Upon retirement or sale, Equistar removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in the Consolidated Statement of Income. Equistar's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Equistar evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Beginning in 2002, as discussed below, goodwill will be reviewed for impairment under SFAS No. 142 based on fair values.

Investment in PD Glycol--Equistar holds a 50% interest in a joint venture with E.I. DuPont de Nemours and Company that owns an ethylene glycol facility in Beaumont, Texas. This investment was contributed by Occidental in 1998. The investment in PD Glycol is accounted for using the equity method of accounting. At December 31, 2001 and 2000, Equistar's underlying equity in the net assets of PD Glycol exceeded the cost of the investment by $7 million. The excess is being accreted into income on a straight-line basis over a period of 25 years.

Goodwill--Goodwill includes goodwill contributed by Millennium and goodwill recorded in connection with the contribution of Occidental's assets. Goodwill is being amortized using the straight-line method over 40 years, the estimated useful life. Amortization of goodwill will cease as of January 1, 2002 as described below under Recent Accounting Standards.

Turnaround Maintenance and Repairs Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at Equistar's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a range of 3 to 10 years.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. The estimated liabilities have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EQUISTAR CHEMICALS, LP

Accounting Changes Adopted in 2001--As of January 1, 2001, Equistar adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. Gains or losses from changes in the fair value of derivatives used as cash flow hedges are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the related forecasted transaction. Implementation of SFAS No. 133 and SFAS No. 138 did not have a material effect on the consolidated financial statements of Equistar.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and is not expected to have a material effect on intangible assets acquired in business combinations effected prior to July 1, 2001. SFAS No. 142 prescribed the discontinuance of amortization of goodwill as well as annual review of goodwill for impairment. Equistar expects the implementation of SFAS No. 142 to result in the impairment of the entire balance of goodwill, resulting in a $1.1 billion charge that will be reported as the cumulative effect of a change in accounting principle as of January 1, 2002. Earnings in 2002 and subsequent years will be favorably affected by $33 million annually because of the elimination of goodwill amortization.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Adoption of SFAS No. 143 and SFAS No. 144 in calendar years 2003 and 2002, respectively, is not expected to have a material effect on the consolidated financial statements of Equistar.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

3.  Unusual Charges

Equistar shut down its Port Arthur, Texas polyethylene facility in February 2001. The asset values of the Port Arthur production units were previously adjusted as part of a $96 million restructuring charge recognized in 1999, as discussed below. During the first quarter 2001, Equistar recorded an additional $22 million charge, which included environmental remediation liabilities of $7 million (see Note 15), severance benefits of $5 million, pension benefits of $2 million, and other exit costs of $3 million. The severance and pension benefits covered approximately 125 people employed at the Port Arthur facility. The remaining $5 million of the charge related primarily to the write down of certain assets. Payments of $4 million for severance, $3 million for exit costs and $1 million for environmental remediation were made through December 31, 2001. The pension benefits of $2 million will be paid from the assets of the pension plans. As of December 31, 2001, the remaining liability included $6 million for environmental remediation costs and $1 million for severance benefits.

During 1999, Equistar recorded a charge of $96 million associated with decisions to shut down certain polymer reactors and to consolidate certain administrative functions between Lyondell and Equistar. Accordingly, Equistar recorded a charge of $72 million to adjust the asset carrying values. The remaining $24 million of the total charge represented severance and other employee-related costs for approximately 500 employee positions that were eliminated. The eliminated positions, primarily administrative functions, resulted from opportunities to share such services between Lyondell and Equistar. Through December 31, 2001, approximately $19 million of severance and other employee-related costs had been paid and charged against the accrued liability. As of December 31, 2001, all of the employee terminations had been completed and the remaining liability of $5 million was eliminated.

                             EQUISTAR CHEMICALS, LP

4.  Extraordinary Item

As part of the third quarter 2001 refinancing (see Note 11), Equistar wrote off unamortized debt issuance costs and amendment fees of $3 million related to the early repayment of the $1.25 billion bank credit facility and reported the charge as an extraordinary loss on extinguishment of debt.

5.  Related Party Transactions

Product Transactions with Lyondell--Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. Under the agreements, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities, with the exception of quantities of one product that Lyondell is obligated to purchase under a supply agreement with an unrelated third party entered into prior to 1999 and expiring in 2015. In addition, a wholly owned subsidiary of Lyondell licenses MTBE technology to Equistar. Lyondell also purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices.

Product Transactions with Occidental Chemical--In connection with the contribution of Occidental Chemical assets to Equistar, Equistar and Occidental Chemical entered into a long-term agreement for Equistar to supply 100% of the ethylene requirements for Occidental Chemical's U.S. manufacturing plants. The pricing terms under the agreement between Equistar and Occidental Chemical are similar to the pricing terms under the ethylene sales agreement between Equistar and Lyondell. The ethylene raw material is exclusively for internal use in production at these plants, less any quantities up to 250 million pounds per year tolled in accordance with the provisions of the agreement. Upon three years notice from either party to the other, sales may be "phased down" over a period not less than five years. No phase down may commence before January 1, 2009. Therefore, the annual required minimum cannot decline to zero prior to December 31, 2013, unless certain specified force majeure events occur. In addition to ethylene, Equistar sells methanol, ethers, and glycols to Occidental Chemical. Equistar also enters into over-the-counter derivatives, primarily price swap contracts, for crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases (see Note 13). Equistar also purchases various products from Occidental Chemical at market-related prices.

Product Transactions with Millennium Petrochemicals--Equistar sells ethylene to Millennium Petrochemicals at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium Petrochemicals is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The contract expires December 1, 2002 and, thereafter, renews annually. Either party may terminate on one year's notice. The pricing terms of this agreement are similar to the pricing terms of the ethylene sales agreements with Lyondell and Occidental Chemical.

Under an agreement entered into in connection with the formation of Equistar, Equistar is required to purchase 100% of its vinyl acetate monomer ("VAM") raw material requirements at market-related prices from Millennium Petrochemicals for its LaPorte, Texas, Clinton, Iowa and Morris, Illinois plants for the production of ethylene vinyl acetate products at those locations. The contract expires December 31, 2002 and, thereafter, renews annually.

Product Transactions with Oxy Vinyls, LP--Occidental Chemical owns 76% of Oxy Vinyls, LP ("Oxy Vinyls"), a joint venture partnership. Equistar sells ethylene to Oxy Vinyls for Oxy Vinyls' LaPorte, Texas facility at market-related prices pursuant to an agreement which expires on December 31, 2003.

                             EQUISTAR CHEMICALS, LP

Transactions with LYONDELL-CITGO Refining LP--Lyondell's rights and obligations under the terms of its product sales and raw material purchase agreements with LYONDELL-CITGO Refining LP ("LCR"), a joint venture investment of Lyondell, have been assigned to Equistar. Accordingly, certain olefins by-products are sold by Equistar to LCR for processing into gasoline and certain refinery products are sold by LCR to Equistar as raw materials. Equistar also has assumed certain processing arrangements as well as storage obligations between Lyondell and LCR and provides certain marketing services for LCR. All of the agreements between LCR and Equistar are on terms generally representative of prevailing market prices.

Transactions with LMC--Lyondell Methanol Company, L.P. ("LMC") sells all of its products to Equistar at market-related prices. The natural gas for LMC's plant is purchased by Equistar as agent for LMC under Equistar master agreements with various third party suppliers. Equistar provides operating and other services for LMC under the terms of existing agreements that were assumed by Equistar from Lyondell, including the lease to LMC by Equistar of the real property on which LMC's methanol plant is located. Pursuant to the terms of those agreements, LMC pays Equistar a management fee and reimburses certain expenses of Equistar at cost.

Shared Services Agreement with Lyondell--During 1999, Lyondell provided certain administrative services to Equistar, including legal, risk management, treasury, tax and employee benefit plan administrative services, while Equistar provided services to Lyondell in the areas of health, safety and environment, human resources, information technology and legal. Effective January 1, 2000, Lyondell and Equistar implemented a revised agreement to utilize shared services more broadly. Lyondell now provides services to Equistar including information technology, human resources, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct third party costs, if incurred exclusively for Equistar, are charged directly to Equistar.

Shared Services and Shared-Site Agreements with Millennium Petrochemicals--Equistar and Millennium Petrochemicals have agreements under which Equistar provides utilities, fuel streams and office space to Millennium Petrochemicals. In addition, Millennium Petrochemicals provides Equistar certain operational services, including utilities as well as barge dock access and related services.

Transition Services Agreement with Occidental Chemical--On June 1, 1998, Occidental Chemical and Equistar entered into a transition services agreement. Under the terms of the agreement, Occidental Chemical provided Equistar certain services in connection with the businesses contributed by Occidental Chemical, including services related to accounting, payroll, office administration, marketing, transportation, purchasing and procurement, management, human resources, customer service, technical services and others. Most of these services ceased in June 1999. Health, safety, and environmental services were extended until December 31, 1999.

                             EQUISTAR CHEMICALS, LP

Related party transactions are summarized as follows:

                                                                   For the year ended December 31,
                                                              ------------------------------------------
Millions of dollars                                               2001          2000           1999
-------------------                                           -------------  ------------  -------------
Equistar billed related parties for:
------------------------------------
     Sales of products and processing services:
          Lyondell                                              $   405         $   572     $   246
          Occidental Chemical                                       441             558         435
          LCR                                                       377             438         260
          Millennium Petrochemicals                                  55              90          54
          Oxy Vinyls                                                 48              67          93

     Shared services and shared site agreements:
          LCR                                                         3               2           3
          LMC                                                         6               6           6
          Millennium Petrochemicals                                  17              24          21
          Lyondell                                                   --              --           8

     Gas purchased for LMC                                           86              85          46

Related parties billed Equistar for:
------------------------------------
     Purchases of products:
          LCR                                                   $   203         $   264     $   190
          LMC                                                       151             165          95
          Millennium Petrochemicals                                  15              16          12
          Lyondell                                                    4               2           6
          Occidental Chemical                                         1               2           2

     Shared services and transition agreements:
          Lyondell                                                  147             133           9
          Millennium Petrochemicals                                  19              22          24
          LCR                                                         2              --          --
          Occidental Chemical                                        --              --           2

6.  Purchase and Sale of Businesses

Effective June 1, 2001, Equistar expanded its wire and cable business through the acquisition of the low- and medium-voltage power cable materials business of AT Plastics, Inc. Equistar accounted for the acquisition as a purchase, allocating the $7 million purchase price to property, plant and equipment and inventory.

Effective April 30, 1999, Equistar completed the sale of its concentrates and compounds business. The transaction included two manufacturing facilities, located in Heath, Ohio and Crockett, Texas, and related inventories. Equistar's proceeds from the sale were approximately $75 million.

7.  Accounts Receivable

Equistar sells its products primarily to other chemical manufacturers in the petrochemicals and polymers industries. Equistar performs ongoing credit evaluations of its customers' financial condition and, in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts, which is reflected in the accompanying Consolidated Balance Sheets as a reduction of accounts receivable, totaled $14 million and $9 million at December 31, 2001 and 2000, respectively.

                             EQUISTAR CHEMICALS, LP

During 2001, Equistar terminated an agreement with an independent issuer of receivables-backed commercial paper. Previously, Equistar sold, on an ongoing basis and without recourse, designated accounts receivable, maintaining the balance of the accounts receivable sold by selling new receivables as existing receivables were collected. At December 31, 2000 and 1999, the balance of Equistar's accounts receivable sold was $130 million. Increases and decreases in the amount sold were reported as operating cash flows in the Consolidated Statement of Cash Flows. Costs related to the sales were included in "Selling, general and administrative expenses" in the Consolidated Statement of Income.

8.  Inventories

Inventories were as follows at December 31:

Millions of dollars                        2001                2000
-------------------                  -----------------   -----------------
Finished goods                             $ 243               $ 273
Work-in-process                               12                  16
Raw materials                                104                 123
Materials and supplies                        89                  94
                                     -----------------   -----------------
     Total inventories                     $ 448               $ 506
                                     =================   =================

Income in 2001 benefited from a reduction in the levels of raw material and product inventories, which are carried under the LIFO method of accounting. The charges to cost of sales associated with the inventory reductions were valued based on relatively low LIFO inventory values. If these charges had been valued based on average 2001 costs, cost of sales for 2001 would have been higher by approximately $10 million. The excess of the current cost of inventories over book value was approximately $28 million at December 31, 2001.

9.  Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                                2001               2000
-------------------                          -----------------  ---------------
Land                                             $      79          $      78
Manufacturing facilities and equipment               5,929              5,769
Construction in progress                                92                134
                                             -----------------  ---------------
     Total property, plant and equipment             6,100              5,981
Less accumulated depreciation                        2,395              2,162
                                             -----------------  ---------------
     Property, plant and equipment, net          $   3,705          $   3,819
                                             =================  ===============

Equistar did not capitalize any interest during 2001, 2000 and 1999 with respect to construction projects.

Goodwill, at cost, and the related accumulated amortization were as follows at December 31:

Millions of dollars                            2001               2000
-------------------                       ---------------    ---------------
Goodwill                                     $ 1,318            $ 1,318
Less accumulated amortization                    265                232
                                          ---------------    ---------------
    Goodwill, net                            $ 1,053            $ 1,086
                                          ===============    ===============

                             EQUISTAR CHEMICALS, LP

The unamortized balances of deferred turnaround, software and debt issuance costs included in "Other assets, net" were as follows at December 31:

Millions of dollars              2001               2000
-------------------         ---------------    ---------------
Turnaround costs                $  70              $  75
Software costs                     97                104
Debt issuance costs                34                  9

Depreciation and amortization is summarized as follows for the periods presented:

                                           For the year ended December 31,
                                   --------------------------------------------
Millions of dollars                    2001             2000            1999
-------------------                -------------    --------------    ---------

Property, plant and equipment          $ 237             $ 229          $ 221
Goodwill                                  33                33             33
Turnaround expense                        20                24             25
Software costs                            12                13             12
Other                                     17                11              9
Debt issuance costs                        2                --             --
                                   -------------    --------------    ---------
                                       $ 321             $ 310          $ 300
                                   =============    ==============    =========

10. Accrued Liabilities

Accrued liabilities were as follows at December 31:

Millions of dollars                      2001                2000
-------------------                -----------------   -----------------
Property taxes                        $     68            $     73
Interest                                    68                  52
Payroll and benefits                        49                  38
Other                                       12                   3
                                   -----------------   -----------------
     Total accrued liabilities        $    197            $    166
                                   =================   =================

11. Long-Term Debt

In August 2001, Equistar completed a $1.5 billion debt refinancing. The refinancing included a bank credit facility consisting of a $500 million secured revolving credit facility maturing in August 2006 and a $300 million secured term loan, maturing in August 2007, with scheduled quarterly amortization payments, beginning December 31, 2001. The revolving credit facility was undrawn at December 31, 2001. Borrowing under the revolving credit facility generally bears interest based on a margin over, at Equistar's option, LIBOR or a base rate. The sum of the applicable margin plus a facility fee varies between 1.5% and 2.5%, in the case of LIBOR loans, and 0.5% and 1.5%, in the case of base rate loans, depending on Equistar's ratio of debt to EBITDA. The term loan generally bears interest at a rate equal to LIBOR plus 3% or the base rate plus 2%, at Equistar's option. Borrowing under the

                             EQUISTAR CHEMICALS, LP
term loan had a weighted average interest rate of 6.26% during 2001. Certain financial ratio requirements were modified in the refinancing to make them less restrictive. The bank credit facility is secured by a lien on Equistar's accounts receivable, inventory, other personal property and certain fixed assets. The refinancing also included the issuance of $700 million of new unsecured 10.125% senior notes maturing in August 2008. The 10.125% senior notes rank pari passu with existing Equistar notes.

The August 2001 refinancing replaced a five-year, $1.25 billion credit facility with a group of banks that would have expired November 2002. Borrowing under the facility at December 31, 2000 was $820 million and had a weighted average interest rate of 7.13% at December 31, 2000. Millennium America Inc., a subsidiary of Millennium, provided limited guarantees with respect to the payment of principal and interest on a total of $750 million principal amount of indebtedness under the $1.25 billion revolving credit facility. As a result of the refinancing, the related guarantees have been terminated.

In March 2001, Equistar amended the previous $1.25 billion credit facility making certain financial ratio requirements less restrictive. As a result of the amendment, the interest rate on the previous credit facility was increased from LIBOR plus 5/8 of 1% to LIBOR plus 8/10 of 1%.

In February 1999, Equistar issued $900 million of debt securities. The debt securities included $300 million of 8.50% Notes, which mature on February 15, 2004, and $600 million of 8.75% Notes, which mature on February 15, 2009. Equistar used the net proceeds from this offering (i) to repay $205 million outstanding under a capitalized lease obligation relating to Equistar's Corpus Christi facility, (ii) to repay the outstanding balance under a $500 million credit agreement, after which the $500 million credit agreement was terminated,
(iii) to repay$150 million of 10.00% Notes due in June 1999, and (iv) to the extent of the remaining net proceeds, to reduce outstanding borrowing under the revolving credit facility and for Partnership working capital purposes.

The bank credit facility and the indenture governing Equistar's 10.125% senior notes contain covenants that, subject to certain exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, sales of assets and mergers and consolidations. In addition, the bank credit facility requires Equistar to maintain specified financial ratios. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Equistar's credit facility to terminate future lending commitments.

As a result of the continued poor current business environment, Equistar is seeking an amendment to its credit facility that would increase its financial flexibility by easing certain financial ratio requirements. Such an amendment will require the payment of additional fees. Equistar anticipates that the amendment will become effective prior to March 31, 2002.

                             EQUISTAR CHEMICALS, LP

Long-term debt consisted of the following at December 31:

Millions of dollars                            2001             2000
-------------------                       --------------    --------------
Bank credit facilities:
  Revolving credit facility due 2006          $   --           $   820
  Term loan due 2007                             299                --
Other debt obligations:
  Medium-term notes due 2002-2005                 31               121
  9.125% Notes due 2002                          100               100
  8.50% Notes due 2004                           300               300
  6.50% Notes due 2006                           150               150
  10.125% Senior Notes due 2008                  700                --
  8.75% Notes due 2009                           598               598
  7.55% Debentures due 2026                      150               150
  Other                                            9                 9
                                          --------------    --------------
    Total long-term debt                       2,337             2,248
Less current maturities                          104                90
                                          --------------    --------------
    Total long-term debt, net                $ 2,233           $ 2,158
                                          ==============    ==============

The 8.75% notes have a face amount of $600 million and are shown net of unamortized discount. The medium-term notes had a weighted average interest rate of 9.8% and 9.6% at December 31, 2001 and 2000, respectively.

The medium-term notes, the 9.125% notes, the 6.5% notes and the 7.55% debentures were assumed by Equistar from Lyondell when Equistar was formed in 1997. As between Equistar and Lyondell, Equistar is primarily liable for this debt. Lyondell remains a co-obligor for the medium-term notes and certain events involving only Lyondell could give rise to events of default under those notes, permitting the obligations to be accelerated. Under certain limited circumstances, the holders of the medium-term notes have the right to require repurchase of the notes. Following amendments to the indentures for the 9.125% notes and 6.5% notes and the 7.55% debentures in November 2000, Lyondell remains a guarantor of that debt but not a co-obligor. The consolidated financial statements of Lyondell are filed as an exhibit to Equistar's Annual Report on Form 10-K for the year ended December 31, 2001.

Aggregate maturities of long-term debt during the next five years are $104 million in 2002, $32 million in 2003; $303 million in 2004; $8 million in 2005; $153 million in 2006 and $1.8 billion thereafter.

12.  Lease Commitments

Equistar leases various facilities and equipment under noncancelable lease arrangements for various periods.

Operating leases include leases of railcars used in the distribution of products in Equistar's business. Equistar leases the railcars from unaffiliated entities established for the purpose of serving as lessors with respect to these leases. The leases include options for Equistar to purchase the railcars during a lease term. If Equistar does not exercise a purchase option, the affected railcars will be sold upon termination of the lease. In the event the sales proceeds are less than the related guaranteed residual value, Equistar will pay the difference to the lessor. The total guaranteed residual value under these leases was approximately $225 million at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

Certain of Equistar's railcar operating leases contain financial and other covenants that are substantially the same as those contained in the credit facility discussed in Note 11 above. A breach of these covenants would permit the early termination of those leases. As a result of the continued poor current business environment, Equistar is seeking an amendment to these railcar leases. Such amendments will require the payment of additional fees. Equistar anticipates that the amendments will become effective prior to March 31, 2002.

In addition, the credit rating downgrade in 2002 permits the early termination of one of Equistar's railcar leases by the lessor, which would accelerate the payment of $126 million of minimum lease payments. Equistar has reached an agreement in principal with the lessor to renegotiate the lease.

At December 31, 2001, future minimum lease payments and residual value guarantees relating to noncancelable operating leases with lease terms in excess of one year were as follows:

                                              Minimum            Residual
                                               Lease              Value
                                              Payments          Guarantees
                                           ---------------    ---------------
Millions of dollars
-------------------
2002                                            $  95              $  39
2003                                               78                 --
2004                                               67                186
2005                                               43                 --
2006                                               35                 --
Thereafter                                        287                 --
                                           ---------------    ---------------
  Total minimum lease payments                  $ 605              $ 225
                                           ===============    ===============

Operating lease net rental expense was $110 million, $115 million and $112 million for the years ending December 31, 2001, 2000 and 1999, respectively.

13.  Financial Instruments and Derivatives

Equistar enters into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. At
December 31, 2000, price swap contracts covering 5.1 million barrels of crude oil were outstanding. The carrying value and fair market value of these derivative instruments at December 31, 2000 represented a liability of $13 million, which was based on quoted market prices. The resulting loss from these hedges of anticipated raw material purchases was deferred on the consolidated balance sheet. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Equistar reclassified the deferred loss of $13 million to accumulated other comprehensive income as a transition adjustment, representing the cumulative effect of a change in accounting principle. The transition adjustment was reclassified to the Consolidated Statement of Income during the period January through July 2001 as the related raw material purchases occurred.

During 2001, Equistar entered into additional price swap contracts covering 7.2 million barrels of crude oil and primarily maturing from July 2001 through December 2001. In the third quarter 2001, outstanding price swap contracts, covering 4.1 million barrels of crude oil and primarily maturing from October 2001 through December 2001, were effectively terminated. The termination resulted in realization of a gain of nearly $9 million, which was recognized in the fourth quarter 2001 as the related forecasted transactions occurred. There were no outstanding price swap contracts at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the fair value of derivative instruments for the year ended December 31, 2001:

Millions of dollars                                                    2001
-------------------                                                ------------
Gain (loss):
  Balance at beginning of period                                       $  --
                                                                   ------------
  January 1, 2001 transition adjustment -
    reclassification of December 31, 2000 deferred loss                  (13)
  Net gains on derivative instruments                                     35
  Reclassification of gains on
    derivative instruments to earnings                                   (22)
                                                                   ------------
Net change included in AOCI for the period                                --
                                                                   ------------
  Net gain on derivative instruments
   included in AOCI at December 31, 2001                               $  --
                                                                   ============

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to Equistar for debt with terms and average maturities similar to Equistar's debt portfolio, the fair value of Equistar's long-term debt, including amounts due within one year, was approximately $2.3 billion and $2.1 billion at December 31, 2001 and 2000, respectively.

Equistar is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Equistar does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Equistar. Equistar does not anticipate nonperformance by the counterparties.

Equistar accounts for certain investments as "available-for-sale" securities in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, changes in the fair value of the investments are recognized in the balance sheet and the unrealized holding gains and losses are recognized in other comprehensive income.

14.  Pension and Other Postretirement Benefits

All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by Equistar. In connection with the formation of Equistar, no pension assets or obligations were contributed to Equistar, with the exception of union represented plans contributed by Occidental.

Retirement benefits are based upon years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Equistar accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds. Equistar also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax qualified plans' limits. In addition, Equistar sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plans are contributory while the life insurance plans are noncontributory.

                             EQUISTAR CHEMICALS, LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:

                                                                                                 Other
                                                          Pension Benefits              Postretirement Benefits
                                                 -------------------------------   -------------------------------
Millions of dollars                                  2001             2000             2001              2000
-------------------                              -------------    --------------   --------------    -------------
Change in benefit obligation:
 Benefit obligation, January 1                     $    120          $    99          $    92           $    77
 Service cost                                            16               17                2                 2
 Interest cost                                           10                9                6                 6
 Plan amendments                                         --               --               29                --
 Actuarial loss (gain)                                   12                8              (14)               11
 Benefits paid                                          (11)             (12)              (3)               (2)
 Net effect of curtailments, settlements
  and special termination benefits                       --               (1)              --                 1
 Transfer to Lyondell                                    --               --               --                (3)
                                                 -------------    --------------   --------------    -------------
 Benefit obligation, December 31                        147              120              112                92
                                                 -------------    --------------   --------------    -------------
Change in plan assets:
 Fair value of plan assets, January 1                   117              101               --                --
 Actual return on plan assets                            (6)              (3)              --                --
 Partnership contributions                                7               31                3                 2
 Benefits paid                                          (11)             (12)              (3)               (2)
                                                 -------------    --------------   --------------    -------------
 Fair value of plan assets, December 31                 107              117               --                --
                                                 -------------    --------------   --------------    -------------

 Funded status                                          (40)              (3)            (112)              (91)
 Unrecognized actuarial loss                             48               24                5                20
 Unrecognized prior service cost                         --               --               29                --
                                                 -------------    --------------   --------------    -------------
 Net amount recognized                             $      8          $    21          $   (78)          $   (71)
                                                 =============    ==============   ==============    =============

Amounts recognized in the
 Consolidated Balance Sheet consist of:
  Prepaid benefit cost                             $     22          $    35         $     --          $     --
  Accrued benefit liability                             (33)             (14)             (78)              (71)
  Accumulated other comprehensive income                 19               --               --                --
                                                 -------------    --------------   --------------    -------------
 Net amount recognized                             $      8          $    21         $    (78)         $    (71)
                                                 =============    ==============   ==============    =============

The increase in other postretirement benefit obligations in 2001 resulted from a medical plan amendment that increased Equistar's maximum contribution level per employee by 25%.

Pension plans with benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                      2001             2000
                                                 -------------    --------------
Benefit obligation                                  $  129           $   63
Fair value of assets                                    81               40

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                      2001             2000
                                                 -------------    --------------
Accumulated benefit obligation                      $  106           $    9
Fair value of assets                                    81                6

                             EQUISTAR CHEMICALS, LP

Net periodic pension and other postretirement benefit costs included the following components:

                                                     Pension Benefits                 Other Postretirement Benefits
                                           -----------------------------------     ----------------------------------
Millions of dollars                           2001         2000         1999          2001         2000         1999
-------------------                        ----------    ---------    --------     ---------    ---------    --------
Components of net periodic
  benefit cost:
 Service cost                                $  16        $  17         $  22       $   2        $   2        $   4
 Interest cost                                  10            9             7           6            6            6
 Amortization of actuarial loss                  2           --             1          --            1            1
 Expected return on plan assets                (11)          (8)           (8)         --           --           --
 Net effect of curtailments, settlements
  and special termination benefits               3           (1)           --           2            1           --
                                           ---------    ---------     --------    ---------    ---------    ---------
 Net periodic benefit cost                   $  20        $  17         $  22       $  10        $  10        $  11
                                           =========    =========     ========    =========    =========    =========

The assumptions used in determining the net pension cost and the net pension liability were as follows at December 31:

                                              Pension Benefits                 Other Postretirement Benefits
                                       2001         2000         1999          2001         2000         1999
                                     ---------    ---------     --------     ---------    ---------    --------
Weighted-average assumptions as of
  December 31:
  Discount rate                        7.00%        7.50%         8.00%        7.00%        7.50%        8.00%
  Expected return on plan assets       9.50%        9.50%         9.50%          --           --           --
  Rate of compensation increase        4.50%        4.50%         4.75%        4.50%        4.50%        4.75%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2001 was 7.0% for 2002 through 2004 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Equistar's maximum contribution level under the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2001 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Equistar also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Equistar were $16 million, $17 million and $20 million for the years ended December 31, 2001, 2000 and 1999, respectively.

15.  Commitments and Contingencies

Commitments--Equistar has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. At December 31, 2001, Equistar had commitments for natural gas and natural gas liquids at prices in excess of current market. Using December 31, 2001 spot market prices for these products the estimated negative impact on first quarter 2002 operating results would be approximately $30 million. Since December 31, 2001, natural gas prices have further declined. These fixed-price contracts substantially terminate by the end of the first quarter 2002. See also Note 5, describing related party commitments.

                             EQUISTAR CHEMICALS, LP

Equistar is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally for steam and power. At December 31, 2001, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
-------------------
2002                                            $   109
2003                                                132
2004                                                135
2005                                                137
2006                                                138
Thereafter                                        1,688
                                               --------
  Total minimum contract payments               $ 2,339
                                               ========

Equistar's total purchases under these agreements were $77 million, $51 million and $56 million for the years ending December 31, 2001, 2000 and 1999, respectively. The increases in 2001, 2002 and 2003 are due to commitments for steam and power from a new co-generation facility, which is expected to reach full capacity in mid-2002.

Indemnification Arrangements--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of December 31, 2001, Equistar had incurred a total of $17 million for these uninsured claims and liabilities. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain Occidental subsidiaries. As of September 30, 2001, Equistar, Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental amended the asset contribution agreements governing these indemnification obligations to clarify the treatment of, and procedures pertaining to the management of, certain claims arising under the asset contribution agreements. Equistar management believes that these amendments do not materially change the asset contribution agreements.

Environmental Remediation--Equistar's accrued liability for environmental matters as of December 31, 2001 was $6 million and related to the Port Arthur facility, which was permanently shut down on February 28, 2001. In the opinion of management, there is currently no material estimable range of loss in excess of the amounts recorded for environmental remediation.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at each of Equistar's six plants located in the Houston/Galveston region during the next several years. Compliance with the plan will result in increased capital investment, which could be between $200 million and $260 million, before the 2007 deadline, as well as higher annual operating costs for Equistar. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Equistar and an organization composed of industry participants filed a lawsuit against the Texas Natural Resource Conservation Commission ("TNRCC") to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce Equistar's estimated capital investments for NOx reductions required to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

                             EQUISTAR CHEMICALS, LP

The Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. These initiatives or other governmental actions could result in a significant reduction in Equistar's MTBE sales, which represented approximately 4% of its total 2001 revenues. Equistar has developed technologies to convert its process to produce alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment.

General--The Partnership is also subject to various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position or liquidity of Equistar.

16.  Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the periods presented:

                                For the year ended December 31,
                            -------------------------------------
Millions of dollars            2001         2000           1999
-------------------         --------      --------       --------
Cash paid for interest       $  171       $  180         $  146
                            ========      ========       ========

                             EQUISTAR CHEMICALS, LP

17.  Segment Information and Related Information

Equistar operates in two reportable segments, petrochemicals and polymers. The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). No third-party customer accounted for 10% or more of sales during the three-year period ended December 31, 2001.

Summarized financial information concerning Equistar's reportable segments is shown in the following table. Intersegment sales between the petrochemicals and polymers segments were based on current market prices.


Millions of dollars                         Petrochemicals      Polymers      Unallocated      Eliminations      Consolidated
-------------------                         --------------      --------      -----------      ------------      ------------

For  the  year  ended  December  31, 2001:
Sales and other
 operating revenues:
  Customers                                 $ 3,929             $ 1,980        $    --          $    --           $ 5,909
  Intersegment                                1,455                  --             --           (1,455)               --
                                            -------             -------        --------         --------          -------
                                              5,384               1,980             --           (1,455)            5,909
Unusual charges                                  --                  --             22               --                22
Operating income (loss)                         275               (186)           (188)              --              (99)
Total assets                                  3,458               1,365          1,485               --             6,308
Capital expenditures                             84                  24              2               --               110
Depreciation and
 amortization expense                           204                  58             59               --               321

For  the  year  ended  December  31, 2000:
Sales and other
 operating revenues:
  Customers                                 $ 5,144             $ 2,351        $    --          $    --           $ 7,495
  Intersegment                                1,887                  --             --           (1,887)               --
                                            -------             -------        --------         --------          -------
                                              7,031               2,351             --           (1,887)            7,495
Operating income (loss)                         694               (185)           (175)              --               334
Total assets                                  3,693               1,534          1,355               --             6,582
Capital expenditures                             79                  46              6               --               131
Depreciation and
 amortization expense                           199                  55             56               --               310

For  the  year  ended  December  31, 1999:
Sales and other
 operating revenues:
  Customers                                 $ 3,435             $ 2,159        $    --          $    --           $ 5,594
  Intersegment                                1,324                  --             --           (1,324)               --
                                            -------             -------        --------         --------          -------
                                              4,759               2,159             --           (1,324)            5,594
Unusual charges                                  --                  --             96               --                96
Operating income (loss)                         447                  51           (336)              --               162
Total assets                                  3,671               1,551          1,514               --             6,736
Capital expenditures                             61                  83             13               --               157
Depreciation and
 amortization expense                           194                  53             53               --               300


                             EQUISTAR CHEMICALS, LP

The following table presents the details of "Operating income (loss)" as presented above in the "Unallocated" column for the years ended December 31, 2001, 2000 and 1999.


Millions of dollars                                           2001        2000         1999
-------------------                                          ------      ------      -------
Expenses not allocated to petrochemicals and polymers:
  Principally general and administrative expenses            $ (166)     $ (175)     $ (240)
  Unusual charges                                               (22)         --         (96)
                                                             -------     -------     -------
    Total--Unallocated                                       $ (188)     $ (175)     $ (336)
                                                             =======     =======     =======

The following table presents the details of "Total assets" as presented above in the "Unallocated" column as of December 31, for the years indicated:

Millions of dollars                                 2001       2000       1999
-------------------                               -------    -------    -------
Cash                                              $   202    $    18    $   108
Accounts receivable--trade and related parties         17         16         18
Prepaids and other current assets                      20         17         22
Property, plant and equipment, net                     44         56         58
Goodwill, net                                       1,053      1,086      1,119
Other assets                                          149        162        189
                                                  -------    -------    -------
                                                  $ 1,485    $ 1,355    $ 1,514
                                                  =======    =======    =======

18.  Subsequent Event

Early in 2002, Lyondell and Occidental agreed in principle for Lyondell's acquisition of Occidental's 29.5% share of Equistar and Occidental's purchase of an equity interest in Lyondell. Upon completion of these transactions, Lyondell's ownership interest in Equistar would increase to 70.5%. Millennium holds the remaining 29.5% interest in Equistar. There can be no assurance that the proposed transactions will be completed.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of LYONDELL-CITGO Refining LP

In our opinion, the accompanying balance sheets and related statements of income, Partners' capital and cash flows, present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP (the Partnership) at December 31, 2001 and December 31, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 4, 2002

                           LYONDELL-CITGO REFINING LP

                              STATEMENTS OF INCOME

                                                               For the year ended December 31,
                                                  ------------------------------------------------------
Millions of dollars                                     2001               2000                1999

-------------------                               ---------------     --------------     ---------------
Sales and other operating revenues                     $ 3,284             $ 4,075            $ 2,571

Operating costs and expenses:
  Cost of sales:
     Crude oil and feedstock                             2,379               3,246              1,959
     Operating and other expenses                          588                 580                473
  Selling, general and administrative expenses              61                  60                 66
  Unusual charges                                           --                  --                  6
                                                  ---------------     --------------     ---------------
                                                         3,028               3,886              2,504
                                                  ---------------     --------------     ---------------

  Operating income                                         256                 189                 67

Interest expense                                           (52)                (63)               (45)
Interest income                                              1                   2                  1
                                                  ---------------     --------------     ---------------

  Income before benefit from income taxes and
  Extraordinary item                                       205                 128                 23

Benefit from state income taxes                             --                  --                 (1)
                                                  ----------------     --------------     ---------------

Income before extraordinary item                           205                 128                 24

Extraordinary loss on extinguishment of debt                (2)                 --                 --
                                                   ---------------     --------------     ---------------

Net Income                                             $    203            $    128           $     24
                                                   ===============     ==============     ===============

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                                 BALANCE SHEETS

                                                                  December 31,
                                                       -----------------------------------
Millions of dollars                                         2001               2000
-------------------
                                                       ---------------    ----------------

ASSETS
Current assets:
  Cash and cash equivalents                                $        3         $        1
  Accounts receivable:
    Trade, net                                                     31                 75
    Related parties and affiliates                                 62                131
  Inventories                                                     130                 90
  Prepaid expenses and other current assets                         4                 13
                                                       ---------------    ----------------
    Total current assets                                          230                310
                                                       ---------------    ----------------

Property, plant and equipment                                   2,322              2,292
Construction projects in progress                                 177                127
Accumulated depreciation and amortization                      (1,156)            (1,100)
                                                       ----------------   ----------------
                                                                1,343              1,319
Deferred charges and other assets                                  97                 67
                                                       ----------------   ----------------

   Total assets                                            $    1,670            $ 1,696
                                                       ===============    ================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
    Trade                                                  $      117            $   108
    Related parties and affiliates                                 98                187
  Distribution payable to Lyondell Partners                        17                 18
  Distribution payable to CITGO Partners                           12                 13
  Loan payable to bank                                             50                 20
  Note payable                                                     --                450
  Taxes, payroll and other liabilities                             91                 71
                                                       ----------------   ----------------
    Total current liabilities                                     385                867
                                                       ----------------   ----------------

Long-term debt                                                    450                ---
Loans payable to Lyondell Partners                                229                229
Loans payable to CITGO Partners                                    35                 35
Pension, postretirement benefit and other liabilities              79                 57
                                                       ----------------   ----------------
   Total long-term liabilities                                    793                321
                                                       ----------------   ----------------

Commitments and contingencies

Partners' capital:
  Partners' accounts                                              507                508
  Accumulated other comprehensive loss                            (15)                --
                                                       ----------------   ----------------
   Total partners' capital                                        492                508
                                                       ----------------   ----------------

   Total liabilities and partners' capital                 $    1,670            $ 1,696
                                                       ================   ================

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                            STATEMENTS OF CASH FLOWS

                                                                                 For the year ended December 31,
                                                                       ------------------------------------------------------
Millions of dollars                                                         2001                2000               1999
-------------------
                                                                       ---------------     ---------------    ---------------
Cash flows from operating activities:
  Net income                                                           $   203             $   128           $     24
  Adjustments to reconcile net income to
    cash provided by operating activities:
    Depreciation and amortization                                          108                 112                103
    Net (gain) loss on disposition of assets                                (3)                  1                 --
    Extraordinary item                                                       2                  --                 --
  Changes in assets and liabilities that provided (used) cash:
    Accounts receivable                                                    113                 (62)               (79)
    Inventories                                                            (40)                (43)                59
    Accounts payable                                                       (88)                 97                 91
    Prepaid expenses and other current assets                                7                  10                (10)
    Other assets and liabilities                                           (22)                (21)                (7)
                                                                       ---------------     ---------------    ---------------
Cash provided by operating activities                                      280                 222                181
                                                                       ---------------     ---------------    ---------------

Cash flows from investing activities:
  Expenditures for property, plant and equipment                         (109)                (60)               (56)
  Proceeds from sale of property, plant and equipment                       8                  --                 --
  Proceeds from sales tax refund related to capital expenditures            5                  --                 --
  Other                                                                    --                  (1)                (1)
                                                                       ---------------     ---------------    ---------------
       Cash used in investing activities                                  (96)                (61)               (57)
                                                                       ---------------     ---------------    ---------------

Cash flows from financing activities:
  Proceeds from (repayments of) bank loan                                  30                  20                (20)
  Repayment of current maturities of long-term debt                        --                (450)                --
  Proceeds from PDVSA loan                                                 --                 439                 --
  Contributions from Lyondell Partners                                     45                  25                 --
  Contributions from CITGO Partners                                        32                  18                 --
  Proceeds from Lyondell Partners' loans                                   --                   4                 35
  Proceeds from CITGO Partners' loans                                      --                  13                 25
  Distributions to Lyondell Partners                                     (165)               (144)              (101)
  Distributions to CITGO Partners                                        (116)               (101)               (71)
  Payment of debt issuance costs                                           (8)                 --                 --
                                                                       ---------------     ---------------    ---------------
    Cash used in financing activities                                    (182)               (176)              (132)
                                                                      ---------------     ---------------    ---------------

Increase (decrease) in cash and cash equivalents                            2                 (15)                (8)
Cash and cash equivalents at beginning of period                            1                  16                 24
                                                                      ---------------     ---------------    ---------------
Cash and cash equivalents at end of period                             $    3             $     1           $     16
                                                                      ===============     ===============    ===============

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP
                         STATEMENTS OF PARTNERS' CAPITAL


                                                      Partners' Accounts                      Accumulated
                                      ----------------------------------------------------       Other
                                          Lyondell            CITGO                           Comprehensive     Comprehensive
                                          Partners           Partners           Total         Income (Loss)     Income (Loss)
Millions of dollars
-------------------                    -----------------  -----------------  --------------   ----------------  ----------------

Balance at January 1, 1999              $      65           $    584           $    649      $       --         $       --

Net income                                     23                  1                 24              --                24
Other contributions                            47                 32                 79              --                --
Distributions to Partners                    (115)               (81)              (196)             --                --
                                       -----------------  -----------------  --------------   ----------------  ----------------
Comprehensive income                                                                                            $      24
                                                                                                                ================

Balance at December 31, 1999                   20                536                556              --         $      --

Net income                                     86                 42                128              --               128
Cash contributions                             25                 18                 43              --                --
Distributions to Partners                    (128)               (91)              (219)             --                --
                                       -----------------  -----------------  --------------   ----------------  ----------------
Comprehensive income                                                                                            $     128
                                                                                                                ================

Balance at December 31, 2000                    3                505                508              --         $      --

Net income                                    129                 74                203              --               203
Cash contributions                             45                 32                 77              --                --
Distributions to Partners                    (165)              (116)              (281)             --                --
Other comprehensive income:
   Minimum pension liability                                                                        (15)              (15)
                                      -----------------  -----------------  --------------   ----------------  ----------------
Comprehensive income                                                                                            $     188
                                                                                                               ================

Balance at December 31, 2001            $      12           $    495           $    507      $      (15)
                                      =================  =================  ==============   ================

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                          NOTES TO FINANCIAL STATEMENTS

1.  The Partnership

LYONDELL-CITGO Refining LP ("LCR" or the "Partnership") was formed on July 1, 1993, by subsidiaries of Lyondell Chemical Company ("Lyondell") and CITGO Petroleum Corporation ("CITGO") in order to own and operate a refinery ("Refinery") located adjacent to the Houston Ship Channel in Houston, Texas and a lube oil blending and packaging plant in Birmingport, Alabama.

Lyondell owns its interest in the Partnership through wholly owned subsidiaries, Lyondell Refining LP, LLC ("Lyondell LP") and Lyondell Refining Company ("Lyondell GP"). Lyondell LP and Lyondell GP together are known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company ("CITGO LP") and CITGO Gulf Coast Refining, Inc. ("CITGO GP"), both wholly owned subsidiaries of CITGO. CITGO LP and CITGO GP together are known as CITGO Partners. Lyondell Partners and CITGO Partners together are known as the Partners. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement (the "Agreement").

The Partners have agreed to allocate net income and cash provided by operating activities based on certain contributions and other factors instead of allocating such amounts based on their capital account balances. Based upon these contributions and other factors, Lyondell Partners and CITGO Partners had ownership interests of approximately 59% and 41%, respectively, as of December 31, 2001.

At December 31, 2001, the Partnership employed approximately 1,000 full-time employees. Of these, approximately 600 were covered by a collective bargaining agreement between LCR and the Paper, Allied-Industrial, Chemical and Energy Workers International Union ("PACE"). The agreement, which expired in January 2002, has been renewed and will expire in January 2006 (see Note 15). LCR also uses the services of independent contractors in the routine conduct of its business.

2.  Summary of Significant Accounting Policies

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfers to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution.

Accounts Receivable--The Partnership sells its products primarily to companies in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit from them. The Partnership's allowance for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction of accounts receivable-trade, totaled approximately $25,000 at both December 31, 2001 and 2000.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for inventories, excluding materials and supplies. Materials and supplies are valued using the average cost method.

Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

                           LYONDELL-CITGO REFINING LP

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. The primary components of property, plant and equipment are manufacturing facilities and equipment. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets which range from five to thirty years. Upon retirement or sale, the Partnership removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in income. LCR's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--LCR evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that a carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Turnaround Maintenance and Repair Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at the Refinery exceeding $5 million are deferred and amortized using the straight-line method, until the next planned turnaround, generally four to six years. These costs consist of maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units. Amortization of deferred turnaround costs for 2001, 2000 and 1999 was $11 million, $11 million and $13 million, respectively. Other turnaround costs and ordinary repair and maintenance costs are expensed as incurred.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for federal income taxes in the accompanying financial statements. The Partnership is subject to certain state income taxes.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Changes Adopted in 2001--As of January 1, 2001, LCR adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. The adoption of SFAS No. 133 did not have a significant impact on the financial statements of LCR.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset. Adoption of SFAS No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144, is not expected to have a material effect on the financial statements of LCR.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

                           LYONDELL-CITGO REFINING LP

3.  Unusual Charge

During 1998, LCR and PACE ratified a new, three-year labor contract. That contract called for a Reduction In Force ("RIF") program, which resulted in certain personnel reductions. LCR expensed $6 million, relating to the RIF, in 1999. The $6 million charge was reported as an unusual charge.

4.  Extraordinary Item

In July 2001, LCR retired debt in the principal amount of $450 million prior to maturity (see Note 8). LCR wrote off $2 million of unamortized debt issuance costs. The $2 million charge was reported as an extraordinary loss on extinguishment of debt. Previously, these debt issuance costs had been deferred and were being amortized to interest expense.

5.  Related Party Transactions

LCR is party to agreements with the following related parties:

     .  CITGO
     .  CITGO Partners
     . Equistar Chemicals, LP ("Equistar") - Lyondell holds a 41% interest . Lyondell
     .  Lyondell Partners
     .  PDVSA
     .  PDV Holding, Inc.
     .  PDVSA Oil
     .  PDVSA Services

LCR buys a substantial majority of its crude oil supply at deemed product-based prices, adjusted for certain indexed items (see Note 14 and 15), from PDVSA Oil under the terms of a long-term crude oil supply agreement ("Crude Supply Agreement").

Under the terms of a long-term product sales agreement, CITGO buys all of the finished gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery at market-based prices.

LCR is party to a number of raw materials, product sales and administrative service agreements with Lyondell, CITGO and Equistar. This includes a hydrogen take-or-pay contract with Equistar (see Note 14). In addition, a tolling agreement provides for the production of alkylate and methyl tertiary butyl ether for the Partnership at Equistar's Channelview, Texas petrochemical complex.

In January 1999, the Partnership entered into a lubricant facility operating agreement and lubricant sales agreements with CITGO. The lubricant facility operating agreement allows CITGO to operate the lubricant facility in Birmingport, Alabama while the Partnership retains ownership. Under the terms of the lubricant sales agreements, CITGO buys paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils from the Partnership.

During 1999, LCR paid Lyondell Partners and CITGO Partners $9 million and $1 million, respectively, for interest on loans related to funding a portion of the upgrade project at the Refinery and other capital expenditures. In accordance with the terms of LCR's credit facility (see Note 8) no interest was paid to Lyondell Partners or CITGO Partners on these loans during 2001 or 2000.

                           LYONDELL-CITGO REFINING LP

During 2000, LCR paid PDVSA $15 million for interest on the $450 million interim financing from May 2000 through September 2000. During 2000 LCR paid PDV Holding, Inc. $1 million for interest on the interim $70 million revolver loan from May 2000 through September 2000 (see Note 8).

Related party transactions are summarized as follows:


                                                                       For the year ended December 31,
                                                             -----------------------------------------------------
Millions of dollars                                                2001              2000               1999
-------------------                                          --------------     --------------    ----------------
LCR billed related parties for the following:
---------------------------------------------
  Sales of products:
    CITGO                                                       $  2,309          $  2,879          $  1,755
    Equistar                                                         203               264               190
    PDVSA Services                                                    --                14                --
  Services and cost sharing arrangements:
    CITGO                                                             --                --                 2
    Equistar                                                           2                --                --
    Lyondell                                                           3                 2                 3
  Delivery shortfalls under Crude Supply
    Agreement:  PDVSA Oil                                             --                --                12

Related parties billed LCR for the following:
---------------------------------------------
  Purchase of products:
    CITGO                                                             80                52                46
    Equistar                                                         359               425               250
    PDVSA                                                          1,474             1,796               764
  Transportation charges:
    CITGO                                                              1                 1                 1
    Equistar                                                           2                --                --
    PDVSA                                                              3                 1                 4
  Services and cost sharing arrangements:
    CITGO                                                              3                 2                 1
    Equistar                                                          19                15                13
    Lyondell                                                           3                 4                 4

6.  Supplemental Cash Flow Information

At December 31, 2001, 2000 and 1999, construction in process included approximately $11 million, $3 million and $7 million, respectively, of non-cash additions which related to accounts payable accruals.

During 2001, 2000 and 1999, LCR paid interest of $38 million, $41 million and $37 million, respectively. No interest costs were capitalized in 2001, 2000 or 1999. During each of the years ended December 31, 2001, 2000 and 1999 LCR paid less than $1 million in state income tax.

During the third quarter 2000, LCR recorded certain non-cash financing transactions. Proceeds from the $450 million one-year credit facility completed in September 2000, net of approximately $11 million of loan costs, were paid directly to the holder of the interim financing note. Also, approximately $6 million was paid by Lyondell directly to CITGO for Lyondell's share of previous capital funding loans made by CITGO to LCR.

In December 1999, the Partners agreed to reclassify part of the outstanding balance of their respective loans to their respective partners' capital accounts in relation to their ownership interests of approximately 59% for Lyondell Partners and 41% for CITGO Partners. Accordingly $47 million and $32 million of Lyondell Partners' and CITGO Partners' loans, respectively, were reclassified to the respective partners' capital accounts.

                           LYONDELL-CITGO REFINING LP

7.  Inventories

Inventories were as follows at December 31:

Millions of dollars                                 2001             2000
-------------------                            --------------     -------------
Finished goods                                     $  42             $ 26
Raw materials                                         75               49
Materials and supplies                                13               15
                                               --------------     -------------
            Total inventories                      $ 130             $ 90
                                               ==============     =============

In 2001 and 2000, all inventory, excluding materials and supplies, were determined by the LIFO method. The excess of replacement cost of inventories over the carrying value was approximately $53 million and $137 million at December 31, 2001 and 2000, respectively.

8.  Financing Arrangements

In May 1995, LCR entered into two credit facilities totaling $520 million with a group of banks. The first facility, a $70 million, 364-day revolving working capital facility, was utilized for general business purposes and for letters of credit. At December 31, 1999, no amounts were outstanding under this credit facility. Interest for this credit facility was based on either prime, eurodollar rates or based on a competitive auction feature wherein the interest rate can be established by competitive bids submitted by the participating banks, all at LCR's option. The second facility was a $450 million, five-year term credit facility that was used to partially fund an upgrade project at the Refinery which was completed in February 1997. At December 31, 1999, $450 million was outstanding under this credit facility with a weighted-average interest rate of 5.8%. Interest for this facility was based on prime or eurodollar rates at the Partnership's option. Both facilities expired in May of 2000 and accordingly, on the December 31, 1999 balance sheet the $450 million was classified as a current liability.

In August 1999, both facilities were amended to change the covenant calculations of certain financial ratios. In consideration for these changes the Partners agreed that LCR would defer payment of interest accrued on loans payable to the Partners from July 1, 1999 through the termination date of the two facilities.

In May 2000, LCR entered into a credit facility with PDVSA for interim financing to repay the $450 million outstanding under its May 1995 credit facility that expired in May 2000.

In September 2000, LCR entered into two one-year credit facilities with a syndication of banks, consisting of a $450 million term loan to replace the $450 million interim financing and a $70 million revolving credit facility to be used for working capital and general business purposes. At December 31, 2000, $450 million was outstanding under the $450 million term loan with a weighted-average interest rate of 8.2%. At December 31, 2000, $20 million was outstanding under the $70 million revolving credit facility with a weighted-average interest rate of 8.6%.

In July 2001, LCR obtained new credit facilities consisting of a $450 million term loan (see Note 4) and a $70 million revolving credit facility, both of which mature in January 2003. These new facilities replaced similar facilities, which matured in September 2001.

At December 31, 2001, $450 million was outstanding under the $450 million term loan with a weighted-average interest rate of 5.4%. At December 31, 2001, $50 million was outstanding under the $70 million revolving credit facility with a weighted-average interest rate of 4.8%.

                           LYONDELL-CITGO REFINING LP

Both facilities contain covenants that require LCR to maintain a minimum net worth and maintain certain financial ratios defined in the agreements. The facilities also contain other customary covenants which limit the Partnership's ability to modify certain significant contracts, incur additional debt or liens, dispose of assets, make restricted payments as defined in the agreements or merge or consolidate with other entities. Additionally, the covenants continue to defer the payment of interest accrued on loans payable to the Partners through the termination date of the two facilities. LCR was in compliance with all such covenants at December 31, 2001.

At December 31, 2001, LCR had outstanding letters of credit totaling $9 million.

In October 1995 and January 1997, LCR began borrowing funds from Lyondell Partners and CITGO Partners, respectively, in connection with the upgrade project at the Refinery and other capital expenditures. These loans are due on July 1, 2003 and are subordinate to the two bank credit facilities. At December 31, 2001, Lyondell Partners and CITGO Partners loans totaled $229 million and $35 million, respectively, and both loans had weighted-average interest rates of 4.4% which are based on eurodollar rates. At December 31, 2000, Lyondell Partners and CITGO Partners loans totaled $229 million and $35 million, respectively, and both loans had weighted-average interest rates of 6.7% which are based on eurodollar rates. Interest to both Partners was payable at the end of each calendar quarter through June 30, 1999, but is now deferred in accordance with the $450 million credit facility.

During 2001, 2000 and 1999, LCR incurred $52 million, $63 million and $45 million of interest cost, respectively. Included in the interest cost for 2001 is approximately $9 million of amortization of deferred loan costs incurred to obtain the $450 million eighteen-month term financing in July 2001. Included in the interest cost for 2000 is approximately $3 million of amortization of deferred loan costs incurred to obtain the $450 million one-year term financing in September 2000.

9.  Financial Instruments

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable, loan payable to bank and note payable, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because they bear interest at variable rates.

10.  Lease Commitments

LCR leases crude oil storage facilities, computers, office equipment and other items. At December 31, 2001, future minimum lease payments for operating leases with noncancelable lease terms in excess of one year were as follows:

Millions of dollars
--------------------
2002                                                   $   29
2003                                                       11
2004                                                        6
2005                                                        6
2006                                                        4
   Thereafter                                              15
                                                     -------------
Total minimum lease payments                           $   71
                                                     =============

Operating lease net rental expenses for the years ended December 31, 2001, 2000 and 1999 were approximately $32 million, $31 million and $27 million, respectively.

                           LYONDELL-CITGO REFINING LP

11.  Employee Benefit Plans

Employee Savings--LCR sponsors qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and the Partnership makes contributions, including matching employee contributions, based on plan provisions. LCR expensed $5 million related to its contributions to these plans in each of the three years ended December 31, 2001.

Pension Benefits--LCR sponsors one qualified noncontributory defined benefit pension plan covering eligible hourly employees and one covering eligible salaried employees. The Partnership also sponsors one nonqualified defined benefit plan for certain eligible employees. The qualified plans' assets include primarily stocks and bonds. The nonqualified plan is not funded.

LCR's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

Postretirement Benefits Other Than Pensions--In addition to pension benefits, the Partnership also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, co-payment provisions and other limitations and are primarily funded on a pay as you go basis. The Partnership reserves the right to change or to terminate the benefits at any time.

                              LYONDELL-CITGO REFINING LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:

                                                                                           Other Postretirement
                                                           Pension Benefits                      Benefits
                                                    -------------------------------    -----------------------------
                                                         2001              2000             2001             2000
                                                    -------------     -------------    ------------    -------------
Millions of dollars
-------------------
Change in benefit obligation:
Benefit obligation, January 1                         $    70           $    66          $    32         $    31
Service cost                                                5                 4                1               1
Interest cost                                               6                 5                2               2
Actuarial loss (gain)                                      21                 8               (2)             (1)
Special termination benefits                               --                 1               --              --
Benefits paid                                              (5)              (14)              (2)             (1)
                                                    -------------     -------------    ------------    -------------
Benefit obligation, December 31                            97                70               31              32
                                                    -------------     -------------    ------------    -------------

Change in plan assets:
Fair value of plan assets, January 1                       42                39               --              --
Actual return on plan assets                               (3)               (2)              --              --
Partnership contributions                                   5                19                2               1
Benefits paid                                              (5)              (14)              (2)             (1)
                                                    -------------     -------------    ------------    -------------
Fair value of plan assets, December 31                     39                42               --              --
                                                    -------------     -------------    ------------    -------------

Funded status                                             (58)              (28)             (31)            (32)
Unrecognized actuarial loss                                39                13                8              14
Unrecognized prior service cost (benefit)                   1                 2              (22)            (25)
                                                    -------------     -------------    ------------    -------------
Net amount recognized                                 $   (18)          $   (13)         $   (45)        $   (43)
                                                    =============     =============    ============    =============

Amounts Recognized in Balance Sheets:
Accrued benefit liability                             $   (18)          $   (13)         $   (45)        $   (43)
Additional minimum liability                              (17)               --               --              --
Intangible asset                                            2                --               --              --
Accumulated other comprehensive income                     15                --               --              --
                                                    -------------     -------------    ------------    -------------

Net amount recognized                                 $   (18)          $   (13)         $   (45)        $   (43)
                                                    =============     =============    ============    =============

Pension plans with benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars                                  2001             2000
-------------------                             -------------    ------------
Benefit obligation                                $    97          $    70
Fair value of assets                                   39               42

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars                                  2001             2000
-------------------                             -------------    ------------
Accumulated benefit obligation                    $    74          $    35
Fair value of assets                                   39               28

                              LYONDELL-CITGO REFINING LP

Net periodic pension and other postretirement benefit costs include the following components:

                                                                                       Other Postretirement
                                                   Pension Benefits                            Benefits
                                          -----------------------------------     ------------------------------------
                                             2001         2000         1999          2001          2000         1999
                                          ---------    ---------     --------     ---------    ----------    ---------
Millions of dollars
-------------------
Components of net periodic
  benefit cost:
    Service cost                            $   5        $   4         $  5         $   1        $    1        $   1
    Interest cost                               6            6            6             2             2            2
    Expected return on plan assets             (4)          (3)          (4)          --             --           --
    Amortization of prior service costs        --           --           --            (3)           (3)          (3)
    Amortization of actuarial loss              2           --            1           --              1            1
    Effect of curtailments, settlements,
      special termination benefits and
      other                                    --            2            5             1            --            1
                                           ---------    ---------     --------     ---------    ----------    ---------
    Net periodic benefit cost               $   9        $   9         $ 13         $   1        $    1        $   2
                                          =========    =========     ========     =========    ==========    =========
    Special termination benefit charge      $  --        $   1         $  3         $  --        $   --        $   1
                                          =========    =========     ========     =========    ==========    =========

The assumptions used as of December 31, 2001, 2000 and 1999 in determining net pension cost and net pension liability were as follows:

                                                                                      Other Postretirement
                                                   Pension Benefits                            Benefits
                                          -----------------------------------    -------------------------------------
                                            2001         2000          1999          2001         2000          1999
                                          ---------    ---------    ---------    ---------     ----------    ---------
Weighted-average assumptions
  as of December 31:
Discount rate                               7.00%        7.50%         8.00%         7.00%        7.50%         8.00%
Expected return on plan assets              9.50%        9.50%         9.50%          N/A          N/A           N/A
Rate of compensation increase               4.50%        4.50%         4.75%         4.50%        4.50%         4.75%

For measurement purposes, the assumed annual rate of increase in the per capita costs of health care benefits as of December 31, 2001 was 7% for 2002 and 5% thereafter. A one-percentage-point increase or decrease in assumed health care cost trend rates would have a less than $1 million change on both the postretirement benefit obligation and the total of the service and interest cost components.

12.  Income Taxes

Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes and are calculated based upon cumulative book and tax differences in the Balance Sheets in accordance with SFAS No. 109, Accounting for Income Taxes. LCR is treated as a partnership for federal income tax purposes; consequently, no provision for federal income taxes is required. LCR is however, subject to state income taxes, and therefore a provision for or benefit from state income taxes has been recorded. Pretax income was taxed by domestic jurisdictions only. There was no provision for or benefit from state income taxes reflected for 2001 or 2000. The benefit from state income tax was $1 million in 1999. In addition, there was no deferred provision for state income tax in 2001, 2000 and 1999.

                              LYONDELL-CITGO REFINING LP

13. Production Units

In May 1999, LCR shut down a fluid catalytic cracking unit as a result of a malfunction that damaged the main air blower. Repairs were completed and the unit was placed back in service in May 1999. Also in May 1999, LCR shut down one of two coker units following a fire. Repairs were completed and this unit was placed back in service in July 1999. As a result of these two incidents, crude oil processing rates were reduced. Both of these incidents were covered by business interruption insurance, subject to deductibles of $10 million per incident. LCR recorded approximately $12 million of business interruption insurance recoveries related to these incidents for the year ended December 31, 1999. Additionally, $5 million of business interruption insurance recoveries were recorded in 2000. Both the $12 million from 1999 and $5 million from 2000 had been collected at December 31, 2000.

14. Commitments and Contingencies

LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market. LCR is party to take-or-pay contracts for hydrogen, electricity and steam. At December 31, 2001, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars                                            Amount
-------------------                                        -------------
2002                                                           $  31
2003                                                              39
2004                                                              42
2005                                                              43
2006                                                              44
Thereafter                                                       465
                                                           -------------
   Total minimum payments                                      $ 664
                                                           =============

Total LCR purchases under these agreements were $94 million, $78 million and $87 million during 2001, 2000 and 1999, respectively. A substantial portion of the purchases related to these agreements, for the three years ended December 31, 2001, were related to a hydrogen take-or-pay agreement with Equistar. Also, a substantial portion of the future minimum payments is related to the hydrogen take-or-pay agreement with Equistar (see Note 5).

LCR is subject to various lawsuits and proceedings.

With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery under the Contribution Agreement, retained liability section. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery.

LCR's policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies and compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

LCR estimates that it has a liability of approximately $3 million at December 31, 2001 related to future Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), Resource Conservation and Recovery Act ("RCRA"), and the Texas Natural Resource Conservation Commission ("TNRCC") assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for a portion of this

                              LYONDELL-CITGO REFINING LP
liability, which is currently estimated to be approximately $2 million. Accordingly, LCR has reflected a current liability of approximately $1 million for the portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material range of probable loss in excess of the amount recorded. However, it is possible that new information about the sites associated with this liability, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state law investigations, could require LCR to reassess its potential exposure related to environmental matters.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at the Refinery located in the Houston/Galveston region. LCR estimates that aggregate related capital expenditures could total between $130 million and $150 million before the 2007 deadline. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, LCR, Lyondell, and an organization composed of industry participants filed a lawsuit to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce the estimated capital investments for NOx reductions required by LCR to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

The Clean Air Act specified certain emissions for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary. In 1998, the EPA concluded that additional controls on gasoline fuel were necessary to meet these emission standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. LCR estimates that these standards will result in increased capital investment totaling between $175 million and $225 million for the new gasoline standards and $250 million to $300 million for the new diesel standard, between now and the implementation dates. In addition, these standards could result in higher operating costs.

Under the Crude Supply Agreement, which will expire on December 31, 2017, PDVSA Oil is required to sell, and LCR is required to purchase 230,000 barrels per day of extra heavy Venezuelan crude oil. This constitutes approximately 86% of the Refinery's refining capacity of 268,000 barrels per day of crude oil. By letter dated April 16, 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. The letter stated that PDVSA Oil declared itself in a force majeuere situation and that PDVSA Oil would reduce deliveries of crude oil. Such reductions in deliveries were purportedly based on the grounds of announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, of 195,000 barrels per day in that month. LCR was advised by PDVSA Oil, in May 1999 of a further reduction in the deliveries of crude oil supplied under the Crude Supply Agreement to 184,000 barrels per day, effective May 1999.

On several occasions since then, PDVSA Oil has further reduced certain crude oil deliveries, although it made payments under a different provision of the Crude Supply Agreement. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000.

During 2001, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced effective February 1, 2001. PDVSA Oil declared itself in a force majeure situation, but did not reduce crude oil deliveries to LCR during 2001.

LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reduction in deliveries under the Crude Supply Agreement. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures and the parties have been unable to resolve their commercial dispute (see Note 15).

                              LYONDELL-CITGO REFINING LP

PDVSA has previously announced that it intends to renegotiate the crude supply agreements it has with all third parties, including LCR. However, PDVSA has confirmed they expect to honor their commitments if a mutually acceptable restructuring of the Crude Supply Agreement is not achieved. The breach or termination of the Crude Supply Agreement would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect the Partnership.

In the opinion of management, any liability arising from the matters discussed in this note will not have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of the matters discussed in this note could have a material impact on LCR's results of operations for that period without giving effect to contribution or indemnification obligations of codefendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

15. Subsequent Events

In November 2001, LCR and PACE signed a Memorandum of Agreement which provided that LCR would implement all terms and conditions of a national oil settlement (to be negotiated), as adopted by a major oil company and ratified by at least two other major oil companies. In return for this commitment, LCR's labor agreement, which was set to expire with the rest of the industry on January 31, 2002, would be extended through the date of the new national oil agreement. On January 31, 2002, a national oil agreement between major oil companies was reached with PACE. The terms include a four-year agreement that will expire on January 31, 2006. Accordingly, LCR's agreement with PACE will expire on January 31, 2006 (see Note 1).

In January 2002, PDVSA Oil declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning in March 2002. On February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the January 2002 force majeure declaration, as well as the claimed force majeure from April 1998 and September 2000 (see Note 14). In February 2002, LCR was advised by PDVSA Oil that deliveries of crude oil to LCR in March 2002 would be reduced to approximately 198,000 barrels per day. Although additional reductions may be forthcoming, PDVSA Oil has not specified the level of reductions after March 2002.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of Equistar Chemicals, LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Equistar Chemicals, LP (the "Partnership") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 8, 2002

                              EQUISTAR CHEMICALS, LP

                        CONSOLIDATED STATEMENTS OF INCOME


                                                              For the year ended December 31,
                                                   ----------------------------------------------
Millions of dollars                                    2001             2000              1999
-------------------                                ------------     ------------     ------------
Sales and other operating revenues:
   Unrelated parties                                 $ 4,583          $ 5,770           $ 4,506
   Related parties                                     1,326            1,725             1,088
                                                   ------------     ------------     ------------
                                                       5,909            7,495             5,594
                                                   ------------     ------------     ------------

Operating costs and expenses:
   Cost of sales                                       5,733            6,908             5,002
   Selling, general and administrative expenses          181              182               259
   Research and development expense                       39               38                42
   Amortization of goodwill                               33               33                33
   Unusual charges                                        22               --                96
                                                   ------------     ------------     ------------
                                                       6,008            7,161             5,432
                                                   ------------     ------------     ------------

   Operating income (loss)                               (99)             334               162

Interest expense                                        (192)            (185)             (182)
Interest income                                            3                4                 6
Other income, net                                          8               --                46
                                                   ------------     ------------     ------------

   Income (loss) before extraordinary item              (280)             153                32

Extraordinary loss on extinguishment of debt              (3)              --                --
                                                   ------------     ------------     ------------

Net income (loss)                                    $  (283)         $   153           $    32
                                                   ============     ============     ============

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                           CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
Millions of dollars                                      2001          2000
-------------------                                   -----------   -----------

ASSETS
Current assets:
   Cash and cash equivalents                           $   202       $    18
   Accounts receivable:
     Trade, net                                            440           568
     Related parties                                       100           190
   Inventories                                             448           506
   Prepaid expenses and other current assets                36            50
                                                      -----------   -----------
      Total current assets                               1,226         1,332

Property, plant and equipment, net                       3,705         3,819
Investment in PD Glycol                                     47            53
Goodwill, net                                            1,053         1,086
Other assets, net                                          277           292
                                                      -----------   -----------

Total assets                                           $ 6,308       $ 6,582
                                                      ===========   ===========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable:
     Trade                                             $   331       $   426
     Related parties                                        29            61
   Current maturities of long-term debt                    104            90
   Accrued liabilities                                     197           166
                                                      -----------   -----------
     Total current liabilities                             661           743

Long-term debt                                           2,233         2,158
Other liabilities                                          177           141
Commitments and contingencies                               --            --
Partners' capital:
   Partners' accounts                                    3,257         3,540
   Accumulated other comprehensive income (loss)           (20)           --
                                                      -----------   -----------
      Total partners' capital                            3,237         3,540
                                                      -----------   -----------

Total liabilities and partners' capital                $ 6,308       $ 6,582
                                                      ===========   ===========

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the year ended December 31,
                                                              -----------------------------------------------------
Millions of dollars                                                2001                2000              1999
-------------------                                           ----------------    --------------     --------------
Cash flows from operating activities:
  Net income (loss)                                             $   (283)          $     153           $     32
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
     Depreciation and amortization                                   321                 310                300
     Net (gain) loss on disposition of assets                         (3)                  5                 35
     Extraordinary loss on extinguishment of debt                      3                  --                 --
  Changes in assets and liabilities that provided (used)
   cash:
     Accounts receivable                                             220                 (58)              (213)
     Inventories                                                      61                  14                 17
     Accounts payable                                               (129)                 28                119
     Accrued liabilities                                              30                 (65)                82
     Other assets and liabilities                                     10                 (48)               (28)
                                                              ----------------    --------------     --------------
        Cash provided by operating activities                        230                 339                344
                                                              ----------------    --------------     --------------

Cash flows from investing activities:
  Expenditures for property, plant and equipment                    (110)               (131)              (157)
  Proceeds from sales of assets                                       10                   4                 75
  Purchase of business from AT Plastics, Inc.                         (7)                 --                 --
                                                              ----------------    --------------     --------------
       Cash used in investing activities                            (107)               (127)               (82)
                                                              ----------------    --------------     --------------

Cash flows from financing activities:
  Net borrowing (payments) under lines of credit                    (820)                 20               (502)
  Proceeds from issuance of long-term debt                         1,000                  --                898
  Repayment of other long-term debt                                  (91)                (42)              (150)
  Repayment of obligations under capital leases                       --                  --               (205)
  Distributions to partners                                           --                (280)              (255)
  Other                                                              (28)                 --                 (6)
                                                              ----------------    --------------     --------------
       Cash provided by (used in)
         financing activities                                         61                (302)              (220)
                                                              ----------------    --------------     --------------

Increase (decrease) in cash and cash equivalents                     184                 (90)                42
Cash and cash equivalents at beginning of period                      18                 108                 66
                                                              ----------------    --------------     --------------
Cash and cash equivalents at end of period                      $    202           $      18           $    108
                                                              ================    ==============     ==============

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                                                                                          Accumulated
                                                  Partners' Accounts                         Other
                                 -----------------------------------------------------   Comprehensive     Comprehensive
Millions of dollars               Lyondell     Millennium    Occidental       Total       Income (loss)     Income (loss)
-------------------              ------------  ------------  ------------  -----------  ----------------  ----------------
Balance at January 1, 1999         $   613      $ 1,621      $ 1,651        $ 3,885        $      --          $      -
 Net income                             14            9            9             32               --                32
 Distributions to partners            (105)         (75)         (75)          (255)              --                --
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive income                                                                                         $     32
                                                                                                          ================

Balance at December 31, 1999           522        1,555        1,585          3,662               --                --

 Net income                             63           45           45            153               --               153
 Distributions to partners            (114)         (83)         (83)          (280)              --                --
 Other                                   5           --           --              5               --                --
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive income                                                                                         $    153
                                                                                                          ================

Balance at December 31, 2000           476        1,517        1,547          3,540               --                --

 Net loss                             (115)         (84)         (84)          (283)              --              (283)
 Other comprehensive income:
  Unrealized loss on securities         --           --           --             --               (1)               (1)
  Minimum pension liability             --           --           --             --              (19)              (19)
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive loss                                                                                           $   (303)
                                                                                                          ================

Balance at December 31, 2001       $   361      $ 1,433      $ 1,463        $ 3,257        $     (20)
                                 ============  ============  ============  ===========  ================

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FORMATION OF THE PARTNERSHIP AND OPERATIONS

Lyondell Chemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or "the Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997. On May 15, 1998, Equistar was expanded with the contribution of certain assets from Occidental Petroleum Corporation ("Occidental"). Equistar is currently owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental, all through wholly owned subsidiaries (see also Note 18).

Equistar owns and operates the petrochemicals and polymers businesses contributed by Lyondell, Millennium and Occidental, which consist of 18 manufacturing facilities primarily on the U.S. Gulf Coast and in the U.S. Midwest. The petrochemicals segment manufactures and markets olefins, oxygenated products, aromatics and specialty products. Olefins include ethylene, propylene and butadiene, and oxygenated products include ethylene oxide, ethylene glycol, ethanol and methyl tertiary butyl ether ("MTBE"). The petrochemicals segment also includes the production and sale of aromatics, including benzene and toluene. The polymers segment manufactures and markets polyolefins, including high-density polyethylene ("HDPE"), low-density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), polypropylene, and performance polymers, all of which are used in the production of a wide variety of consumer and industrial products. The performance polymers include enhanced grades of polyethylene, including wire and cable insulating resins, and polymeric powders.

Equistar is governed by a Partnership Governance Committee consisting of nine representatives, three appointed by each general partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's strategic plan and annual updates thereof. Distributions are made to the partners based upon their percentage ownership of Equistar. Additional cash contributions required by the Partnership are also based upon the partners' percentage ownership of Equistar.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation--The consolidated financial statements include the accounts of Equistar and its wholly owned subsidiaries.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. Equistar's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. Equistar performs periodic evaluations of the relative credit standing of these financial institutions which are considered in Equistar's investment strategy.

Equistar has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Equistar's discretion. As a result, none of Equistar's cash is restricted.

                             EQUISTAR CHEMICALS, LP

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis, except for materials and supplies, which are valued at average cost. Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information systems equipment. Upon retirement or sale, Equistar removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in the Consolidated Statement of Income. Equistar's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Equistar evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Beginning in 2002, as discussed below, goodwill will be reviewed for impairment under SFAS No. 142 based on fair values.

Investment in PD Glycol--Equistar holds a 50% interest in a joint venture with E.I. DuPont de Nemours and Company that owns an ethylene glycol facility in Beaumont, Texas. This investment was contributed by Occidental in 1998. The investment in PD Glycol is accounted for using the equity method of accounting. At December 31, 2001 and 2000, Equistar's underlying equity in the net assets of PD Glycol exceeded the cost of the investment by $7 million. The excess is being accreted into income on a straight-line basis over a period of 25 years.

Goodwill--Goodwill includes goodwill contributed by Millennium and goodwill recorded in connection with the contribution of Occidental's assets. Goodwill is being amortized using the straight-line method over 40 years, the estimated useful life. Amortization of goodwill will cease as of January 1, 2002 as described below under Recent Accounting Standards.

Turnaround Maintenance and Repairs Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at Equistar's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a range of 3 to 10 years.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. The estimated liabilities have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EQUISTAR CHEMICALS, LP

Accounting Changes Adopted in 2001--As of January 1, 2001, Equistar adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. Gains or losses from changes in the fair value of derivatives used as cash flow hedges are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the related forecasted transaction. Implementation of SFAS No. 133 and SFAS No. 138 did not have a material effect on the consolidated financial statements of Equistar.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and is not expected to have a material effect on intangible assets acquired in business combinations effected prior to July 1, 2001. SFAS No. 142 prescribed the discontinuance of amortization of goodwill as well as annual review of goodwill for impairment. Equistar expects the implementation of SFAS No. 142 to result in the impairment of the entire balance of goodwill, resulting in a $1.1 billion charge that will be reported as the cumulative effect of a change in accounting principle as of January 1, 2002. Earnings in 2002 and subsequent years will be favorably affected by $33 million annually because of the elimination of goodwill amortization.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Adoption of SFAS No. 143 and SFAS No. 144 in calendar years 2003 and 2002, respectively, is not expected to have a material effect on the consolidated financial statements of Equistar.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

3.  UNUSUAL CHARGES

Equistar shut down its Port Arthur, Texas polyethylene facility in February 2001. The asset values of the Port Arthur production units were previously adjusted as part of a $96 million restructuring charge recognized in 1999, as discussed below. During the first quarter 2001, Equistar recorded an additional $22 million charge, which included environmental remediation liabilities of $7 million (see Note 15), severance benefits of $5 million, pension benefits of $2 million, and other exit costs of $3 million. The severance and pension benefits covered approximately 125 people employed at the Port Arthur facility. The remaining $5 million of the charge related primarily to the write down of certain assets. Payments of $4 million for severance, $3 million for exit costs and $1 million for environmental remediation were made through December 31, 2001. The pension benefits of $2 million will be paid from the assets of the pension plans. As of December 31, 2001, the remaining liability included $6 million for environmental remediation costs and $1 million for severance benefits.

During 1999, Equistar recorded a charge of $96 million associated with decisions to shut down certain polymer reactors and to consolidate certain administrative functions between Lyondell and Equistar. Accordingly, Equistar recorded a charge of $72 million to adjust the asset carrying values. The remaining $24 million of the total charge represented severance and other employee-related costs for approximately 500 employee positions that were eliminated. The eliminated positions, primarily administrative functions, resulted from opportunities to share such services between Lyondell and Equistar. Through December 31, 2001, approximately $19 million of severance and other employee-related costs had been paid and charged against the accrued liability. As of December 31, 2001, all of the employee terminations had been completed and the remaining liability of $5 million was eliminated.

4.  EXTRAORDINARY ITEM

As part of the third quarter 2001 refinancing (see Note 11), Equistar wrote off unamortized debt issuance costs and amendment fees of $3 million related to the early repayment of the $1.25 billion bank credit facility and reported the charge as an extraordinary loss on extinguishment of debt.

5.  RELATED PARTY TRANSACTIONS

Product Transactions with Lyondell--Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. Under the agreements, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities, with the exception of quantities of one product that Lyondell is obligated to purchase under a supply agreement with an unrelated third party entered into prior to 1999 and expiring in 2015. In addition, a wholly owned subsidiary of Lyondell licenses MTBE technology to Equistar. Lyondell also purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices.

Product Transactions with Occidental Chemical--In connection with the contribution of Occidental Chemical assets to Equistar, Equistar and Occidental Chemical entered into a long-term agreement for Equistar to supply 100% of the ethylene requirements for Occidental Chemical's U.S. manufacturing plants. The pricing terms under the agreement between Equistar and Occidental Chemical are similar to the pricing terms under the ethylene sales agreement between Equistar and Lyondell. The ethylene raw material is exclusively for internal use in production at these plants, less any quantities up to 250 million pounds per year tolled in accordance with the provisions of the agreement. Upon three years notice from either party to the other, sales may be "phased down" over a period not less than five years. No phase down may commence before January 1, 2009. Therefore, the annual required minimum cannot decline to zero prior to December 31, 2013, unless certain specified force majeure events occur. In addition to ethylene, Equistar sells methanol, ethers, and glycols to Occidental Chemical. Equistar also enters into over-the-counter derivatives, primarily price swap contracts, for crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases (see Note 13). Equistar also purchases various products from Occidental Chemical at market-related prices.

Product Transactions with Millennium Petrochemicals--Equistar sells ethylene to Millennium Petrochemicals at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium Petrochemicals is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The contract expires December 1, 2002 and, thereafter, renews annually. Either party may terminate on one year's notice. The pricing terms of this agreement are similar to the pricing terms of the ethylene sales agreements with Lyondell and Occidental Chemical.

Under an agreement entered into in connection with the formation of Equistar, Equistar is required to purchase 100% of its vinyl acetate monomer ("VAM") raw material requirements at market-related prices from Millennium Petrochemicals for its LaPorte, Texas, Clinton, Iowa and Morris, Illinois plants for the production of ethylene vinyl acetate products at those locations. The contract expires December 31, 2002 and, thereafter, renews annually.

Product Transactions with Oxy Vinyls, LP--Occidental Chemical owns 76% of Oxy Vinyls, LP ("Oxy Vinyls"), a joint venture partnership. Equistar sells ethylene to Oxy Vinyls for Oxy Vinyls' LaPorte, Texas facility at market-related prices pursuant to an agreement which expires on December 31, 2003.

                             EQUISTAR CHEMICALS, LP

Transactions with LYONDELL-CITGO Refining LP--Lyondell's rights and obligations under the terms of its product sales and raw material purchase agreements with LYONDELL-CITGO Refining LP ("LCR"), a joint venture investment of Lyondell, have been assigned to Equistar. Accordingly, certain olefins by-products are sold by Equistar to LCR for processing into gasoline and certain refinery products are sold by LCR to Equistar as raw materials. Equistar also has assumed certain processing arrangements as well as storage obligations between Lyondell and LCR and provides certain marketing services for LCR. All of the agreements between LCR and Equistar are on terms generally representative of prevailing market prices.

Transactions with LMC--Lyondell Methanol Company, L.P. ("LMC") sells all of its products to Equistar at market-related prices. The natural gas for LMC's plant is purchased by Equistar as agent for LMC under Equistar master agreements with various third party suppliers. Equistar provides operating and other services for LMC under the terms of existing agreements that were assumed by Equistar from Lyondell, including the lease to LMC by Equistar of the real property on which LMC's methanol plant is located. Pursuant to the terms of those agreements, LMC pays Equistar a management fee and reimburses certain expenses of Equistar at cost.

Shared Services Agreement with Lyondell--During 1999, Lyondell provided certain administrative services to Equistar, including legal, risk management, treasury, tax and employee benefit plan administrative services, while Equistar provided services to Lyondell in the areas of health, safety and environment, human resources, information technology and legal. Effective January 1, 2000, Lyondell and Equistar implemented a revised agreement to utilize shared services more broadly. Lyondell now provides services to Equistar including information technology, human resources, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct third party costs, if incurred exclusively for Equistar, are charged directly to Equistar.

Shared Services and Shared-Site Agreements with Millennium Petrochemicals--Equistar and Millennium Petrochemicals have agreements under which Equistar provides utilities, fuel streams and office space to Millennium Petrochemicals. In addition, Millennium Petrochemicals provides Equistar certain operational services, including utilities as well as barge dock access and related services.

Transition Services Agreement with Occidental Chemical--On June 1, 1998, Occidental Chemical and Equistar entered into a transition services agreement. Under the terms of the agreement, Occidental Chemical provided Equistar certain services in connection with the businesses contributed by Occidental Chemical, including services related to accounting, payroll, office administration, marketing, transportation, purchasing and procurement, management, human resources, customer service, technical services and others. Most of these services ceased in June 1999. Health, safety, and environmental services were extended until December 31, 1999.

                             EQUISTAR CHEMICALS, LP

Related party transactions are summarized as follows:

                                                                For the year ended December 31,
                                                           ----------------------------------------
Millions of dollars                                           2001            2000        1999
-------------------                                        -------------  ------------  -----------
Equistar billed related parties for:
-----------------------------------
  Sales of products and processing services:
     Lyondell                                              $   405         $   572     $   246
     Occidental Chemical                                       441             558         435
     LCR                                                       377             438         260
     Millennium Petrochemicals                                  55              90          54
     Oxy Vinyls                                                 48              67          93

  Shared services and shared site agreements:
     LCR                                                         3               2           3
     LMC                                                         6               6           6
     Millennium Petrochemicals                                  17              24          21
     Lyondell                                                   --              --           8

  Gas purchased for LMC                                         86              85          46

Related parties billed Equistar for:
-----------------------------------
  Purchases of products:
     LCR                                                   $   203         $   264     $   190
     LMC                                                       151             165          95
     Millennium Petrochemicals                                  15              16          12
     Lyondell                                                    4               2           6
     Occidental Chemical                                         1               2           2

  Shared services and transition agreements:
     Lyondell                                                  147             133           9
     Millennium Petrochemicals                                  19              22          24
     LCR                                                         2              --          --
     Occidental Chemical                                        --              --           2


6.  PURCHASE AND SALE OF BUSINESSES

Effective June 1, 2001, Equistar expanded its wire and cable business through the acquisition of the low- and medium-voltage power cable materials business of AT Plastics, Inc. Equistar accounted for the acquisition as a purchase, allocating the $7 million purchase price to property, plant and equipment and inventory.

Effective April 30, 1999, Equistar completed the sale of its concentrates and compounds business. The transaction included two manufacturing facilities, located in Heath, Ohio and Crockett, Texas, and related inventories. Equistar's proceeds from the sale were approximately $75 million.

7.  ACCOUNTS RECEIVABLE

Equistar sells its products primarily to other chemical manufacturers in the petrochemicals and polymers industries. Equistar performs ongoing credit evaluations of its customers' financial condition and, in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts, which is reflected in the accompanying Consolidated Balance Sheets as a reduction of accounts receivable, totaled $14 million and $9 million at December 31, 2001 and 2000, respectively.

                             EQUISTAR CHEMICALS, LP

During 2001, Equistar terminated an agreement with an independent issuer of receivables-backed commercial paper. Previously, Equistar sold, on an ongoing basis and without recourse, designated accounts receivable, maintaining the balance of the accounts receivable sold by selling new receivables as existing receivables were collected. At December 31, 2000 and 1999, the balance of Equistar's accounts receivable sold was $130 million. Increases and decreases in the amount sold were reported as operating cash flows in the Consolidated Statement of Cash Flows. Costs related to the sales were included in "Selling, general and administrative expenses" in the Consolidated Statement of Income.

8.  INVENTORIES

Inventories were as follows at December 31:

Millions of dollars               2001                2000
-------------------          -----------------   -----------------
Finished goods                    $ 243               $ 273
Work-in-process                      12                  16
Raw materials                       104                 123
Materials and supplies               89                  94
                             -----------------   -----------------
  Total inventories               $ 448               $ 506
                             =================   =================

Income in 2001 benefited from a reduction in the levels of raw material and product inventories, which are carried under the LIFO method of accounting. The charges to cost of sales associated with the inventory reductions were valued based on relatively low LIFO inventory values. If these charges had been valued based on average 2001 costs, cost of sales for 2001 would have been higher by approximately $10 million. The excess of the current cost of inventories over book value was approximately $28 million at December 31, 2001.

9.  PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                              2001               2000
-------------------                        -----------------   ----------------
Land                                             $   79           $   78
Manufacturing facilities and equipment            5,929            5,769
Construction in progress                             92              134
                                           ------------------  ----------------
  Total property, plant and equipment              6,100            5,981
Less accumulated depreciation                      2,395            2,162
                                           ------------------  ----------------
  Property, plant and equipment, net             $ 3,705          $ 3,819
                                           ==================   ===============

Equistar did not capitalize any interest during 2001, 2000 and 1999 with respect to construction projects.

Goodwill, at cost, and the related accumulated amortization were as follows at December 31:

Millions of dollars                   2001                2000
-------------------               ---------------    ---------------

Goodwill                            $ 1,318            $ 1,318
Less accumulated amortization           265                232
                                  ---------------    ---------------
  Goodwill, net                     $ 1,053            $ 1,086
                                  ===============    ===============

                             EQUISTAR CHEMICALS, LP

The unamortized balances of deferred turnaround, software and debt issuance costs included in "Other assets, net" were as follows at December 31:

Millions of dollars         2001               2000
-------------------    ---------------      -------------
Turnaround costs             $  70              $  75
Software costs                  97                104
Debt issuance costs             34                  9

Depreciation and amortization is summarized as follows for the periods presented:

                                       For the year ended December 31,

                                ------------------------------------------------
Millions of dollars                 2001             2000              1999
-------------------             -------------    --------------    -------------
Property, plant and equipment       $ 237             $ 229            $ 221
Goodwill                               33                33              33
Turnaround expense                     20                24              25
Software costs                         12                13              12
Other                                  17                11               9
Debt issuance costs                     2                --              --
                                -------------    --------------    -------------
                                    $ 321             $ 310            $ 300
                                =============    ==============    =============

10.  ACCRUED LIABILITIES

Accrued liabilities were as follows at December 31:

Millions of dollars                     2001                2000
-------------------               -----------------   ---------------
Property taxes                      $      68           $      73
Interest                                   68                  52
Payroll and benefits                       49                  38
Other                                      12                   3
                                  -----------------   ---------------
    Total accrued liabilities       $     197           $     166
                                  =================   ===============

11.  LONG-TERM DEBT

In August 2001, Equistar completed a $1.5 billion debt refinancing. The refinancing included a bank credit facility consisting of a $500 million secured revolving credit facility maturing in August 2006 and a $300 million secured term loan, maturing in August 2007, with scheduled quarterly amortization payments, beginning December 31, 2001. The revolving credit facility was undrawn at December 31, 2001. Borrowing under the revolving credit facility generally bears interest based on a margin over, at Equistar's option, LIBOR or a base rate. The sum of the applicable margin plus a facility fee varies between 1.5% and 2.5%, in the case of LIBOR loans, and 0.5% and 1.5%, in the case of base rate loans, depending on Equistar's ratio of debt to EBITDA. The term loan generally bears interest at a rate equal to LIBOR plus 3% or the base rate plus 2%, at Equistar's option. Borrowing under the

                             EQUISTAR CHEMICALS, LP
term loan had a weighted average interest rate of 6.26% during 2001. Certain financial ratio requirements were modified in the refinancing to make them less restrictive. The bank credit facility is secured by a lien on Equistar's accounts receivable, inventory, other personal property and certain fixed assets. The refinancing also included the issuance of $700 million of new unsecured 10.125% senior notes maturing in August 2008. The 10.125% senior notes rank pari passu with existing Equistar notes.

The August 2001 refinancing replaced a five-year, $1.25 billion credit facility with a group of banks that would have expired November 2002. Borrowing under the facility at December 31, 2000 was $820 million and had a weighted average interest rate of 7.13% at December 31, 2000. Millennium America Inc., a subsidiary of Millennium, provided limited guarantees with respect to the payment of principal and interest on a total of $750 million principal amount of indebtedness under the $1.25 billion revolving credit facility. As a result of the refinancing, the related guarantees have been terminated.

In March 2001, Equistar amended the previous $1.25 billion credit facility making certain financial ratio requirements less restrictive. As a result of the amendment, the interest rate on the previous credit facility was increased from LIBOR plus 5/8 of 1% to LIBOR plus 8/10 of 1%.

In February 1999, Equistar issued $900 million of debt securities. The debt securities included $300 million of 8.50% Notes, which mature on February 15, 2004, and $600 million of 8.75% Notes, which mature on February 15, 2009. Equistar used the net proceeds from this offering (i) to repay $205 million outstanding under a capitalized lease obligation relating to Equistar's Corpus Christi facility, (ii) to repay the outstanding balance under a $500 million credit agreement, after which the $500 million credit agreement was terminated,
(iii) to repay $150 million of 10.00% Notes due in June 1999, and (iv) to the extent of the remaining net proceeds, to reduce outstanding borrowing under the revolving credit facility and for Partnership working capital purposes.

The bank credit facility and the indenture governing Equistar's 10.125% senior notes contain covenants that, subject to certain exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, sales of assets and mergers and consolidations. In addition, the bank credit facility requires Equistar to maintain specified financial ratios. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Equistar's credit facility to terminate future lending commitments.

As a result of the continued poor current business environment, Equistar is seeking an amendment to its credit facility that would increase its financial flexibility by easing certain financial ratio requirements. Such an amendment will require the payment of additional fees. Equistar anticipates that the amendment will become effective prior to March 31, 2002.

                             EQUISTAR CHEMICALS, LP

Long-term debt consisted of the following at December 31:

Millions of dollars                                   2001             2000
-------------------                                ----------       ----------
Bank credit facilities:
  Revolving credit facility due 2006               $    --           $   820
  Term loan due 2007                                   299                --
Other debt obligations:
  Medium-term notes due 2002-2005                       31               121
  9.125% Notes due 2002                                100               100
  8.50% Notes due 2004                                 300               300
  6.50% Notes due 2006                                 150               150
  10.125% Senior Notes due 2008                        700               - -
  8.75% Notes due 2009                                 598               598
  7.55% Debentures due 2026                            150               150
  Other                                                  9                 9
                                                   ----------       -----------
    Total long-term debt                             2,337             2,248
Less current maturities                                104                90
                                                   ----------       -----------
    Total long-term debt, net                      $ 2,233           $ 2,158
                                                   ==========       ===========

The 8.75% notes have a face amount of $600 million and are shown net of unamortized discount. The medium-term notes had a weighted average interest rate of 9.8% and 9.6% at December 31, 2001 and 2000, respectively.

The medium-term notes, the 9.125% notes, the 6.5% notes and the 7.55% debentures were assumed by Equistar from Lyondell when Equistar was formed in 1997. As between Equistar and Lyondell, Equistar is primarily liable for this debt. Lyondell remains a co-obligor for the medium-term notes and certain events involving only Lyondell could give rise to events of default under those notes, permitting the obligations to be accelerated. Under certain limited circumstances, the holders of the medium-term notes have the right to require repurchase of the notes. Following amendments to the indentures for the 9.125% notes and 6.5% notes and the 7.55% debentures in November 2000, Lyondell remains a guarantor of that debt but not a co-obligor. The consolidated financial statements of Lyondell are filed as an exhibit to Equistar's Annual Report on Form 10-K for the year ended December 31, 2001.

Aggregate maturities of long-term debt during the next five years are $104 million in 2002, $32 million in 2003; $303 million in 2004; $8 million in 2005; $153 million in 2006 and $1.8 billion thereafter.

12.  LEASE COMMITMENTS

Equistar leases various facilities and equipment under noncancelable lease arrangements for various periods.

Operating leases include leases of railcars used in the distribution of products in Equistar's business. Equistar leases the railcars from unaffiliated entities established for the purpose of serving as lessors with respect to these leases. The leases include options for Equistar to purchase the railcars during a lease term. If Equistar does not exercise a purchase option, the affected railcars will be sold upon termination of the lease. In the event the sales proceeds are less than the related guaranteed residual value, Equistar will pay the difference to the lessor. The total guaranteed residual value under these leases was approximately $225 million at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

Certain of Equistar's railcar operating leases contain financial and other covenants that are substantially the same as those contained in the credit facility discussed in Note 11 above. A breach of these covenants would permit the early termination of those leases. As a result of the continued poor current business environment, Equistar is seeking an amendment to these railcar leases. Such amendments will require the payment of additional fees. Equistar anticipates that the amendments will become effective prior to March 31, 2002.

In addition, the credit rating downgrade in 2002 permits the early termination of one of Equistar's railcar leases by the lessor, which would accelerate the payment of $126 million of minimum lease payments. Equistar has reached an agreement in principal with the lessor to renegotiate the lease.

At December 31, 2001, future minimum lease payments and residual value guarantees relating to noncancelable operating leases with lease terms in excess of one year were as follows:

                                                 Minimum            Residual
                                                  Lease              Value
                                                 Payments          Guarantees
                                               ------------      --------------
Millions of dollars
-------------------
2002                                             $  95              $  39
2003                                                78                - -
2004                                                67                186
2005                                                43                - -
2006                                                35                - -
Thereafter                                         287                - -
                                               ---------------   --------------
    Total minimum lease payments                 $ 605              $ 225
                                               ===============   ==============

Operating lease net rental expense was $110 million, $115 million and $112 million for the years ending December 31, 2001, 2000 and 1999, respectively.

13.  FINANCIAL INSTRUMENTS AND DERIVATIVES

Equistar enters into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. At December 31, 2000, price swap contracts covering 5.1 million barrels of crude oil were outstanding. The carrying value and fair market value of these derivative instruments at December 31, 2000 represented a liability of $13 million, which was based on quoted market prices. The resulting loss from these hedges of anticipated raw material purchases was deferred on the consolidated balance sheet. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Equistar reclassified the deferred loss of $13 million to accumulated other comprehensive income as a transition adjustment, representing the cumulative effect of a change in accounting principle. The transition adjustment was reclassified to the Consolidated Statement of Income during the period January through July 2001 as the related raw material purchases occurred.

During 2001, Equistar entered into additional price swap contracts covering 7.2 million barrels of crude oil and primarily maturing from July 2001 through December 2001. In the third quarter 2001, outstanding price swap contracts, covering 4.1 million barrels of crude oil and primarily maturing from October 2001 through December 2001, were effectively terminated. The termination resulted in realization of a gain of nearly $9 million, which was recognized in the fourth quarter 2001 as the related forecasted transactions occurred. There were no outstanding price swap contracts at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the fair value of derivative instruments for the year ended December 31, 2001:

Millions of dollars                                                    2001
-------------------                                                 ------------
Gain (loss):
  Balance at beginning of period                                      $ --
                                                                    ------------
  January 1, 2001 transition adjustment -
      reclassification of December 31, 2000 deferred loss              (13)
  Net gains on derivative instruments                                   35
  Reclassification of gains on
      derivative instruments to earnings                               (22)
                                                                    ------------
Net change included in AOCI for the period                              --
                                                                    ------------
  Net gain on derivative instruments
      included in AOCI at December 31, 2001                           $ --
                                                                    ============

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to Equistar for debt with terms and average maturities similar to Equistar's debt portfolio, the fair value of Equistar's long-term debt, including amounts due within one year, was approximately $2.3 billion and $2.1 billion at December 31, 2001 and 2000, respectively.

Equistar is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Equistar does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Equistar. Equistar does not anticipate nonperformance by the counterparties.

Equistar accounts for certain investments as "available-for-sale" securities in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, changes in the fair value of the investments are recognized in the balance sheet and the unrealized holding gains and losses are recognized in other comprehensive income.

14.  PENSION AND OTHER POSTRETIREMENT BENEFITS

All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by Equistar. In connection with the formation of Equistar, no pension assets or obligations were contributed to Equistar, with the exception of union represented plans contributed by Occidental.

Retirement benefits are based upon years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Equistar accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds. Equistar also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax qualified plans' limits. In addition, Equistar sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plans are contributory while the life insurance plans are noncontributory.

                             EQUISTAR CHEMICALS, LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:


                                                                                                 Other
                                                          Pension Benefits              Postretirement Benefits
                                                   -------------------------------   -------------------------------
Millions of dollars                                    2001             2000            2001             2000
-------------------
                                                   -------------    --------------   --------------    -------------
Change in benefit obligation:
  Benefit obligation, January 1                     $    120          $   99          $   92            $   77
  Service cost                                            16              17               2                 2
  Interest cost                                           10               9               6                 6
  Plan amendments                                         --              --              29                --
  Actuarial loss (gain)                                   12               8             (14)               11
  Benefits paid                                          (11)            (12)             (3)               (2)
  Net effect of curtailments, settlements
    and special termination benefits                      --              (1)             --                 1
  Transfer to Lyondell                                    --              --              --                (3)
                                                   -------------    --------------   --------------    -------------
  Benefit obligation, December 31                        147             120             112                92
                                                   -------------    --------------   --------------    -------------
Change in plan assets:
  Fair value of plan assets, January 1                   117             101              --                --
  Actual return on plan assets                            (6)             (3)             --                --
  Partnership contributions                                7              31               3                 2
  Benefits paid                                          (11)            (12)             (3)               (2)
                                                   -------------    --------------   --------------    -------------
  Fair value of plan assets, December 31                 107              117             --                --
                                                   -------------    --------------   --------------    -------------

  Funded status                                          (40)              (3)          (112)              (91)
  Unrecognized actuarial loss                             48               24              5                20
  Unrecognized prior service cost                         --               --             29                --
                                                   -------------    --------------   --------------    -------------
  Net amount recognized                             $      8          $    21         $  (78)           $  (71)
                                                   =============    ==============   ==============    =============

Amounts recognized in the
  Consolidated Balance Sheet consist of:
    Prepaid benefit cost                            $     22          $    35         $   --            $   --
    Accrued benefit liability                            (33)             (14)           (78)              (71)
    Accumulated other comprehensive income                19               --             --                --
                                                   -------------    --------------   --------------    -------------
  Net amount recognized                             $      8          $    21         $  (78)           $  (71)
                                                   =============    ==============   ==============    =============

The increase in other postretirement benefit obligations in 2001 resulted from a medical plan amendment that increased Equistar's maximum contribution level per employee by 25%.

Pension plans with benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                    2001             2000
                                                -------------    --------------
Benefit obligation                                 $ 129            $  63
Fair value of assets                                  81               40

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                    2001             2000
                                                -------------    --------------
Accumulated benefit obligation                     $ 106            $   9
Fair value of assets                                  81                6

                             EQUISTAR CHEMICALS, LP

Net periodic pension and other postretirement benefit costs included the following components:

                                                       Pension Benefits                 Other Postretirement Benefits
                                            -----------------------------------     -----------------------------------
Millions of dollars                           2001          2000         1999          2001         2000           1999
-------------------
                                            ---------     ---------     --------     ---------    ---------    ---------
Components of net periodic
     benefit cost:
  Service cost                              $   16       $   17        $   22       $     2      $     2        $     4
  Interest cost                                 10            9             7             6            6              6
  Amortization of actuarial loss                 2           --             1            --            1              1
  Expected return on plan assets               (11)          (8)           (8)           --           --             --
  Net effect of curtailments, settlements
     and special termination benefits            3           (1)           --             2            1             --
                                            ---------    ---------     --------     ---------    ---------    ---------
 Net periodic benefit cost                  $   20       $   17        $   22       $    10      $    10        $    11
                                            =========    =========     ========     =========    =========    =========

The assumptions used in determining the net pension cost and the net pension liability were as follows at December 31:

                                                     Pension Benefits                 Other Postretirement Benefits
                                              2001          2000         1999          2001         2000           1999
                                            ---------     ---------     --------     ---------    ---------    ---------
Weighted-average assumptions as of
  December 31:
  Discount rate                                7.00%         7.50%        8.00%         7.00%        7.50%          8.00%
  Expected return on plan assets               9.50%         9.50%        9.50%           --           --             --
  Rate of compensation increase                4.50%         4.50%        4.75%         4.50%        4.50%          4.75%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2001 was 7.0% for 2002 through 2004 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Equistar's maximum contribution level under the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2001 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Equistar also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Equistar were $16 million, $17 million and $20 million for the years ended December 31, 2001, 2000 and 1999, respectively.

15.  COMMITMENTS AND CONTINGENCIES

Commitments--Equistar has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. At December 31, 2001, Equistar had commitments for natural gas and natural gas liquids at prices in excess of current market. Using December 31, 2001 spot market prices for these products the estimated negative impact on first quarter 2002 operating results would be approximately $30 million. Since December 31, 2001, natural gas prices have further declined. These fixed-price contracts substantially terminate by the end of the first quarter 2002. See also Note 5, describing related party commitments.

                             EQUISTAR CHEMICALS, LP

Equistar is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally for steam and power. At December 31, 2001, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2002                                                                $   109
2003                                                                    132
2004                                                                    135
2005                                                                    137
2006                                                                    138
Thereafter                                                            1,688
                                                               ----------------
    Total minimum contract payments                                 $ 2,339
                                                               ================

Equistar's total purchases under these agreements were $77 million, $51 million and $56 million for the years ending December 31, 2001, 2000 and 1999, respectively. The increases in 2001, 2002 and 2003 are due to commitments for steam and power from a new co-generation facility, which is expected to reach full capacity in mid-2002.

Indemnification Arrangements--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of December 31, 2001, Equistar had incurred a total of $17 million for these uninsured claims and liabilities. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain Occidental subsidiaries. As of September 30, 2001, Equistar, Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental amended the asset contribution agreements governing these indemnification obligations to clarify the treatment of, and procedures pertaining to the management of, certain claims arising under the asset contribution agreements. Equistar management believes that these amendments do not materially change the asset contribution agreements.

Environmental Remediation--Equistar's accrued liability for environmental matters as of December 31, 2001 was $6 million and related to the Port Arthur facility, which was permanently shut down on February 28, 2001. In the opinion of management, there is currently no material estimable range of loss in excess of the amounts recorded for environmental remediation.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at each of Equistar's six plants located in the Houston/Galveston region during the next several years. Compliance with the plan will result in increased capital investment, which could be between $200 million and $260 million, before the 2007 deadline, as well as higher annual operating costs for Equistar. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Equistar and an organization composed of industry participants filed a lawsuit against the Texas Natural Resource Conservation Commission ("TNRCC") to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce Equistar's estimated capital investments for NOx reductions required to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

                             EQUISTAR CHEMICALS, LP

The Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. These initiatives or other governmental actions could result in a significant reduction in Equistar's MTBE sales, which represented approximately 4% of its total 2001 revenues. Equistar has developed technologies to convert its process to produce alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment.

General--The Partnership is also subject to various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position or liquidity of Equistar.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is summarized as follows for the periods presented:

                                      For the year ended December 31,
                               -----------------------------------------------
  Millions of dollars             2001              2000              1999
  -------------------          -------------    -------------    -------------

  Cash paid for interest        $  171            $  180            $  146
                              ==============    =============    =============

                             EQUISTAR CHEMICALS, LP

17.  SEGMENT INFORMATION AND RELATED INFORMATION

Equistar operates in two reportable segments, petrochemicals and polymers. The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). No third-party customer accounted for 10% or more of sales during the three-year period ended December 31, 2001.

Summarized financial information concerning Equistar's reportable segments is shown in the following table. Intersegment sales between the petrochemicals and polymers segments were based on current market prices.

Millions of dollars                          Petrochemicals      Polymers       Unallocated     Eliminations    Consolidated
-------------------                         ---------------    ------------    ------------    -------------   -------------
For the year ended December 31, 2001:
Sales and other
  operating revenues:
  Customers                                     $ 3,929            $ 1,980           $  --        $    --         $ 5,909
  Intersegment                                    1,455                 --              --         (1,455)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  5,384              1,980              --         (1,455)          5,909
Unusual charges                                      --                 --              22             --              22
Operating income (loss)                             275               (186)           (188)            --             (99)
Total assets                                      3,458              1,365           1,485             --           6,308
Capital expenditures                                 84                 24               2             --             110
Depreciation and
  amortization expense                              204                 58              59             --             321

For the year ended December 31, 2000:
Sales and other
  operating revenues:
  Customers                                     $ 5,144            $ 2,351           $  --        $    --         $ 7,495
  Intersegment                                    1,887                 --              --         (1,887)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  7,031              2,351              --         (1,887)          7,495
Operating income (loss)                             694               (185)           (175)            --             334
Total assets                                      3,693              1,534           1,355             --           6,582
Capital expenditures                                 79                 46               6             --             131
Depreciation and
  amortization expense                              199                 55              56             --             310

For the year ended December 31, 1999:
Sales and other
  operating revenues:
  Customers                                     $ 3,435            $ 2,159           $  --        $    --         $ 5,594
  Intersegment                                    1,324                 --              --         (1,324)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  4,759              2,159              --         (1,324)          5,594
Unusual charges                                      --                 --              96             --              96
Operating income (loss)                             447                 51            (336)            --             162
Total assets                                      3,671              1,551           1,514             --           6,736
Capital expenditures                                 61                 83              13             --             157
Depreciation and
  amortization expense                              194                 53              53             --             300

                             EQUISTAR CHEMICALS, LP

The following table presents the details of "Operating income (loss)" as presented above in the "Unallocated" column for the years ended December 31, 2001, 2000 and 1999.

Millions of dollars                                                         2001           2000          1999
-------------------                                                       ----------     ---------     ----------
Expenses not allocated to petrochemicals and polymers:
  Principally general and administrative expenses                           $ (166)       $  (175)      $  (240)
  Unusual charges                                                              (22)            --           (96)
                                                                          ----------     ---------     ----------
    Total--Unallocated                                                      $ (188)       $  (175)      $  (336)
                                                                          ==========     =========     ==========

The following table presents the details of "Total assets" as presented above in the "Unallocated" column as of December 31, for the years indicated:

Millions of dollars                                                         2001           2000          1999
-------------------                                                      ----------     ---------     ----------
Cash                                                                       $   202        $    18       $   108
Accounts receivable--trade and related parties                                  17             16            18
Prepaids and other current assets                                               20             17            22
Property, plant and equipment, net                                              44             56            58
Goodwill, net                                                                1,053          1,086         1,119
Other assets                                                                   149            162           189
                                                                          ----------     ---------     ----------
                                                                           $ 1,485        $ 1,355       $ 1,514
                                                                          ==========     =========     ==========

18.  SUBSEQUENT EVENT

Early in 2002, Lyondell and Occidental agreed in principle for Lyondell's acquisition of Occidental's 29.5% share of Equistar and Occidental's purchase of an equity interest in Lyondell. Upon completion of these transactions, Lyondell's ownership interest in Equistar would increase to 70.5%. Millennium holds the remaining 29.5% interest in Equistar. There can be no assurance that the proposed transactions will be completed.